Exhibit 10.1

MAXAR TECHNOLOGIES INC.

as Borrower

– and –

ROYAL BANK OF CANADA

as Administrative Agent

– and –

ROYAL BANK OF CANADA

as Collateral Agent

– and –

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

RBC CAPITAL MARKETS1,
BOFA SECURITIES, INC.,
Barclays Bank plc and
BMO Capital Markets,

as Joint Bookrunners and Lead Arrangers for the Revolving Facility,

and

RBC CAPITAL MARKETS,
BOFA SECURITIES, INC.,
Barclays Bank plc,
BMO Capital Markets,
JPMorgan Chase Bank, N.A.,
Capital One, National Association,
Goldman Sachs Bank USA,
Morgan Stanley Senior Funding, Inc.,
Citizens Bank, N.A. and
ING Bank N.V.,

as Joint Bookrunners and Lead Arrangers for the Initial Term Facility

Dated as of June 14, 2022

1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Article 1 INTERPRETATION		1

1.1	Defined Terms	1
1.2	Computation of Time Periods	59
1.3	Accounting Terms	59
1.4	Incorporation of Schedules	60
1.5	Gender; Singular, Plural, etc.	60
1.6	Use of Certain Words	60
1.7	Successors, etc.	60
1.8	Interpretation not Affected by Headings, etc.	61
1.9	General Provisions as to Certificates and Opinions, etc.	61
1.10	Pro Forma and Other Calculations	61
1.11	Calculation of Baskets and Ratios	62
1.12	Limited Condition Acquisitions	62
1.13	Amendment and Restatement	63
1.14	Interest Rates, Benchmark Notification	63
1.15	Currency Equivalents Generally	64
1.16	Additional Alternative Currencies	64
1.17	CDOR Discontinuation	65
1.18	Divisions	66
1.19	Letter of Credit Amounts	66
1.20	Revocability of Notices	66

Article 2 THE CREDIT FACILITIES		67

2.1	Credit Facilities	67
2.2	Repayment	70
2.3	Mandatory Reductions and Prepayments	71
2.4	Voluntary Reductions and Prepayments	73
2.5	Payments	73
2.6	Computations	75
2.7	Fees	75
2.8	Interest on Overdue Amounts	75
2.9	Where Borrower Fails to Pay	75
2.10	Evidence of Indebtedness	76
2.11	Administrative Agent’s Discretion on Allocation	76
2.12	Rollover and Conversion	76
2.13	Extensions of Revolving Facility Maturity Date	77
2.14	Extensions of Maturity Dates of Term Facilities	78
2.15	Incremental Facilities	79
2.16	Refinancing of Credit Facilities	82

Article 3 ADVANCES AND LOANS		83

3.1	Advances	83
3.2	Making the Advances	83
3.3	Interest on Loans	84
3.4	Benchmark Replacement Setting	85

Article 4 [RESERVED]		87

Article 5 LETTERS OF CREDIT	87

5.1	Letters of Credit Commitment	87
5.2	Letters of Credit	88
5.3	Notice of Issuance	88
5.4	Form of Letter of Credit	89
5.5	Procedure for Issuance of Letters of Credit	89
5.6	Payment of Amounts Drawn Under Letters of Credit	89
5.7	Fees	90
5.8	Obligations Absolute	91
5.9	Nature of Lenders’ Duties	91
5.10	Cash Collateral upon Acceleration Date, Maturity	92
5.11	Addition of an Issuing Bank; Resignation by an Issuing Bank	93
5.12	Provisions Related to Extended Revolving Credit Commitments	93

Article 6 CLOSING CONDITIONS		94

6.1	Closing Conditions to Initial Availability	94
6.2	General Conditions for Accommodations after the Closing Date	96
6.3	Conversions and Rollovers	96
6.4	Deemed Representation	96
6.5	Conditions Solely for the Benefit of the Lenders	96
6.6	No Waiver	97

Article 7 REPRESENTATIONS AND WARRANTIES		97

7.1	Existence	97
7.2	Corporate Authority	97
7.3	Authorization, Governmental Approvals, etc.	97
7.4	Enforceability	97
7.5	No Breach	98
7.6	Litigation	98
7.7	Subsidiaries	98
7.8	Compliance	98
7.9	Insurance	99
7.10	No Default	99
7.11	Material Contracts	99
7.12	Permits	99
7.13	Ownership of Assets; Flood Insurance	99
7.14	Intellectual Property	99
7.15	Taxes	99
7.16	Expropriation	100
7.17	MAE	100
7.18	Disclosure	100
7.19	Environmental, Health and Safety	100
7.20	Financial Condition	100
7.21	ERISA	100
7.22	Labor Matters	101
7.23	Investment Company Status	101
7.24	Federal Reserve Regulations	101
7.25	Anti-Corruption Laws and Sanctions	101
7.26	AML Legislation	102
7.27	Collateral Representations	102
7.28	Solvency	102

Article 8 SECURITY		102

8.1	Security	102
8.2	[Reserved]	103
8.3	Share Pledges	103
8.4	Material Real Property	103
8.5	Continued Perfection of Security	103
8.6	Agreed Security Principles	104
8.7	Release of Security	105
8.8	Excluded Swap Obligations	106

Article 9 INSURANCE		106

9.1	Insurance	106
9.2	Policies	107
9.3	Evidence	107
9.4	Payment of Premiums	107
9.5	Extension/Incremental/Refinancing Amendments	107

Article 10 COVENANTS		108

10.1	Affirmative Covenants	108
10.2	Negative Covenants	114
10.3	Administrative Agent May Perform Covenants	122

Article 11 CHANGES IN CIRCUMSTANCES		123

11.1	Illegality	123
11.2	[Reserved]	123
11.3	[Reserved]	123
11.4	Increased Costs	123
11.5	Indemnification	124
11.6	Taxes, Costs, etc.	125
11.7	Affected Lender	129

Article 12 EVENTS OF DEFAULT		130

12.1	Events of Default	130
12.2	Effect	132
12.3	Right of Set-Off	133
12.4	Currency Conversion After Acceleration	133
12.5	Application and Sharing of Payments After Acceleration	133

Article 13 THE AGENTS AND THE LENDERS		133

13.1	Authorization and Action	133
13.2	Certain ERISA Matters	134
13.3	Duties and Obligations	135
13.4	Agents and Affiliates	136
13.5	Lender Credit Decision	136
13.6	Indemnifications	137
13.7	Successor Administrative Agent	137
13.8	Sub-Agent or Co-Agent of Administrative Agent	138
13.9	Assignment of Documents to Successor Administrative Agent	138
13.10	Successor Collateral Agent	138
13.11	Sub-Agent or Co-Agent of Collateral Agent	138
13.12	Assignment of Documents to Successor Collateral Agent	139
13.13	Collective Action of the Lenders	139

13.14	No Other Duties, etc.	139
13.15	Hypothecary Representative	139
13.16	Withholding Taxes	140
13.17	Erroneous Payments	140
13.18	Administrative Agent May File Proofs of Claim	141
13.19	Cash Management Obligations; Hedging Obligations	142

Article 14 MISCELLANEOUS		142

14.1	Sharing of Payments; Records	142
14.2	Amendments, Waivers and Releases	143
14.3	Notices, etc.	147
With respect to the Borrower:		147
With respect to the Administrative Agent:		148
14.4	No Waiver; Remedies	149
14.5	Expenses	149
14.6	Judgment Currency	150
14.7	Governing Law	150
14.8	Successors and Assigns	151
14.9	Conflict	155
14.10	Confidentiality	155
14.11	FOCI	157
14.12	Severability	157
14.13	Prior Understandings	157
14.14	Counterparts	157
14.15	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	157
14.16	No Advisory or Fiduciary Responsibility	158
14.17	Interest Rate Limitation	158
14.18	Acknowledgement Regarding Any Supported QFCs	159

SCHEDULES

1.	Commitments
2.	Accommodation Request
3.	Compliance Certificate
4.	Assignment and Acceptance
5.	Guarantee
6.	Certain Existing Permitted Liens
7.	Corporate Structure
8.	Applicable Margin
9.	Notice of Reduction
10.	Existing Letters of Credit
11.	Required Approvals, etc.
12.	Post Closing Obligations
13.	Unrestricted Subsidiaries
14.	Second Lien Intercreditor Agreement
15.	Solvency Certificate
16.	Closing Certificate
17.	Permitted Investments
18.	Existing Security

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of June 14, 2022

AMONG:

MAXAR TECHNOLOGIES INC.,

as Borrower

OF THE FIRST PART

AND:

ROYAL BANK OF CANADA,

as Administrative Agent

OF THE SECOND PART

AND:

ROYAL BANK OF CANADA,

as Collateral Agent

OF THE THIRD PART

AND:

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders

OF THE FOURTH PART

WHEREAS the Borrower, the Administrative Agent and certain of the Lenders are the parties to the Existing Credit Agreement (as defined below);

AND WHEREAS the Borrower, the Administrative Agent and the Lenders have agreed to make available the Credit Facilities and to do so by amending and restating the Existing Credit Agreement upon the terms and subject to the conditions of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms.

As used in this Agreement, including the recitals and the Schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

“2023 Senior Secured Notes” means the 9.75% senior secured notes in the principal amount of $1 billion due December 31, 2023 which were issued by SSL Robotics LLC on December 2, 2019 and assumed by the Borrower on December 11, 2019 and which constitute First Lien Obligations.

“ABR” means the highest of (a) the prime commercial lending rate for loans denominated in US Dollars announced or established by the Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, (b) the Federal Funds Effective Rate plus 0.75% per annum, (c) one-month Adjusted Term SOFR plus 1.00% per annum and (d) 1.00% per annum. The prime commercial lending rate is not necessarily the lowest rate charged by the Administrative Agent to its customers. Any change in the ABR due to a change in the prime commercial lending rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective on the opening of business on the day specified in the public announcement of such change in the prime commercial lending rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as applicable.

“ABR Loan” means each Loan bearing interest based on the ABR, and in any event shall include all Swingline Advances made in US Dollars.

“Acceleration Date” means the first date on which (a) an Event of Default specified in Section 12.1(8) or 12.1(9) shall occur or (b) an acceleration of the Obligations pursuant to Section 12.2(1)(b) shall occur.

“Accommodation” means:

(a)	an Advance by a Lender made on the occasion of a Borrowing pursuant to an Accommodation Request (whether given or deemed to be given) or otherwise made or deemed to have been made pursuant hereto; and

(b)	the issue of a Letter of Credit on the occasion of an Issuance pursuant to an Issue Notice;

and includes an Advance resulting from a Rollover or Conversion (whether requested or deemed to have been requested hereunder) or otherwise effected pursuant hereto.

“Accommodation Request” means a notice of request for an Accommodation substantially in the form of Schedule 2 annexed hereto, or such other form as the Administrative Agent may from time to time specify.

“Accounting Change” has the meaning set forth in Section 1.3(2).

“Accounting Change Notice” has the meaning set forth in Section 1.3(2).

“Acquisition” means any purchase or other acquisition made by the Borrower or any Subsidiary of Equity Interests of another Person that upon consummation of such acquisition or purchase becomes a Subsidiary (but excluding Equity Interests of any Subsidiary) or assets of another Person (but excluding assets of any Subsidiary) which constitutes a purchase or other acquisition of all or substantially all of the assets or business of such Person, or of assets constituting a business unit, a line of business or division of such Person.

“Additional Collateral” has the meaning set forth in Section 8.6(a).

“Additional Collateral Release Date” has the meaning set forth in Section 8.6(a).

“Adjusted EBITDA” means, for the Borrower and its Subsidiaries on a consolidated basis, in respect of any period and as determined in accordance with US GAAP, Consolidated Net Income for such period plus (without duplication):

(a)	the following to the extent deducted in determining Consolidated Net Income (except as set forth in clause (ii):

(i)	income tax expense;

(ii)	Interest Expense;

(iii)	depreciation, amortization and all other non-cash charges, losses or expenses;

(iv)	[reserved];

(v)	all reserves, provisions or fair value losses established in such period to the extent that such reserves, provisions or fair value losses do not relate to:

(A)            a payment made, or which becomes payable, during such period; or

(B)            a payment which is payable within 365 days from the end of such period;

(vi)	restructuring charges and related charges (which, for the avoidance of doubt, shall include facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs and excess pension charges);

(vii)	any fees and expenses related to the Transactions or fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(viii)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Debt,

(ix)	the amount of any loss attributed to non-controlling interests;

(x)	charges, losses, or expenses incurred to the extent covered by indemnification or refunding provisions in any document, including those pertaining to any acquisition consummated prior to the Closing Date, or any insurance, in each case, to the extent so reimbursed to Borrower or any Subsidiary; and

(xi)	any fees, expenses or charges attributable to the implementation of any Run Rate Adjustment (as defined below); plus

(b)	pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives and/or actions that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of a Senior Officer of the Borrower) within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative and/or action (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Adjusted EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such action (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken within the time frame described above) (any of the foregoing, a “Run Rate Adjustment”); plus

(c)	proceeds of business interruption insurance received during such period (to the extent not reflected as revenue or income in such period); plus

(d)	lost income that would have been generated by any failed satellite received during such period in an amount not to exceed the insurance proceeds received from such failed satellite; less

(e)	the following to the extent included in determining Consolidated Net Income (without duplication):

(i)	income tax benefits;

(ii)	non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Adjusted EBITDA in any prior period) including non-cash gains as a result of last-in first-out and/or first-in first-out methods of accounting; and

(iii)	the amount of any gains attributed to non-controlling interests;

provided that (i) the aggregate amount of Run Rate Adjustments added back pursuant to clause (b) above shall not exceed 20% of Adjusted EBITDA (determined before giving effect to all such adjustments) for any period of four consecutive Financial Quarters and (ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Adjusted EBITDA for any period (x) currency translation gains and losses related to currency remeasurements of indebtedness (including the net loss or gain (A) resulting from swap contracts for currency exchange risk and (B) resulting from intercompany indebtedness and other intercompany investments) and (y) all other foreign currency translation gains or losses.

Notwithstanding the foregoing, (a) Adjusted EBITDA for the Fiscal Quarter (i) ended June 30, 2021 shall be deemed to be $149 million, (ii) ended September 30, 2021 shall be deemed to be $133 million, (iii) ended December 31, 2021 shall be deemed to be $127 million and (iv) ended March 31, 2022 shall be deemed to be $102 million and (b) where applicable, Adjusted EBITDA (including the amounts set forth in the preceding clause (a)) shall be further adjusted on a pro forma basis in accordance with Section 1.10 with respect to any transaction(s) other than the Transactions.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Administrative Agent” means Royal Bank in its capacity as administrative agent hereunder and any successor administrative agent appointed in accordance with Article 13.

“Administrative Questionnaire” has the meaning set forth in Section 14.8(3)(d).

“Advance” means an advance of monies made or deemed to have been made by a Lender under a Credit Facility. An Advance in:

(a)	US Dollars shall be designated from time to time, as requested or deemed to have been requested by the Borrower, as a SOFR Loan or an ABR Loan.

(b)	Canadian Dollars shall be designated from time to time, as requested or deemed to have been requested by the Borrower, as a Canadian Prime Rate Loan or a CDOR Rate Loan;

(c)	Euro shall be designated from time to time, as requested or deemed to have been by the Borrower, as a Euribor Loan; and

(d)	British Pound Sterling shall be designated from time to time, as requested or deemed to have been by the Borrower, as a SONIA Loan;

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning set forth in Section 11.7(1).

“Affiliate” means, with respect to any Person (the “first Person”), any other Person which directly or indirectly controls (or is a member of a group which directly or indirectly controls), or is under common control with, or is controlled by, the first Person. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed to be an Affiliate of the Borrower solely by reason of its agency role or lending relationship.

“Affiliated Lender” means, collectively, any Affiliate of the Borrower (other than the Borrower and its Subsidiaries).

“Agent Parties” has the meaning set forth in Section 14.3(6)(b).

“Agents” means the Administrative Agent and the Collateral Agent, and “Agent” means either one of them.

“Agreed Security Principles” means the provisions set forth in Section 8.6.

“Agreement” means this restated credit agreement, as the same may be amended, restated, amended and restated, renewed, extended, supplemented, restated and/or otherwise modified from time to time in accordance with the terms hereof.

“Alternative L/C Currency” means each of Euro, Canadian Dollars and British Pounds Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.15.

“Alternative L/C Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative L/C Currency as determined by the Issuing Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative L/C Currency with Dollars.

“Alternative Revolver Currency” means each of Euro, Canadian Dollars, British Pounds Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.16.

“AML Legislation” means has the meaning set forth in Section 10.1(19)(a).

“Anti-Corruption Laws” means all Laws of any Sanctions Authority that apply to the Borrower or its Subsidiaries from time to time concerning or relating to bribery of government officials or public corruption.

“Applicable Margin” means a percentage per annum equal to:

(a)	with respect to the Revolving Facility Loans, the applicable rate set forth in Schedule 8 hereto; and

(b)	with respect to the Initial Term Loans: the applicable rate set forth in Schedule 8 hereto.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of extended Commitments, Incremental Commitments or Permitted Refinancings shall be the applicable percentages per annum set forth in the applicable Extension/Incremental/Refinancing Amendment; provided that in the case of the Initial Term Loans and any Class of Incremental Term Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.15(4) and (b) in respect of Letters of Credit that would not be characterized as “direct credit substitutes” (as determined by the applicable Issuing Bank, acting reasonably), the Applicable Margin for Letter of Credit Fees shall be decreased to be equal to 66⅔% of the Applicable Margins specified in Schedule 8; provided that, if any such Letter of Credit is determined by the Office of the Superintendent of Financial Institutions to be a “direct credit substitute” after the issuance thereof, the Applicable Margin shall be adjusted to be equal to 100% of the Applicable Margins for SOFR Loans in this definition with retroactive effect to the date of issuance thereof and the incremental issuance fee payable for the period from the date of issuance to the date of such determination shall be payable on the third Business Day of the next succeeding fiscal quarter following the date of such determination. The Applicable Margins in effect on the Closing Date are those margins specified opposite, in the case of the Revolving Facility Loans, Level IV and, in the case of the Initial Term Loans, Level II.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of (a) RBC Capital Markets, BofA Securities, Inc., Barclays Bank PLC and BMO Capital Markets, in connection with the Revolving Facility, and (b) RBC Capital Markets, BofA Securities, Inc., Barclays Bank PLC, BMO Capital Markets, JPMorgan Chase Bank, N.A., Capital One, National Association, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citizens Bank, N.A. and ING Bank N.V., in connection with the Initial Term Facility.

“Asset Sale” means:

(a)	the sale, lease, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or other assets (including by way of an Asset Securitization) (each a “Disposition”) of the Borrower or any Subsidiary (including any such sale, lease, conveyance, transfer or other disposition by means of a merger, consolidation, amalgamation or similar transactions, but for greater certainty excluding a write-down of assets); or

(b)	the issuance of Equity Interests of any Subsidiary or the sale of Equity Interests of any Subsidiary of the Borrower,

in each case, other than a Permitted Disposition.

“Asset Sale Prepayment Event” means (x) any Asset Sale and/or (y) any disposition of assets contemplated by paragraph (j), (to the extent outside of the ordinary course of business) (m) or (n) of the definition of “Permitted Disposition”; provided that, with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 2.3 unless and solely to the extent that the Fair Market Value of the assets disposed of from and at the Closing Date does not in the aggregate (i) in any one Financial Year exceed 7.5% of the Consolidated Total Assets as at the end of the most recently completed Financial Year, or (ii) during the period comprised of the four most recently completed Financial Years, exceed 20% of the Consolidated Total Assets as at the end of the most recently completed Financial Year; provided further that to the extent the net cash proceeds of any Asset Sale or other applicable disposition are used to voluntarily prepay Term Loans pursuant to Section 2.4, the Fair Market Value of such Asset Sale or other applicable disposition shall not be counted against the foregoing limitations.

“Asset Securitization” means an Asset Sale by or on behalf of a Person at the election of such Person involving Receivables Assets in the course of an asset securitization transaction and regardless of the form of asset securitization, and for the purposes of this Agreement shall include any disposition of accounts receivable.

“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Schedule 4 or such other form as may be approved by the Administrative Agent.

“Attributable Debt” means, in respect of any lease entered into by a Person or a Subsidiary thereof as lessee in connection with a sale-lease back transaction, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with US GAAP) of the lease payments of the lessee, including all rent and payments to be made by the lessee in connection with the return of the leased property, during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) but excluding for certainty, amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges; provided that if such lease constitutes a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Auction Agent” means (i) the Administrative Agent or (ii) any other financial institution or advisor employed by the Borrower or any Subsidiary (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any “Dutch auction” pursuant to Section 14.8(12); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of:

(a)	the greater of (x) $100 million and (y) 18.8% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis; plus

(b)	50% of Consolidated Net Income (which shall not be less than zero in any period) for the period from the first day of the fiscal quarter of the Borrower during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Borrower prior to the Available Amount Reference Time (this clause (b), the “Builder Component”); plus

(c)	the amount of any capital contributions made in cash to, or any proceeds of an equity issuance received by, the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Equity Interests; plus

(d)	the aggregate amount of Retained Declined Proceeds during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(e)	to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and its Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (g) below or any other provision of Section 10.2(9), the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Subsidiary from any JV Entity or Unrestricted Subsidiaries during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(f)	to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and its Subsidiaries, (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (g) below or any other provision of Section 10.2(9), or (iii) used to prepay Term Loans in accordance with Section 2.3(1)(a), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any JV Entity or Unrestricted Subsidiary during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; minus

(g)	the aggregate amount of (i) any Investments made pursuant to clause (o) of the definition of “Permitted Investments” (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment, including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Subsidiary or the sale, transfer, lease or other disposition of any such Investment), (ii) any Restricted Payment made pursuant to Section 10.2(9)(h) and (iii) any payments made pursuant to clause (iv) of Section 10.2(12), in each case, during the period commencing on the Closing Date through and including the Available Amount Reference Time (and, for purposes of this clause (g), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount.”

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark in any currency with respect of Loans denominated in such currency, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period with respect to Loans denominated in the applicable currency pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.4(5).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, Adjusted Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 3.4.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)	Daily Simple SOFR; or

(b)	the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for US Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than (i) in the case of the Initial Term Facility, 0.50% and (ii) in the case of the Revolving Facility, 0.00%, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the IOSCO Principles; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or in compliance with or aligned with the IOSCO Principles.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Facility Document in accordance with Section 3.4 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Facility Document in accordance with Section 3.4.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means, in respect of any Letter of Credit, the beneficiary specified therein.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12. U.S.C. § 1841(k)) of such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Maxar Technologies Inc., a Delaware corporation.

“Borrowing” means the making of an ABR Loan, a SOFR Loan, a Canadian Prime Rate Loan, a CDOR Rate Loan, a Euribor Loan or a SONIA Loan, in each case of the same Class and Type, made, converted, or continued on the same date and, in the case of SOFR Loans, CDOR Rate Loans and Euribor Loan, as to which a single Interest Period term is in effect.

“British Pounds Sterling” or “£” means the lawful currency of Great Britain.

“Builder Component” has the meaning set forth in clause (b) of the definition of “Available Amount”.

“Business Day” means any day other than a Saturday or a Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York; provided, that, (a) when used in connection with a SOFR Loan, or any other calculation or determination involving SOFR, the term “Business Day” means any day that is only a U.S. Government Securities Business Day, (b) when used in connection with CDOR Rate Loans or Canadian Prime Rate Loans, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto, Ontario, Canada, (c) when used in connection with Euribor Loans, the term “Business Day” shall also exclude any day that is a Target Day, and (d) when used in connection with SONIA Loans, the term “Business Day” shall also exclude any day that is not a SONIA Business Day.

“Canadian Dollars” and “C$” each mean lawful money of Canada.

“Canadian Prime Rate” means, at any time, the greater of:

(a)	the rate of interest per annum established in its sole discretion and reported by the Administrative Agent from time to time as the reference rate of interest it charges to customers for Canadian Dollar loans made by it in Canada (which is not necessarily the lowest rate that the Administrative Agent is charging any corporate customer); and

(b)	the rate of interest per annum equal to the sum of:

(i)	the average one month bankers’ acceptance rate as quoted on Reuters Service page CDOR as at 10:00 a.m. (Toronto time) on such day, expressed as a rate per annum; plus

(ii)	100 basis points,

provided that that if any such rate determined above is less than zero on any day, then such rate shall be deemed to be zero for such day; provided, further, that a certificate of the Administrative Agent, absent manifest error, shall be conclusive evidence of the Canadian Prime Rate from time to time. With each quoted or published change in such rate aforesaid of Royal Bank or such bankers’ acceptance rate, there shall be a corresponding change in any rate of interest payable under this Agreement based on the Canadian Prime Rate in accordance with the calculation above, all without the necessity of any notice thereof to the Borrower or any other Person.

“Canadian Prime Rate Loan” means each Loan bearing interest based on the Canadian Prime Rate, and in any event shall include all Swingline Advances made in Canadian Dollars.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment of the Borrower and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with US GAAP.

“Capital Lease” means a lease of (or other agreement conveying the right to use) real and/or personal property, which lease is required to be classified and accounted for as a capital lease on a balance sheet of the lessee under US GAAP.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof (that is, the amount in effect corresponding to the principal of such obligations), determined in accordance with US GAAP.

“Cash Collateral” has the meaning set forth in Section 5.10(1).

“Cash Collateralize” has the meaning set forth in Section 5.10(1).

“Cash Equivalents” means:

(a)	any readily-marketable securities or other investment property (i) issued by or directly, unconditionally and fully guaranteed or insured by the Canadian or United States federal governments or (ii) issued by any agency of the Canadian or United States federal governments the obligations of which are fully backed by the full faith and credit of the Canadian or United States federal governments, as the case may be;

(b)	any readily-marketable direct obligations issued by any other agency of the Canadian or United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, or any province or territory of Canada or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s;

(c)	any commercial paper rated at least “A-2” by S&P or “P-2” by Moody’s and issued by any Person organized under the laws of any state of the United States of America or Canada;

(d)	any US Dollar or Canadian Dollar denominated time deposit, demand deposit, insured certificate of deposit, overnight bank deposit, or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province of Canada, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators and (C) has Tier 1 capital (as defined in such regulations) in excess of $500 million or the Equivalent Amount in Canadian Dollars;

(e)	shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in paragraphs (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500 million or the Equivalent Amount in Canadian Dollars and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in Canada or the United States of America, as the case may be; and

(f)	investments otherwise consistent with the Borrower’s “Short Term Investment Policy” previously provided to the Administrative Agent as in effect on the date hereof.

provided, however, that the maturities of all obligations specified in any of paragraphs (a), (b), (c), (d) and (e) above shall not exceed 12 months.

“Cash Management Obligations” means all present and future indebtedness and other liabilities and obligations, whether contingent or absolute, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or a Subsidiary of the Borrower (whether alone or with another or others and whether as principal or surety) under (i) any cash management, cash aggregation, mirror or concentrator account, zero-balance or similar facility or arrangement entered into with any Lender, any Agent, or any Arranger or any Affiliate of a Lender, any Agent, or any Arranger or (ii) any corporate credit card or similar facilities provided by any Lender,any Agent, or any Arranger or any Affiliate of a Lender, any Agent, or any Arranger.

“Cash Manager” means any Lender, any Agent or any Arranger or any of their respective Affiliates that is owed any Cash Management Obligations.

“Casualty Prepayment Event” means, with respect to any property of the Borrower or any Subsidiary, any loss of or damage to, or any condemnation or other taking by an Official Body of, such property for which such Person receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property; provided that, with respect to any such casualty event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 2.3 unless and until the aggregate amount of Net Cash Proceeds from all such casualty events exceeds $10 million (the “Casualty Prepayment Trigger”) in any Financial Year, but then from all such Net Cash Proceeds (excluding amounts below the Casualty Prepayment Trigger).

“CDOR Rate” means, on any day, the annual rate of interest determined by the Administrative Agent which is equal to the average of the yield rates per annum (calculated on the basis for a year of 365 days) applicable to Canadian Dollar bankers’ acceptances having, where applicable, identical issue and comparable maturity dates as the proposed CDOR Rate Loan displayed and identified as such on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service at approximately 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if those rates do not appear on that CDOR Page, then the CDOR Rate shall be the discount rate (expressed as a rate per annum on the basis of a year of 365 days) applicable to those Canadian Dollar bankers’ acceptances in a comparable amount to a CDOR Rate Loan and having such specified term (or a term as closely as possible comparable to such specified term) as the proposed Rate Loan quoted by a Canadian chartered bank listed on Schedule I of the Bank Act (Canada) as selected by the Administrative Agent as of 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day; provided further that if any such rate determined above is less than 0.00% per annum on any day, then such rate shall be deemed to be 0.00% per annum for such day. Each determination of the CDOR Rate shall be conclusive and binding, absent manifest error.

“Casualty Prepayment Trigger” has the meaning specified in the definition of “Casualty Prepayment Event”.

“CDOR Rate Loan” means each Loan bearing interest based on the CDOR Rate.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means the acquisition by any Person or a combination of Persons acting jointly or in concert of beneficial ownership of more than 50% of the Equity Interests of the Borrower, whether now outstanding or issued after the date hereof, having ordinary voting power for the election of the directors of the Borrower (other than the creation of a holding company or similar transaction so long as the Persons who beneficially owned such Equity Interests of the Borrower immediately prior to the creation of such holding company or similar transaction beneficially own sufficient Equity Interests of the resultant entity immediately thereafter to elect a majority of its board).

“Change in Law” means:

(a)	the adoption of any law, rule, regulation or treaty or an interpretation or application thereof by any Official Body after the Closing Date;

(b)	any change in law, rule, regulation or treaty or in the interpretation or application thereof by any Official Body after the Closing Date; or

(c)	compliance by any Lender with any written request, guideline or directive (whether or not having the force of law but if not having the force of law being of a type with which Persons to whom it is directed are accustomed to comply) of any Official Body made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date);

provided that notwithstanding anything herein to the contrary (i) the United States Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, issued in connection therewith, or in implementation thereof, (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or Canadian or foreign regulatory authorities and applicable to the Lenders, in each case pursuant to Basel III, and (iii) all requests, rules, guidelines, requirements and directives pursuant to CRD IV shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class” when used in reference to (a) any Commitment, refers to whether such Commitment is in respect of the Initial Revolving Facility Commitments, the Initial Term Commitments, the Incremental Commitments under any Credit Facility or the Commitments under a Permitted Refinancing, as applicable and (b) any Loans, refers to whether such Loans are in respect of the Revolving Facility, the Initial Term Facility, an Incremental Revolving Facility Commitment or an Incremental Term Facility, as applicable.

“Closing Date” means June 14, 2022.

“Closing Date Facility” means, collectively, the Initial Term Facility and the Initial Revolving Facility.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the present and future assets and properties of the Loan Parties from time to time subject to, or intended by the terms of the Security to be subject to, the Liens of the Security Documents.

“Collateral Agent” means Royal Bank in its capacity as collateral agent hereunder and any successor collateral agent appointed in accordance with Article 13.

“Commitment” means, for a Lender in respect of a Credit Facility, the amount in respect of such Credit Facility set forth opposite such Lender’s name under the heading “Commitment” on Schedule 1 annexed hereto or in any applicable assignment pursuant to which such Lender became party hereto or acquired or sold any interests hereunder, in each case to the extent not permanently reduced, cancelled or terminated pursuant to this Agreement.

“Communications” has the meaning set forth in Section 14.3(6)(b).

“Commodity Exchange Act” means the United States Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Schedule 3 (or such other form as may be reasonably acceptable to the Administrative Agent) which has been duly executed by a Senior Officer.

“Confirmation” means the written confirmation of the Existing Security from the existing Guarantors and of the appointment of Royal Bank as the Collateral Agent hereunder, in a form satisfactory to the Administrative Agent, acting reasonably.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.4 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is necessary in connection with the administration of this Agreement and the other Credit Facility Documents).

“Consolidated Debt” means, as at any date of determination, the aggregate principal amount of all Debt of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with US GAAP but specifically excluding (x) any Debt which is not included in part (a), (b), (c) (solely to the extent drawn and not reimbursed or cash collateralized), (e) or (f) of the definition thereof and any guarantees of the foregoing types of Debt and (y) any Convertible Debt solely to the extent (1) any and all payments of principal due under the definitive documentation for such Convertible Debt are required to be by satisfied by the delivery of Equity Interests (other than Disqualified Equity Interests) (whether such Equity Interests are received by the holders of such debentures or notes as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures or notes) and such amounts are not payable by the issuer thereof in cash and (2) such Convertible Notes and any and all payments thereon are expressly subordinated to the Obligations pursuant to a subordination agreement that is reasonably satisfactory to the Administrative Agent; provided that, for the purpose of calculating Consolidated Debt, Non-Recourse Debt shall be the lesser of (i) the fair market value of all property of the Borrower or any Subsidiary subject to a Lien securing such Non-Recourse Debt (as demonstrated to the Administrative Agent’s reasonable satisfaction), and (ii) the amount of the obligations comprising such Non-Recourse Debt.

“Consolidated Net Debt” means, as of any date of determination, Consolidated Debt less any unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than any nonconsensual Lien that is permitted under the Credit Facility Documents, Liens of the Collateral Agent and Liens that are subordinated to or pari passu with the Liens of the Collateral Agent pursuant to an Intercreditor Agreement) in an an amount not to exceed $150,000,000 as of such date.

“Consolidated Net Debt Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Net Debt on such date to Adjusted EBITDA for the most recently ended Test Period.

“Consolidated Net Income” means for any period, the net income (loss) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with US GAAP; provided that the following shall be excluded:

(a)	all extraordinary, unusual or non-recurring items;

(b)	the after-tax effect of gains or losses attributable to asset sales made out of the ordinary course of business or gains or loses realized upon the disposal, abandonment or discontinuation of the operations of any of the Borrower or its Subsidiaries;

(c)	the cumulative effect of a change in accounting principles,

(d)	any net income (loss) of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is not (x) a JV Entity with outstanding third party indebtedness for borrowed money or (y) an Unrestricted Subsidiary, that (as reasonably determined by a responsible officer of the Borrower) could have been distributed by such Person during such period to the Borrower or a Subsidiary) as a dividend or other distribution or return on investment, subject, in the case of a dividend or other distribution or return on investment to a Subsidiary, to the limitations contained in clause (e) below,

(e)	solely for the purpose of determining the Available Amount, any net income (loss) of any Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Credit Facility Documents), except that the Borrower’s equity in the net income of any such Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Subsidiary during such period to the Borrower or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Subsidiary, to the limitation contained above in this clause (e)),

(f)	the after-tax effect of any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations,

(g)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrower or any Subsidiary (including pursuant to any sale-lease back transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a responsible officer or the board of directors of the Borrower),

(h)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts,

(i)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of indebtedness and any net gain (loss) from any write-off or forgiveness of Debt;

(j)	any unrealized gains or losses in respect of any obligations under any Hedging Instrument or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Hedging Instrument,

(k)	any unrealized foreign currency translation gains or losses in respect of indebtedness of the Borrower or any Subsidiary denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies,

(l)	any unrealized foreign currency translation or transaction gains or losses in respect of indebtedness or other obligations of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary,

(m)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by US GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development),

(n)	any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation,

(o)	any after-tax effect of income (loss) from the early extinguishment or cancellation of indebtedness or any obligations under any Hedging Instrument or other derivative instruments, and

(p)	any net unrealized gains and losses resulting from Hedging Instruments or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with US GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“control” of a Person (including, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event and without limitation, any Person or group of Persons acting together which owns directly or indirectly more than 50% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 50% of the partnership or other ownership interests of any other Person will be deemed to control such corporation or other Person. The terms “controlling” and “controlled” have meanings correlative thereto.

“Conversion” means, in respect of any Type of Borrowing, the conversion of the method for calculating interest, discount rates or fees thereon from one method to another in accordance with Section 2.12, and includes a conversion (i) from a Canadian Prime Rate Loan to a CDOR Rate Loan, and vice-versa, and (ii) from a SOFR Loan to an ABR Loan, and vice-versa. In addition, the repayment in full by the Borrower of the Principal Outstanding under an Accommodation under the Revolving Facility in one currency and the concurrent making of an Accommodation under the same Credit Facility in another currency, whereby the aggregate Equivalent Amount of US Dollars Principal Outstanding remains the same immediately before and after such transactions, shall also be considered to be a Conversion for all purposes of this Agreement.

“Convertible Debt” means any senior unsecured or subordinated unsecured debt securities of the Borrower that are not guaranteed by any Subsidiary and that are convertible into Equity Interests (other than Disqualified Equity Interests) of the Borrower (or cash in lieu of all or any portion of such Equity Interests) so long as (i) as immediately prior to and after giving effect thereto, no Default or Event of Default shall exist or would result therefrom and (ii) the maturity of such debt shall be no earlier than a date that is six months after the Latest Maturity Date and such debt shall have no scheduled principal payments prior to a date that is six months after the Latest Maturity Date.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 14.18.

“CRD IV” means: (a) Regulation (EU) No 575/2013 of the European Parliament and the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Counsel of June 26, 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Credit Facility” means, as the context requires, the Revolving Facility, the Initial Term Facility, any Incremental Facility or any Permitted Refinancing; and “Credit Facilities” means, as the context requires, any or all of such credit facilities.

“Credit Facility Documents” means this Agreement, the Security Documents, each Credit Facilities Guarantee, the Letters of Credit issued hereunder, any Issue Notice, any Intercreditor Agreement(s), and any promissory notes evidencing any Loan hereunder.

“Credit Facilities Guarantee” means (a) any Guarantee of the Secured Obligations made by each Guarantor from time to time in favor of the Administrative Agent for the benefit of the applicable Secured Parties, substantially in the form of Schedule 5 and (b) any other Guarantee of the Secured Obligations made by a Guarantor for the benefit of the applicable Secured Parties, in form and substance acceptable to the Administrative Agent, acting reasonably.

“Current Assets” means, at any time, the consolidated current assets (other than unrestricted cash and Cash Equivalents) of the Borrower and its Subsidiaries that would, in accordance with US GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Debt, (b) outstanding Revolving Facility Loans and Letters of Credit (or unreimbursed amounts in respect thereto) and Swingline Advances, (c) accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), (d) accruals for current or deferred Taxes based on income or profits, (e) accruals of any costs or expenses to the extent permitted to be included in the calculation of Adjusted EBITDA pursuant to sub-clause (v), (vi) and (vii) thereof or to the extent relating to extraordinary, unusual or non-recurring item, (f) pension liabilities and (g) derivative financial instruments.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five Business Days prior to such SOFR Rate Day, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Agent, then the Administrative Agent may establish another convention in its discretion.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to for any principal, interest, fees, commissions or other amounts denominated in British Pounds Sterling or calculated with respect thereto, the greater of (i) the sum of (x) SONIA for the day (such day “i”) that is three (3) SONIA Business Days prior to (A) if such SONIA Interest Day is a SONIA Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Interest Day, in each case, as published by the SONIA Administrator on the SONIA Administrator’s Website, plus (y) 0.1193% per annum, and (ii) 0.0%. If by 5:00 pm (London time) on the second SONIA Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SONIA has not occurred, then SONIA for such day “i” will be SONIA as published in respect of the first preceding SONIA Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than two consecutive SONIA Interest Days. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Debt” of any Person means (without duplication, all as calculated in accordance with US GAAP, and whether with or without recourse):

(a)	all indebtedness of such Person for borrowed money, including obligations with respect to bankers’ acceptances;

(b)	all indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments;

(c)	all indebtedness of such Person for contingent reimbursement obligations with respect to letters of credit or letters of guarantee which provide credit support for obligations which would otherwise constitute Debt of such Person within the meaning of this definition or for drawn reimbursement obligations with respect to letters of credit, letters of guarantee and surety bonds; provided that Debt shall not include cash-collateralized (but otherwise unsecured) letters of credit, letters of guarantee or surety bonds;

(d)	all indebtedness of such Person for the deferred purchase price of property or services, other than:

(i)	trade indebtedness on commercially reasonable terms accounted for as accounts payable or deferred revenue; and

(ii)	commercially reasonable payment terms intended to reflect the commercial interests of contracting parties as opposed to the granting of credit;

each as incurred in the ordinary course of business, net of prepayments thereof;

(e)	all Purchase Money Obligations (including indebtedness in respect of which the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of the purchased property, in which case the amount attributed to Debt shall be the lesser of such indebtedness and the fair market value of the property to which recourse is limited);

(f)	all Capital Lease Obligations and other Attributable Debt;

(g)	the amount for which any Equity Interests in the capital of any such Person that is a corporation or other entity may be redeemed if the holders of such Equity Interests are entitled at such time to require such Person to redeem such Equity Interests, or if such Person is otherwise obligated at such time to redeem such Equity Interests, in each case whether on notice or otherwise (excluding any amounts so attributable to Equity Interests held by the Borrower or a Subsidiary of the Borrower);

(h)	the amount of any earn-out obligation which is reflected as a liability on the balance sheet of such Person in accordance with US GAAP; and

(i)	the maximum amount which may be outstanding at any time of all Debt of the kinds referred to in (a) through (h) which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire (whether or not such Person has assumed or become liable for the payment of such Debt);

if and to the extent any of the preceding items (other than letters of credit, letters of guarantee and surety bonds) would appear as a liability upon a balance sheet (excluding the notes thereto) of the specified Person prepared in accordance with US GAAP; provided that any obligation or liability in connection with an Asset Securitization that constitutes a Permitted Disposition under part (f) of such definition shall not constitute Debt.

“Debt Incurrence Prepayment Event” means any issuance or incurrence by the Borrower or any Subsidiary of any Debt (other than Permitted Debt unless such Debt is Refinancing indebtedness in respect of any of the Credit Facilities).

“Declining Lender” has the meaning set forth in Section 2.1(7)(b).

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Euribor Loan, the determination of the applicable interest rate is subject to Section 2.12 to the extent that Euribor Loan may not be converted to, or continued as, Euribor Loan, pursuant thereto) and (b) with respect to overdue interest, the interest rate applicable to ABR Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deferred Net Cash Proceeds” has the meaning set forth in the definition of “Net Cash Proceeds”.

“Deferred Net Cash Proceeds Payment Date” has the meaning set forth in the definition of “Net Cash Proceeds”.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any Subsidiary in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to a certificate of a Senior Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disposition” has the meaning set forth in clause (a) of the definition of “Asset Sale”.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are putable or exchangeable, or upon the happening of any event, mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Equity Interests provide that such Equity Interests shall not be required to be repurchased or redeemed until the Latest Maturity Date then in effect has occurred or the terms of such Equity Interests provide that such Person may not repurchase or redeem such Equity Interests unless such repurchase or redemption would comply with this Agreement (including as a result of a waiver hereunder)), in whole or in part, or require the scheduled payment of dividends in cash, in each case prior to the date that is 91 days after the Latest Maturity Date (provided that only the portion of the Equity Interests which so matures or is so mandatorily redeemable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests).

“Disqualified Lenders” means (a) such Persons who are competitors of the Borrower and its Subsidiaries that are designated as “Disqualified Lenders” by written notice delivered by the Borrower to the Administrative Agent from time to time, (b) any of their respective Affiliates that are either (i) identified in writing by the Borrower to the Administrative Agent from time to time or (ii) clearly identifiable solely on the basis of the similarity in such Affiliate’s name; and (c) any Lender that has made an incorrect representation or warranty with repsect to not being a Net Short Lender as provided in any Assignment and Acceptance, as notified by the Borrower to the Administrative Agent by written notice; provided that any supplements to the list of Disqualified Lenders shall (x) not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Credit Facilities in accordance with the terms hereof and (y) in the case of clauses (a) and (b)(i) above, become effective on the date falling three Business Days following delivery of the applicable written notice to the Administrative Agent. The schedule of Disqualified Lenders shall be maintained with the Administrative Agent and may be provided to a Lender upon request to the Administrative Agent but shall not otherwise be posted to the Lenders. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender.

“Distressed Person” has the meaning specified in the definition of “Lender-Related Distress Event”.

“Distribution” means each of the following payments and other actions set forth below:

(a)	any dividend or any distribution of any kind or character (whether in cash, securities or other property) on account of (i) any class of the Borrower’s Equity Interests or (ii) any warrants, options or other rights to acquire any Equity Interests made or granted to the holders thereof (including any payment to holders of Equity Interests in connection with а merger, amalgamation or consolidation involving the Borrower);

(b)	any purchase, repurchase, redemption, or other acquisition or retirement for value of the Borrower’s Equity Interests or any warrants, options or other rights to acquire any such Equity Interests); and

(c)	any optional payment, purchase, repurchase, redemption or other acquisition or retirement for value of principal or interest, in each case prior to the date upon which such amounts are scheduled to become due, on any Subordinated Debt;

provided that, for greater certainty, а Distribution shall for purposes of this Agreement be considered to have taken place at the time of the relevant payment or other action described above and not at the time the same is authorized.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ECF Percentage” means (i) 50% if the First Lien Net Leverage Ratio at the end of such ECF Period is greater than 4.00:1.00, (ii) 25% if the First Lien Net Leverage Ratio at the end of such ECF Period is less than or equal to 4.00:1.00 and greater than 3.50:1.00 and (iii) 0% if the First Lien Net Leverage Ratio at the end of such ECF Period is less than or equal to 3.50:1.00.

“ECF Period” means each Financial Year of the Borrower commencing with the Financial Year ending December 31, 2023.

“ECP Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Election Date” has the meaning set forth in Section 2.13(2).

“Employee Benefit Plan” means any “employee benefit plan” as defined in section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party or any of its respective ERISA Affiliates, other than any plan not subject to United States law.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable Laws, Permits or requirements of any Official Body (including consent decrees to which any Loan Party or any Subsidiary is a party or otherwise subject, and administrative orders which may affect any Loan Party or any Subsidiary) relating to human health and safety (to the extent relating to human exposure to Hazardous Materials), protection of the Environment and the Release of Hazardous Materials.

“Environmental Liability” means any liability and/or obligation under Environmental Laws, including with respect to any Release, violations of Environmental Law, or any environmental damage to, any contamination of, or any exposure to Hazardous Materials of, any person, property, or the Environment, including all liabilities and obligations arising from or related to any remediation of surface, underground, air, groundwater or surface water contamination; restorations and reclamations required under Environmental Laws; any Release in violation of Environmental Laws; the violation of pollution standards; and personal injury (including sickness, disease or death) and property damage arising from any of the foregoing.

“Equity Interests” means, with respect to any Person, any shares, partnership units or other ownership or profit interests in such Person, whether voting or non-voting.

“Equivalent Amount” of US Dollars means, as at any date, the amount of US Dollars into which a specified amount of another currency can be converted

(d)	at such rate as the Administrative Agent may determine, acting reasonably.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of section 414 of the Code or section 4001 of ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (ii) the existence with respect to any Employee Benefit Plan of a non-exempt “Prohibited Transaction” (within the meaning of section 406 of ERISA or Section 4975(c) of the Code); (iii) the failure to meet the minimum funding standard of section 412 of the Code or section 302 of ERISA; (iv) the filing, pursuant to section 412(c) of the Code or section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any US Pension Plan; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of section 430 of the Code or section 303 of ERISA); (vi) the provision by the administrator of any Pension Plan pursuant to section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in section 4041(c) of ERISA; (vii) the withdrawal by any Loan Party or any of its respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of their respective ERISA Affiliates pursuant to section 4063 or 4064 of ERISA; (viii) the incurrence by any Loan Party or any of its respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan; (ix) the institution by the Pension Benefit Guaranty Corporation (or any successor thereto) of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (x) the imposition of liability on any Loan Party or any of its respective ERISA Affiliates pursuant to section 4062(e) or 4069 of ERISA or by reason of the application of section 4212(c) of ERISA; (xi) the withdrawal of any Loan Party or any of its respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of sections 4203 or 4205 of ERISA, respectively) from any Multiemployer Plan if there is any potential liability therefor; (xii) the receipt by any Loan Party or any of its respective ERISA Affiliates of notice from any Multiemployer Plan (A) concerning the imposition of withdrawal liability, (B) that it is insolvent pursuant to section 4245 of ERISA, (C) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of section 432 of the Code or section 305 of ERISA) or (D) that it intends to terminate or has terminated under section 4041A or 4042 of ERISA; or (xiii) the imposition of a Lien pursuant to section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to it in Section 13.17(1).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 13.17(4).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”, “EUR” and “€” mean the lawful currency of any member state of the European Union introduced in accordance with the EMU Legislation.

“Euribor” means, for any Interest Period with respect to any Euribor Loan, (A) the rate of interest appearing on the Refinitiv Page EURIBOR01 (or any successor or substitute page of such service, or any successor such service as determined by the Administrative Agent) as the Euro Interbank Offered Rate for deposits in Euros for a term comparable to such Interest Period at approximately 11:00 a.m. (London time) on the relevant quotation date (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) and (B) if such rate is not available at such time for any reason, then the “Euribor” for such Interest Period shall be determined in accordance with Section 1.17; provided that if Euribor is quoted but there is no such quotation for the elected Interest Period, the Euribor shall be equal to the Interpolated Screen Rate; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower; and if the Euribor shall be less than 0.00% per annum, such rate shall be deemed equal to 0.00% per annum for purposes of this Agreement.

“Euribor Loan” means a Loan that bears interest at a rate based on Euribor.

“Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euro as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euro with Dollars.

“Event of Default” means any of the events specified in Section 12.1.

“Excess Cash Flow” means, for any ECF Period, in respect of the Borrower and its Subsidiaries on a consolidated basis, Consolidated Net Income:

(a)	increased by the sum, without duplication, of:

(i)	decreases in working capital (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any such decreases arising from (A) foreign currency losses recognized in other comprehensive income relating to translation of foreign currency balances to the Borrower’s presentation currency for consolidation purposes; (B) reclassification of non-current assets and liabilities from/to Current Assets and Current Liabilities; (C) changes in accounts payable and accrued liabilities associated with amounts capitalized in property and equipment; and (D) the acquisition of any Person by the Borrower and its Subsidiaries;

(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period);

(iii)	extraordinary, unusual or non-recurring cash gains;

(iv)	cash receipts in respect of Hedging Instruments during such period to the extent not otherwise included in arriving at such Consolidated Net Income;

(v)	amounts designated as Reserved Funds in a prior period and re-designated pursuant to the definition thereof as no longer constituting Reserved Funds (but not including any such Reserved Funds used to fund one or more Permitted Reserved Funds Uses or not used for a Permitted Reserved Funds Use within the 18 month period referred to in the definition of “Reserved Funds”); and

(vi)	an amount equal to the net non-cash loss on dispositions by the Borrower and its Subsidiaries during such period (other than dispositions made in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(b)	decreased by the sum, without duplication (and without duplication of any amounts that reduce the Excess Cash Flow prepayment amount pursuant to clauses (i) or (ii) of Section 2.3(1)(b), of:

(i)	increases in working capital (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any increases arising from (A) foreign currency gains recognized in other comprehensive income relating to translation of foreign currency balances to the Borrower’s presentation currency for consolidation purposes; (B) reclassification of non-current assets and liabilities to/from Current Assets and Current Liabilities; (C) changes in accounts payable and accrued liabilities associated with amounts capitalized in property and equipment; and (D) the acquisition of any Person by the Borrower and its Subsidiaries;

(ii)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income;

(iii)	an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(iv)	extraordinary, unusual or non-recurring cash charges;

(v)	repayments, repurchases or other retirements of long-term Debt (including (A) the principal component of Capital Lease Obligations, (B) the amount of repayment of Loans pursuant to Section 2.2(1)(b)(i), (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 2.3(1)(a) to the extent required due to a disposition that resulted in an increase in Consolidated Net Income (and not in excess of any such increase) and (D) non-pro rata open market purchases of Term Loans pursuant to Section 14.8(12) in an amount equal to (x) the actual purchase price paid in cash with respect thereto and (y) the par amount of such Term Loans so repurchased), but excluding other repayments, repurchases or retirements of the Loans deducted pursuant to Section 2.3(1)(b)), made by the Borrower and its Subsidiaries, but only to the extent that such repayments, repurchases or retirements (x) by their terms cannot be re-borrowed or redrawn and (y) were not financed with the proceeds of long-term Debt;

(vi)	payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Debt, to the extent not already deducted from Consolidated Net Income;

(vii)	any Permitted Acquisitions, Investments permitted by this Agreement (except for Investments in the Borrower or any Subsidiary, in Cash Equivalents or made in reliance on clause (b) of the Available Amount) and permitted Distributions for such ECF Period or (except for Distributions made to the Borrower or any Subsidiary or made in reliance on clause (b) of the Available Amount) or (without duplication of amounts deducted from Excess Cash Flow in other ECF Periods) for the immediately following ECF Period (but only if and to the extent funded prior to the date on which such prepayment is actually made for such ECF Period in accordance with Section 2.3(1)(b)) that are not funded from the proceeds of long-term Debt;

(viii)	any premium paid in cash during such period in connection with the prepayment, redemption, defeasance or other satisfaction prior to scheduled maturity of Debt permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder;

(ix)	any Capital Expenditures and expenditures with respect to acquired or internally developed software and technologies during such ECF Period or (without duplication of amounts deducted from Excess Cash Flow in other ECF Periods) during the immediately following ECF Period (but only if and to the extent funded prior to the date on which such prepayment is actually made for such ECF Period in accordance with Section 2.3(1)(b)) except to the extent funded with the proceeds of long-term Debt;

(x)	the aggregate amount of expenditures made by the Borrower and its Subsidiaries in cash during such period to the extent that such expenditures are not expensed during such period and are not funded with the proceeds of long-term debt;

(xi)	without duplication of any amount in clause (a) above, amounts of internally generated cash designated as Reserved Funds during such period and not expended in such period; and

(xii)	cash expenditures in respect of Hedging Instruments during such period to the extent not otherwise deducted in arriving at such Consolidated Net Income.

“Excluded Collateral” has the meaning set forth in Section 8.6(a).

“Excluded Perfection Actions” means (i) any action to perfect any pledge, security interest any mortgage by means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s) and jurisdictions, (B) filings in the applicable real estate records with respect to any Material Real Property required to be subject to a Mortgage by the terms hereof or any fixtures relating to such Material Real Property, (C) filings with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to Intellectual Property to the extent expressly required in the Credit Facility Documents, (D) Mortgages in respect of Material Real Property and (E) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of Equity Interests and instruments, in each case, as expressly required in the Credit Facility Documents, (ii) to enter into any control agreement or similar arrangements with respect to cash and Cash Equivalents, other deposit accounts or securities and commodities accounts, (iii) to enter into an assignment agreement, collateral assignment agreement or other similar security agreement with respect to the rights of any Loan Party under or with respect to the definitive documentation for any Permitted Acquisition or other Permitted Investment or any business interruption insurance policy (provided that the rights and interests of the Loan Parties thereunder, and the security interests of the Administrative Agent therein, shall not constitute Excluded Property or otherwise be excluded from the Collateral, (iv) to obtain or deliver leasehold real property mortgages, landlord lien waivers, estoppels or collateral access agreements, (v) to take any perfection action (other than the actions listed in clauses (i)(A) and (E) above) with respect to assets not located in the United States of any Loan Party (including any Intellectual Property of any Loan Party registered or applied for in any jurisdiction outside the United States) or enter into any security document governed by the Laws of a jurisdiction other than (A) a jurisdiction within the United States or (vi) take any actions to create or perfect any security interests in any Excluded Collateral or to make enforceable any such security interests in such Excluded Collateral; provided that, notwithstanding the foregoing, in the event any Loan Party takes (or is required to take) any action to grant or perfect a Lien to secure obligations under the Senior Secured Notes in any assets, such Loan Party shall also take such action to grant or perfect a Lien in favor of the Collateral Agent to secure the Secured Obligations.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) Immaterial Subsidiaries, (c) any Subsidiary prohibited by any applicable contractual requirement permitted under this Agreement or Requirements of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), so long as in each case such contractual restrictions have not been entered into in contemplation of such acquisition or designation (and including any requirement to obtain the consent of any governmental authority or third party pursuant to any such contractual requirement referred to in this clause (c)), (d) any Subsidiary that is an “investment company” under the Investment Company Act of 1940 (or would be if it were to provide or maintain a Guarantee), (e) any Foreign Subsidiary, (f) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC whose guarantee would otherwise reasonably be expected to result in a material adverse tax consequence as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) any FSHCO, (h) any not-for-profit Subsidiary or any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary of such Subsidiary), (i) any joint venures or any Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of this Agreement (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary) and (j) any Subsidiary that the Borrower and the Administrative Agent reasonably agree that the cost (including any tax cost), burden, difficulty or consequence of providing a Guarantee is excessive in relation to the value afforded thereby. Notwithstanding the foregoing, no Senior Note Unsecured Guarantor or Senior Note Secured Guarantor shall constitute an Excluded Subsidiary.

“Excluded Swap Obligations” means, with respect to any Person providing a Guarantee, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee of such Person of, or the grant by such Person of a Lien to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Person or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one Hedging Instrument, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation or required to be withheld or deducted from a payment to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder or under any other Credit Facility Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the applicable jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in the applicable Commitment, or if such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such a Loan (other than, in each case, pursuant to an assignment request under Section 11.7) or (ii) designates a new Lending Office, except in each case to the extent that the relevant Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 11.6(1), (c) Taxes attributable to such recipient’s failure to comply with Section 11.6(7) and 11.6(9), and (d) any withholding Tax imposed under FATCA.

“Existing 2027 Senior Secured Notes” means the 7.54% senior secured notes in the principal amount of $150 million due December 31, 2027, which were issued by Borrower on June 25, 2020 and which constitute First Lien Obligations.

“Existing Credit Agreement” means that certain Restated Credit Agreement, dated as of October 5, 2017, among the Borrower, MDA Systems Holdings Ltd., the Administrative Agent, the Collateral Agent, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Letters of Credit” means (i) each letter of credit previously issued for the account of the Borrower or any of its Subsidiaries by RBC, Bank of America, N.A. and JPMorgan Chase Bank, N.A. under the Existing Credit Agreement and outstanding on the Closing Date, including those described in Part I of Schedule 10 and (ii) each Existing WF Letter of Credit.

“Existing Security” means all “Security” (as defined in the “Existing Credit Agreement”) previously granted by the Borrower and the existing Guarantors in accordance with the Existing Credit Agreement, and held by Royal Bank in its capacity as Collateral Agent under the Existing Credit Agreement as continuing collateral security for any or all present and future Secured Obligations, as more particularly described in Schedule 18.

“Existing WF Letters of Credit” means each letter of credit previously issued for the account of the Borrower or any of its Subsidiaries by Wells Fargo Bank, N.A. under the Existing Credit Agreement and outstanding on the Closing Date, including those described in Part I of Schedule 10.

“Extending Revolving Lender” has the meaning set forth in Section 2.13(2).

“Extending Revolving Lenders” has the meaning set forth in Section 2.13(2).

“Extending Term Lenders” has the meaning set forth in Section 2.14(2).

“Extension/Incremental/Refinancing Amendment” means any amendment which gives effect to (a) any extension of any Maturity Dates effected pursuant to Section 2.13, 2.14, (b) any Incremental Commitments added pursuant to Section 2.15 or (c) any Permitted Refinancings effected pursuant to Section 2.16.

“Face Amount” means, in respect of a Letter of Credit, the maximum amount that may from time to time be payable to the Beneficiary thereof, and where used in a context referring to more than one Letter of Credit means the aggregate of the Face Amounts thereof.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration (as determined in good faith by the Borrower) obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset or group of assets.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (and any amended or successor version described above) and any intergovernmental agreement, treaty or convention among governmental authorities (and related legislation, rules or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if any such rate determined above is less than zero on any day, then such rate shall be deemed to be zero for such day.

“Finance Parties” means, collectively, the Administrative Agent and the Lenders.

“Financial Covenants” means the covenants set forth in Section 10.2(11).

“Financial Quarter” means a period of three consecutive months ending on March 31, June 30, September 30 or December 31, as the case may be.

“Financial Covenant/Term” has the meaning set forth in Section 1.3(2).

“Financial Statements” means the financial statements (including the notes thereto) of the Borrower, which shall be consolidated unless expressly provided otherwise and shall include a balance sheet, a statement of income and retained earnings and a statement of cash flows, together with comparative figures in each case (where a comparative period on an earlier statement exists), all prepared, maintained and stated in accordance with US GAAP applied consistently.

“Financial Year” means a financial year commencing on January 1 of each calendar year and ending on December 31 of such year.

“Financing Lender” has the meaning set forth in Section 2.1(7)(b)(iii).

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of December 11, 2019, among the Collateral Agent, and Wilmington Trust, National Association, as collateral agent for each series of Senior Secured Notes, and acknowledged by the Grantors party thereto.

“First Lien Net Leverage Ratio” means, on any determination, the ratio of Consolidated Net Debt (other than any portion of Consolidated Net Debt that is unsecured or is secured solely by a Lien that is junior to the Liens securing the Obligations) on such date to Adjusted EBITDA for the most recently ended Test Period.

“First Lien Obligations” means collectively (i) the Obligations and (ii) any Permitted Other Indebtedness Obligations that are (A) secured by Liens on the Collateral that rank on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Secured Obligations and (B) subject to a First Lien Intercreditor Agreement.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR, CDOR, Euribor or Daily Simple SONIA.

“Foreign Ownership, Control or Influence Requirements” means the requirements set forth in (i) the National Industrial Security Program Operating Manual, DoD 5220.22-M, issued by the United States Department of Defense on February 28, 2006, as amended, (ii) any similar or successor Laws or guidance issued by any agency or instrumentality of the United States Federal Government applicable to the Borrower or any of its Subsidiaries in such Person’s capacity as a contractor to the United States Federal Government, and (iii) any foreign ownership, control or influence mitigation or negation arrangements to which the Borrower or any of its Subsidiaries is subject (e.g., a Special Security Agreement).

“Foreign Subsidiary” means Subsidiary which is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than Equity Interests (including any indebtedness that is treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“General Basket Debt” has the meaning set forth in Section 10.2(1)(q).

“GSA” means a general security agreement (or equivalent under applicable Laws) made by any Loan Party in favor of the Collateral Agent granting to the Collateral Agent a security interest over all of its existing and after-acquired personal property of every nature and kind whatsoever, including the Amended and Restated] US Security Agreement.

“Guarantee” means, in respect of any Person, any guarantee, undertaking to assume, endorse, contingently agree to purchase or pay, or to provide funds for the purchase or payment of, or otherwise become liable in respect of, any obligation of any other Person, including the provision of any Lien on the assets of such Person to secure the Debt or other obligation of any other Person; provided that the amount of each Guarantee shall be deemed to be the amount of the obligation guaranteed thereby, unless (i) the Guarantee is limited to a determinable amount in which case the amount of such Guarantee shall be deemed to be the lesser of such determinable amount or the amount of such obligation, or (ii) the Guarantee is provided on a non-recourse or limited recourse basis, in which case the amount of such Guarantee shall be deemed to be the lesser of (x) the fair market value of all property of such Person subject to a Lien securing such Non-Recourse Debt or limited recourse Guarantee (as demonstrated to the Administrative Agent’s reasonable satisfaction), and (y) the amount of the obligation guaranteed by such Guarantee.

“Guarantor” means each Subsidiary (other than an Excluded Subsidiary) that is or becomes a Guarantor pursuant to Sections 10.1(26), (27) or (28), whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from its obligations in accordance with the terms and provisions hereof or thereof.

“Hazardous Materials” means:

(a)	any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, contaminates, materials or pollutants which cause any real property to be in violation of any environmental Law;

(b)	asbestos in any form which is or could become friable, polyfluoroalklyl or perfluoroalkyl substances, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of limits prescribed by Law, or radon gas;

(c)	any chemical, material or substance defined as or included in the definition of “dangerous goods”, “deleterious substance”, “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous waste”, “special waste” or “toxic substances”, “waste” or words of similar import under any applicable Environmental Law; and

(d)	any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Official Body under applicable Environmental Law.

“Hedging Instrument” means:

(a)	any interest rate or foreign exchange risk management agreement or product, including:

(i)	interest rate or currency exchange or swap agreements;

(ii)	futures contracts;

(iii)	forward exchange, purchase or sale agreements; and

(iv)	any other agreements to fix or hedge interest rates or foreign exchange rates; and

(b)	any commodity price (including the price of securities) risk management agreement or product, including:

(i)	commodity exchange or swap agreements;

(ii)	futures contracts;

(iii)	forward exchange, purchase or sale agreements; and

(iv)	any other agreements to fix or hedge the price of commodities (including securities), including for greater certainty equity derivatives used for the purpose of hedging obligations under stock compensation plans and similar obligations.

“Hedging Obligations” means all present and future indebtedness and other liabilities and obligations, whether contingent or absolute, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or any Subsidiary (whether alone or with another or others and whether as principal or surety) under any one or more existing or future Hedging Instruments where the counterparty is a Lender, any Agent, or any Arranger or an Affiliate of a Lender, any Agent, or any Arranger on the Closing Date at the time such Hedging Instrument is entered into.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the delivery of the most recent Financial Statements provided to the Administrative Agent, have assets with a value in excess of 2.0% of the Consolidated Total Assets or generate more than 2.0% of Adjusted EBITDA as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or generate more than 5.0% Adjusted EBITDA as of such date.

“Increased Amount Date” has the meaning set forth in Section 2.15(4).

“Increased Costs” means any amounts payable by the Borrower to the Administrative Agent or a Lender under any of Sections 3.2(3) and 5.9, Article 11 and Section 14.5.

“Incremental Commitment Request” has the meaning set forth in Section 2.15(1).

“Incremental Commitments” has the meaning set forth in Section 2.15(1).

“Incremental Equivalent Debt” has the meaning set forth in Section 2.15(6).

“Incremental Facility” means any Credit Facility established by Incremental Commitments of the same Class.

“Incremental Facility Limit” has the meaning set forth in Section 2.15(1).

“Incremental Incurrence Test” has the meaning specified in Section 2.15(1).

“Incremental Revolving Facility Commitments” has the meaning set forth in Section 2.15(1).

“Incremental Revolving Lender” has the meaning set forth in Section 2.15(7).

“Incremental Term Commitments” has the meaning set forth in Section 2.15(1).

“Incremental Term Facility” means any Class of Incremental Term Commitments.

“Incremental Term Loans” means any Loans funded pursuant to any Incremental Term Commitments.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning set forth in Section 7.18.

“Initial Revolving Facility Commitments” has the meaning set forth in the definition of the term “Revolving Facility Commitments”.

“Initial Term Commitment” means, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1 as such Lender’s Initial Term Commitment. The aggregate amount of the Initial Term Commitments as of the Closing Date is $1,500 million.

“Initial Term Facility” means the Credit Facility to be made available by the Initial Term Lenders pursuant to the Initial Term Commitments.

“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan” has the meaning set forth in Section 2.1(1)(b).

“Initial Term Maturity Date” means June 14, 2029 or, if such date is not a Business Day, the immediately preceding Business Day, subject to extension in accordance with Section 2.14; provided that if any New 2027 Senior Secured Notes, together with any refinancing Debt in respect thereof with a maturity date prior to the Term Facility Maturity Date, are outstanding on the date that is 91 days prior to the stated maturity date of the New 2027 Senior Secured Notes or any such refinancing Debt, the Initial Term Maturity Date shall be the stated maturity date of the New 2027 Senior Secured Notes or any such refinancing Debt.

“Initial Term Repayment Amount” has the meaning set forth in Section 2.2(1)(b).

“Initial Term Repayment Date” has the meaning set forth in Section 2.2(1)(b).

“Intellectual Property” means all U.S. intellectual property, including all (a) (i) patents, inventions, processes, developments, technology, and know-how; (ii) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (iv) trade secrets, confidential, proprietary, or non-public information and (b) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.

“Intercreditor Agreement” means any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement entered into in accordance with this Agreement.

“Interest Coverage Ratio” means, on any date of determination, the ratio of Adjusted EBITDA to Interest Expense for the most recently completed four consecutive Financial Quarters ending on or prior to such date.

“Interest Expense” means, without duplication, in respect of any period and as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with US GAAP, whether or not capitalized, the sum of:

(a)	interest incurred during such period on Debt;

(b)	the aggregate cost of obtaining short-term and long-term advances of credit, reported as interest expense on the consolidated income statement of the Borrower for such period, including accrued and unpaid interest charges, standby fees, and discounts and fees payable in respect of bankers acceptances and letters of credit, but for greater certainty excluding arrangement and underwriting fees;

(c)	payments made or required to be made during such period on account of the interest component (or portion thereof reasonably attributable to interest or other compensation for the extension of credit) of any payment under a Capital Lease;

(d)	interest on uncertain tax positions;

(e)	imputed interest;

(f)	accretion interest on long term obligations;

(g)	forward points on hedging instruments;

(h)	net payments, if any, made pursuant to interest rate Hedging Instruments with respect to Debt;

(i)	any discount on the securitization of Receivables Assets, whether or not treated as interest expense under US GAAP;

(j)	any lease, rental or other expense in connection with Attributable Debt;

less:

(k)	any interest on Subordinated Debt that is paid or satisfied by the issue of Qualified Equity Interests or from the proceeds of further Subordinated Debt; and

(l)	net payments, if any, received pursuant to interest rate Hedging Instruments with respect to Debt;

provided that, (i) for purposes of calculating the denominator of the ratio set forth in Section 10.2(11)(b), interest expense shall be limited to total interest expense on Debt payable in cash (including the interest component under Capital Leases payable in cash), but excluding to the extent included in interest expense, (A) fees and expenses associated with the consummation of the Transaction, (B) annual agency fees paid to the Administrative Agent, (C) costs associated with obtaining Hedging Instruments and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Instruments or other derivative instruments, and any one-time cash costs associated with breakage in respect of Hedging Instruments for interest rates, (D) fees and expenses associated with any issuance of Equity Interests, Investment or Debt incurrence and (E) any interest component relating to accretion or accrual of discounted liabilities) and (ii) where applicable, such calculation shall be adjusted on a pro forma basis in accordance with Section 1.10.

Notwithstanding the foregoing, (a) Interest Expense for the Fiscal Quarter (i) ended June 30, 2021 shall be deemed to be $46 million, (ii) ended September 30, 2021 shall be deemed to be $15 million, (iii) ended December 31, 2021 shall be deemed to be $45 million and (iv) ended March 31, 2022 shall be deemed to be $15 million and (b) where applicable, Interest Expense (including the amounts set forth in the preceding clause (a)) shall be further adjusted on a pro forma basis in accordance with Section 1.10 with respect to any transaction(s) other than the Transactions.

“Interest Period” means, in respect of each SOFR Loan, CDOR Rate Loan and Euribor Loan, a period of one, three or, except in the case of CDOR Rate Loans, six months, or such shorter period (in each case, subject to the availability thereof), with respect to such SOFR Loan, CDOR Rate Loan or Euribor Loan; provided that (i) the Interest Period shall commence on the date of an advance of or a conversion to a SOFR Loan, CDOR Rate Loan or Euribor Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires; (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a SOFR Loan, CDOR Rate Loan or Euribor Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iii) any Interest Period with respect to a SOFR Loan, CDOR Rate Loan or Euribor Loan that begins on the last Business Day of a calendar month (or on a day for which there is not numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; (iv) no Interest Period shall extend beyond the Maturity Date for such Class of Loans; and (v) no tenor that has been removed from this definition pursuant to Section 3.4 shall be available for specification in such Accommodation Request or interest election.

“Interpolated Screen Rate” means, in relation to the Euribor, the rate which results from interpolating on a linear basis between: (a) the Euribor for the longest period (for which Euribor) which is less than the Interest Period of that Loan; and (b) the Euribor for the shortest period (for which Euribor is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans, Guarantees of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with US GAAP. “Investments” shall exclude extensions of trade credit and loans to customers in the ordinary course of business on commercially reasonable terms in accordance with normal trade practices of such Person (including notes receivables received from customers in the ordinary course of business in connection with the provision of satellite construction and related services). If any Loan Party or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such subsidiary that were not sold or disposed of. The acquisition by any Loan Party or any Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by such Loan Party or Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“IOSCO Principles” shall have the meaning set forth in Section 3.4(4).

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices ISP98, as published by the International Chamber of Commerce and in effect from time to time.

“Issuance” means the issuance of one or more Letters of Credit made pursuant to an Issue Notice.

“Issue Date” means any Business Day fixed in accordance with the provisions of this Agreement for an Issuance.

“Issue Notice” means a notice of request for an Issuance in the form of the Issuing Bank’s customary letter of credit application, as defined in Section 5.3(1).

“Issuing Bank” means, with respect to the Revolving Facility, each Revolving Lender identified as an Issuing Bank on Schedule 1 acting through its Lending Office and any other Revolving Lender from time to time designated as an Issuing Bank by the Borrower and the Administrative Agent in writing with the consent of such other Revolving Lender; provided that each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to each Letter of Credit issued by such Affiliate. As of the Closing Date, Royal Bank, Bank of America, N.A. and JPMorgan Chase Bank, N.A. are the sole Issuing Banks.

“Judicial Order” has the meaning set forth in Section 5.10(2).

“JV Entity” means any joint venture of the Borrower or any Subsidiary that is not a subsidiary.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Law” means any law (including common law and the laws of equity), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, official administrative pronouncement, decree or award of any Official Body.

“LCA Election” means Borrower’s election to treat a Permitted Acquisition or other Investment permitted hereunder as a Limited Condition Acquisition.

“LCA Test Date” as defined in Section 1.12.

“Lender Default” means (i) the refusal or failure of any Lender to make available its portion of (x) any Advances or (y) Letter of Credit reimbursement obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless (in the case of clause (x)) such Lender notifies the Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent, the Swingline Lender, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in writing or public statement) cannot be satisfied), (iv) a Lender has failed, within three business days, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender has become subject to a Bail-In Action.

“Lender Hedge Provider” means any Lender, any Agent or any Arranger, or any of their respective Affiliates (or former Lender, Agent or Arranger, or any of their respective Affiliates) that is owed any Hedging Obligations.

“Lender-Related Distress Event” means, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), other than via an Undisclosed Administration, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person, is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Official Body having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by an Official Body or an instrumentality thereof.

“Lenders” means the Lenders named as “Lenders” on the signature pages hereto and their successors and permitted assigns.

“Lending Office” means, as to each Lender, the office in the United States of America specified as the “Lending Office” of such Lender on Schedule 1 annexed hereto or such other office in the United States of America (or any other country in the case of a Revolving Lender) as such Lender may designate from time to time in accordance with Section 2.1(8).

“Letter of Credit” means a standby letter of credit, a commercial letter of credit (if permitted by the applicable Issuing Bank) or a letter of guarantee (subject to availability), in each case, issued under the Revolving Facility, as the case may be, for a specified amount in Canadian Dollars, US Dollars or (subject to availability) any other currency agreed by the applicable Issuing Bank, at the request and upon the indemnity of the Borrower pursuant to Article 5. Letters of Credit for specified amounts in Canadian Dollars, US Dollars or such other currency are each a “type” of Letter of Credit.

“Letter of Credit Fronting Commitment” means, in respect of any Issuing Bank, the aggregate limit of the Face Amount of Letters of Credit that may be issued by such Issuing Bank on a “fronting basis” under this Agreement and outstanding at any time, as set forth, and opposite such Issuing Bank’s name on Schedule 1 under the caption Letter of Credit Fronting Commitment or as separately agreed between such Issuing Bank and the Borrower and consented to by the Administrative Agent from time to time, as amended or reduced in accordance with this Agreement from time to time.

“Letter of Credit Sublimit” has the meaning set forth in Section 2.1(3)(a).

“Lien” means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) or title retention, any right of set-off (arising with respect to indebtedness for borrowed monies and otherwise than by operation of Law), and any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor, or any right of or arrangement of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on the obtaining of, third party financing.

“Limited Condition Acquisition Provisions” has the meaning set forth in Section 1.12.

“Loan” means the outstanding principal amount of any Borrowing made by any Lender pursuant to this Agreement.

“Loan Parties” means, collectively, (i) the Borrower and (ii) each Guarantor. For the avoidance of doubt, no Excluded Subsidiary shall be a Loan Party.

“MAE” means:

(a)	any material adverse change in the assets, properties, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole;

(b)	any material impairment or reduction in the ability (financial or otherwise) of the Loan Parties (taken as a whole) to fulfill their respective payment obligations under the Credit Facility Documents; or

(c)	any material impairment of the remedies of the Lenders or the Agents under the Credit Facility Documents.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Real Property” means any fee owned real property or leasehold interest owned by a Loan Party that does not come within the exclusions set forth in Section 8.6.

“Maturity Date” means the Revolving Facility Maturity Date, the maturity or expiration date for any Incremental Revolving Facility Commitments, the Initial Term Maturity Date, the maturity or expiration date for any Incremental Term Commitments, the maturity or expiration date for any extended Term Loan and the Maturity Date of any other Class of Loans or Commitments hereunder, as applicable.

“Maxar Space Real Estate” means any new real property (owned or leased), including any fixed and capital assets and/or fixtures relating thereto acquired following the Closing Date (whether through purchase, lease, construction and/or sale leaseback) and utilized in any portion of the business and operations of the Borrower, any Subsidiary, and/or any JV Entity.

“Maximum Rate” has the meaning assigned to such term in Section 14.17.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Mortgage” means any mortgage, deed of trust or deed to secure debt or similar document made by a Loan Party in favour of the Collateral Agent granting a first-priority (subject only to Permitted Liens) lien and security interest over all real property interests of such Loan Party, as may be amended, amended and restated or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale Prepayment Event or Casualty Prepayment Event, the proceeds received therefrom in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of Cash Equivalents, or Equity Interests or other assets when disposed of for cash or Cash Equivalents, received by Borrower or any Subsidiary from such Asset Sale Prepayment Event or Casualty Prepayment Event, net of (a) all reasonable costs and expenses incurred by the applicable Borrower or Subsidiary with respect thereto, (b) all Taxes paid or payable by Borrower or any Subsidiary with respect thereto, (c) any amounts required to be applied to the repayment of Debt (other than any First Lien Obligations or Second Lien Obligations) secured by a Lien on the assets being disposed of in such Asset Sale or other applicable disposition, (d) any reserve established in accordance with US GAAP against any liabilities associated with the property or assets being disposed of as part of the applicable Asset Sale or Casualty Prepayment Event, (e) the amount of any proceeds of such Asset Sale Prepayment Event or Casualty Prepayment Event that the Borrower or any Subsidiary has reinvested or intends to reinvest within the period of 365 days after the occurrence of Asset Sale Prepayment Event or Casualty Prepayment Event (the “Reinvestment Period”) or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest in the business of the Borrower or any of the Subsidiaries; provided that in the case of this paragraph (e), any portion of such proceeds that has not been so reinvested within such Reinvestment Period (the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 2.3(1)(a) and (f) in the case of a Casualty Prepayment Event, the proceeds of any business interruption insurance.

“Net Short Lender” means any Lender (other than a Regulated Bank or a Revolving Lender) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments.

“New 2027 Senior Secured Notes” means the 7.750% senior secured notes in the principal amount of $500 million due June 15, 2027, to be issued by the Borrower on or about the Closing Date and which constitute First Lien Obligations.

“Regulated Bank” means (x) a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Equity Interests of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Equity Interests of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the Securities Exchange Commission under Section 15 of the Exchange Act.

“Non-Extending Revolving Lender” has the meaning set forth in Section 2.13(4).

“Non-Extending Term Lender” has the meaning set forth in Section 2.14(4).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Non-Recourse Debt” means Debt as to which:

(a)	no Borrower nor any Subsidiary (i) provides credit support or financial assistance of any nature whatsoever (including any undertaking, agreement or instrument which would constitute Debt), or (ii) is liable (directly or indirectly, contingently or otherwise); and

(b)	any default with respect to which (including any rights which the holders thereof may have to take enforcement action) would not permit (upon notice, lapse of time or both) any holder of any other Debt of the Borrower or any Subsidiary to declare a default on such other Debt or cause a payment thereof to be accelerated or payable prior to its stated maturity.

“Non-U.S. Person” means any Person that is not a U.S. Person.

“Notice” means an Accommodation Request or an Issue Notice.

“Obligations” means (x) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Credit Facility Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party or any other Subsidiary of any bankruptcy or insolvency proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (y) Hedging Obligations (other than any Excluded Swap Obligations) and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Credit Facility Documents (and of any of their Subsidiaries to the extent they have obligations under the Credit Facility Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, attorney costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Credit Facility Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Official Body” means any government (including any federal, provincial, state, territorial, municipal or local government) or political subdivision or any agency, authority, bureau, regulatory or administrative authority, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, judicial entity, or arbitrator, whether foreign or domestic. For clarity, “Official Body” includes the European Union.

“OID” means original issue discount.

“Ordinary Course Debt” means (i) Debt which may be deemed to exist pursuant to any guaranties, performance, bid, surety, indemnity, warranty, refund, statutory, appeal bonds or similar obligations (including in connection with workers’ compensation, health, disability or other employee benefit, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto incurred in the ordinary course of business (and, in any event, not in respect of other Debt for borrowed money), (ii) Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of Borrower or any of its Subsidiaries pursuant to such agreements, in connection with Investments or dispositions permitted by this Agreement; (iii) Debt representing deferred compensation to employees of Borrower and its Subsidiaries incurred in the ordinary course of business; (iv) Debt in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money; (v) Debt arising from the endorsement of instruments in the ordinary course of business; (vi) Debt supported by a Letter of Credit in a principal amount not to exceed such Letter of Credit; and (vii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within ten Business Days of incurrence.

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender, the Administrative Agent or any other recipient of any payment to be made by or on account of any Obligation hereunder or under any other Credit Facility Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Credit Facility Document or sold or assigned an interest in any Loan, Letter of Credit or any Credit Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.6(2)).

“Participant” has the meaning set forth in Section 14.8(7).

“Participant Register” has the meaning set forth in Section 14.8(8).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) of the United States.

“Payment Account” means:

(a)	for payments in US Dollars:

Receiving Bank:	JP Morgan Chase Bank, New York
ABA:	021000021
SWIFT:	CHASUS33

Account with Bank:	Royal Bank of Canada New York
Account Number:	9201033363
SWIFT:	ROYCUS3X

Beneficiary:	RBC Agency Services
Account Number	012692930014
Address:	200 Vesey Street, New York, NY 10281

(b)	for payments in Canadian Dollars:

Beneficiary Bank:	Royal Bank of Canada Toronto, Ontario, Canada
SWIFT:	ROYCCAT2
Beneficiary:	RBCCM Agency Services 200 Bay Street Toronto, ON CA M5J 2W7
Account Number:	00002-2667608

or such other places or accounts as may be agreed by the Administrative Agent and the Borrower from time to time and notified to the Lenders.

“Payment Notice” has the meaning assigned to it in Section 13.17(2).

“Payment Recipient” has the meaning assigned to it in Section 13.17(1).

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any of its respective ERISA Affiliates or to which any Loan Party or any of its respective ERISA Affiliates contributes or has an obligation to contribute.

“Perfection Certificate” means the Perfection Certificate dated June 14, 2022, exected by each Loan Party and delivered to the Administrative Agent pursuant to Section 6.1(13).

“Permit” means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation of, by or from any Official Body.

“Permitted Acquisition” means an Acquisition by the Borrower or any Subsidiary so long as

(a)	immediately after giving pro forma effect to such Acquisition and the incurrence of Debt in connection therewith, subject to the Limited Condition Acquisition Provision, (x) (i) as of the date of execution of the definitive agreement in connection with such Permitted Acquisition, there is no Event of Default and (ii) as of the date of the consummation of such Permitted Acquisition, there is no Event of Default, (y) the Borrower shall be in pro forma compliance with the Financial Covenants and (z) if the cumulative consideration in respect of all Permitted Acquisitions since the Closing Date would exceed the greater of (x) $264 million and (y) 51.5% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis, the Consolidated Net Debt Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.60:1.00,

(b)	the acquired company or assets are in the same or a generally related business as the Borrower and its Subsidiaries,

(c)	the acquired Person and its Subsidiaries will become Guarantors and pledge their Collateral to the Collateral Agent to the extent required by and following designation (if required) in accordance with Section 10.1(26), (27) or (28), and

(d)	the aggregate consideration paid in connection with all Acquisitions to acquire assets located outside of the United States or assets that will not become Collateral and/or the Equity Interests of a target organized outside of the United States or any Subsidiary of the Borrower which will not be a Guarantor shall not exceed the greater of (x) $531 million and (y) 100% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis in the aggregate over the term of this Agreement.

“Permitted Debt” has the meaning set forth in Section 10.2(1).

“Permitted Disposition” means any of the following dispositions:

(a)	a disposition to the Borrower or any Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof is a Loan Party or (ii) if the transferee thereof is not a Loan Party, such transaction is permitted under Section 10.2(10) (with the fair market value of the transferred asset being deemed an Investment);

(b)	a disposition in the ordinary course of business;

(c)	a disposition of cash, Cash Equivalents and securities which are not otherwise contrary to this Agreement;

(d)	a disposition at fair market value of an obsolete, unusable or redundant asset not required for the continued operation of its business;

(e)	a disposition made in compliance with Section 10.2(3);

(f)	a disposition of Receivables Assets under and in accordance with an Asset Securitization; provided that (i) the aggregate amount of such Receivables Assets subject to such Asset Securitization shall not at any time exceed $400 million (or the Equivalent Amount in any other currencies) and such disposition shall be structured as a “true sale” (as confirmed by legal opinion) and (ii) any disposition of Receivables Assets that does not constitute a true sale shall have been approved by the Required Lenders;

(g)	a disposition by Borrower or any other Loan Party of any property that is not part of the Collateral;

(h)	dispositions of non-strategic assets purchased as part of a Permitted Acquisition; provided that the Fair Market Value of all such non-strategic assets which are disposed of by the Borrower or any Subsidiary (excluding any non-strategic assets which Borrower or such Subsidiary is required to dispose of by any Official Body) does not exceed 25% of the total Fair Market Value of the assets purchased pursuant to such Permitted Acquisition (measured at the time of such Permitted Acquisition);

(i)	dispositions of property in connection with casualty and condemnation events;

(j)	dispositions of Investments in any JV Entity, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)	the making of Permitted Investments and Restricted Payments (but, for certainty, excluding any subsequent disposition of Permitted Investments and Restricted Payments);

(l)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(m)	the unwinding of any Hedging Instrument;

(n)	dispositions of assets in connection with sale-lease back transactions which are not prohibited by this Agreement;

(o)	dispositions consummated pursuant to a Permitted Tax Restructuring; and

(p)	dispositions of assets in any Financial Year in the aggregate not to exceed $25 million.

“Permitted Investments” means, without duplication:

(a)	any Investment in the Borrower or any Subsidiary; provided that the aggregate amount of Investments by any Loan Party in Non-Loan Parties shall not exceed at any time outstanding the greater of (x) $200 million and (y) 37.5% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis;

(b)	any Investment in cash or Cash Equivalents;

(c)	any Investment expressly required pursuant to the Credit Facility Documents;

(d)	any Investment by the Borrower or any Subsidiary in a Person if as a result of such Investment:

(i)	such Person becomes a Guarantor; or

(ii)	such Person is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party;

(e)	any Investment made as a result of the receipt of non-cash consideration from a disposition not made in violation of Section 10.2(6);

(f)	any acquisition of assets or other Investments in a Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(g)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(h)	Hedging Obligations;

(i)	Permitted Acquisitions;

(j)	Guarantees of Permitted Debt;

(k)	Guarantees of performance or other obligations (other than Debt) arising in the ordinary course of the business of the Borrower and its Subsidiaries;

(l)	any Investment (x) existing on the Closing Date or described in Schedule 17, (y) made pursuant to binding commitments in effect on the Closing Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clause (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Closing Date, or as otherwise permitted under this Agreement;

(m)	Investments of a Subsidiary or the Borrower acquired after the Closing Date or of an entity merged into or consolidated with the Borrower or a Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)	Investments with respect to transactions entered into in order to consummate a Permitted Tax Restructuring, including Investments in the Borrower or any Subsidiary pursuant to any Permitted Tax Restructuring or any Permitted Acquisition;

(o)	Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount;

(p)	other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $265.5 million and (y) 50% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis, plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that any such amounts under this clause (ii) shall not increase the Available Amount, it being understood that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof);

(q)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Investments were not incurred in contemplation of such redesignation;

(r)	Investments in Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $106.2 million and (y) 20% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis, plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that any such amounts under this clause (ii) shall not increase the Available Amount, it being understood that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof); and

(s)	other Investments; provided that, at the time of such Investment, (i) no Event of Default has occurred and is continuing and (ii) the Consolidated Net Debt Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.60:1.00;

provided that at the time any of the foregoing Investments pursuant to paragraph (d), (i), (o) or (p) are made, no Event of Default has occurred and is continuing.

“Permitted Liens” means, in respect of the Borrower or any Subsidiary at any time, any one or more of the following:

(a)	Liens for Taxes not yet due and delinquent or the validity of which is being contested at the time by such Person in good faith by proper legal proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with US GAAP, and which contested Liens would not, individually or in the aggregate, reasonably be expected to have an MAE;

(b)	the Lien of any judgment or award not giving rise to an Event of Default with respect to which such Person shall in good faith be prosecuting an appeal or proceeding for review, and which contested Lien would not reasonably be expected to have an MAE;

(c)	Liens or privileges imposed by Law such as carriers, warehousemen’s, mechanics and materialmen’s Liens and privileges arising in the ordinary course of business not at the time due or delinquent or which are being contested at the time by such Person in good faith by proper legal proceedings, and which contested Liens or privileges would not reasonably be expected to have an MAE;

(d)	undetermined or inchoate Liens incidental to current operations which have not at such time been filed;

(e)	restrictions, easements, rights-of-way, servitudes or other similar rights in land or immoveable property (including easements, rights of way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of such Person, of the property subject to such restrictions, easements, rights-of-way, servitudes or other similar rights;

(f)	the right reserved to or vested in any Official Body, by the terms of any Permit acquired by such Person or by any Law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

(g)	the encumbrance resulting from the pledge or deposit of cash, letters of credit or securities:

(i)	in connection with any of the Liens referred to in paragraph (a), (b) or (c) of this definition pending a final determination as to the existence or amount of any obligation referred to therein;

(ii)	in connection with contracts, bids, tenders, leases or expropriation proceedings; or

(iii)	to secure workers compensation, employment insurance or other social security benefits, pension or post-retirement benefits, liabilities to insurance carriers under insurance or self-insurance arrangements, surety or appeal bonds, performance bonds, costs of litigation when required by Law and public and statutory obligations;

and any right or refund, set-off or charge-back available to any bank or other financial institution (including under any consolidated banking, mirrored account or similar arrangement);

(h)	security given to a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of such Person in the ordinary course of its business and not securing Debt;

(i)	the reservations, limitations, provisos and conditions, if any, expressed in any grants from any Official Body or any similar authority, and statutory exceptions to title;

(j)	title defects, irregularities or restrictions which are of a minor nature and in the aggregate will not materially impair the use of the property for the purposes for which it is held by such Person;

(k)	any other Liens of a nature similar to those referred to in the foregoing paragraphs (a) to (j), inclusive, which do not secure Debt and do not have and would not reasonably be expected to have an MAE;

(l)	Capital Leases and Purchase Money Mortgages securing or evidencing Capital Lease Obligations or Purchase Money Obligations which have been permitted to be incurred in accordance with this Agreement;

(m)	Liens granted in the ordinary course of business on commercially reasonable terms as part of Permits or arrangements under material contracts to secure the return of assets;

(n)	the Liens created pursuant to the Security and/or in favor of the Collateral Agent for the benefit of the Secured Parties;

(o)	Liens on property or Equity Interests of a Person at the time that such Person is acquired or otherwise becomes a Subsidiary in compliance with this Agreement; provided, however, that such Liens may not extend to any other property or assets of the Borrower and its Subsidiaries other than such Equity Interests and property or assets owned by such Subsidiary; provided, further, that such Liens are not created in contemplation of, or to provide credit support in connection with, such Person becoming a Subsidiary;

(p)	Liens on property or assets at the time the Borrower or any Subsidiary acquires the property or assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Borrower or any Subsidiary in each case in compliance with this Agreement; provided, however, that such Liens may not extend to any other property or assets (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition) owned by such Borrower or Subsidiary; provided further that such Liens are not created in contemplation of, or to provide credit support in connection with, such acquisition;

(q)	Liens to secure any refinancing, extension, renewal or replacement as a whole, or in part, of any Debt secured by any Lien referred to in the foregoing paragraphs (o) and (p); provided that the amount secured thereby is not increased and the assets subject to such Liens are restricted to those permitted by such clause;

(r)	Liens encumbering property under construction arising from progress or partial payments made by a customer of such Person relating to such property;

(s)	any interest or title of a lessor in the property subject to any lease; and Liens or rights of distress reserved in or exercisable under leases for payment of rent or other compliance with the terms of such lease;

(t)	Liens in favor of customs and revenue authorities arising under applicable Law to secure payment of customs or import duties in connection with the importation of goods, which customs or import duties are not overdue;

(u)	Liens on satellite assets and other work-in-progress related to a sale contract with a customer securing the obligations of the Borrower or any Subsidiary under such sale contract;

(v)	Liens on Receivables Assets (including any deposit account in which any collections from such Receivables Assets are deposited; provided that the only monies deposited to any such deposit account shall be collections from such Receivables Assets); provided that such Receivables Assets are the subject matter of a securitization that is a Permitted Disposition under part (f) of such definition;

(w)	Liens securing Debt permitted pursuant to Section 10.2(1)(m);

(x)	Liens in existence on the Closing Date and modifications, extensions and renewals thereof; provided that any such Lien securing obligations and liabilities in excess of $1 million must be listed on Schedule 6;

(y)	customary encumbrances or restrictions (including put and call agreements) with respect to the Equity Interests of any JV Entity or less than Wholly-Owned Subsidiary in favor of the other parties to such JV Entity or holders of such Equity Interests;

(z)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection (or comparable non-U.S. liens), (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or (iii) incurred in connection with a cash management program established in the ordinary course of business on the cash subject to such program;

(aa)	Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower or any Subsidiary in the ordinary course of business;

(bb)	the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(cc)	Liens with respect to Incremental Equivalent Debt, Refinancing Notes and Refinancing Facilities and, in each case, Refinancing Debt in respect thereof so long as such Liens are subject to the terms of the Intercreditor Agreement(s) or any other form of intercreditor agreement satisfactory to the Collateral Agent and the Administrative Agent;

(dd)	Liens securing Secured Ratio Debt and any Refinancing Debt in respect thereof so long as such Liens are subject to the terms of the Intercreditor Agreement(s) or any other form of intercreditor agreement satisfactory to the Collateral Agent and the Administrative Agent;

(ee)	Liens securing other Debt or obligations in an aggregate outstanding principal amount not at any time exceeding the greater of (x) $265.5 million and (y) 50% of Adjusted EBITDA for the most recently ended Test Period;

(ff)	with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Applicable Law;

(gg)	Liens on assets of property of Subsidiaries that are not Loan Parties, securing Permitted Debt of Subsidiaries that are not Loan Parties;

(hh)	Liens on cash securing the Existing WF Letters of Credit in an aggregate amount not to exceed $15 million; and

(ii)	Liens on the Collateral securing the Senior Secured Notes outstanding or the Closing Date and Refinancing Debt in respect thereof, so long as such Liens are subject to the terms of the Intercreditor Agreement(s) or any other form of intercreditor agreement satisfactory to the Collateral Agent and the Administrative Agent.

“Permitted Other Indebtedness” means senior or subordinated Debt (which Debt may be (i) unsecured, (ii) First Lien Obligations or (iii) Second Lien Obligations, in each case issued or incurred by the Borrower or any Subsidiary, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Maturity Date (other than, in each case, customary prepayments, commitment reductions, repurchases, redemptions, defeasances or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease or satisfy and discharge upon, a change of control, asset sale event or casualty or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments), and customary acceleration rights after an event of default), and (b) that, if secured, is not secured by a Lien on any assets of the Borrower or any Subsidiary other than the Collateral.

“Permitted Other Indebtedness Documents” means any document or instrument (including any Guarantee, security agreement, or mortgage issued or executed and delivered with respect to any Permitted Other Indebtedness by the Borrower or any Subsidiary.

“Permitted Other Indebtedness Obligations” means, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, the Borrower or any Subsidiary arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower or any Subsidiary or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Borrower or Subsidiary under the Permitted Other Indebtedness Documents include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Borrower or Subsidiary under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” means the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Refinancings” has the meaning set forth in Section 2.16(1).

“Permitted Tax Restructuring” means any reorganizations, transactions and other activities related to tax planning and tax reorganization (as determined by the Borrower in good faith) entered into on or after the Closing Date so long as such Permitted Tax Restructuring does not materially impair the Guarantees or the Security and is otherwise not materially adverse to the Lenders and after giving effect to such Permitted Tax Restructuring, the Borrower and its Subsidiaries otherwise comply with Sections 10.1(26), (27) and (28).

“Person” includes an individual, partnership, body corporate, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture and other entity and any Official Body.

“Platform” has the meaning set forth in Section 14.3(6).

“Prepayment Event” means any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Prepayment Event.

“Principal Outstanding” means, at any time, the amount equal to:

(a)	when used in a context pertaining to Accommodations made by a single Lender under a Credit Facility, the sum of:

(i)	the aggregate principal amount of all Loans then outstanding made by such Lender under such Credit Facility (including, in the case of the Revolving Facility, such Lender’s portion of Swingline Advances made under Section 2.1(6)); and

(ii)	the Face Amount of all Accommodations then outstanding made by such Lender under such Credit Facility by way of Letters of Credit (including the portion of the Face Amount of Letters of Credit allocated to such Lender under Section 5.2); and

(b)	when used elsewhere in this Agreement with reference to a Credit Facility, the sum of:

(i)	the aggregate principal amount of all Loans then outstanding made by the relevant Lenders under such Credit Facility; and

(ii)	the Face Amount of all Accommodations then outstanding made by the relevant Lenders under such Credit Facility by way of Letters of Credit.

“pro forma basis”, “pro forma compliance” and “pro forma effect” means, for the purposes of calculating any test, financial ratio or covenant hereunder, calculations made subject to such pro forma and other adjustments as are appropriate and consistent with Section 1.10.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Mortgage” means any Lien given (whether or not to the transferor), assumed or arising by operation of Law to provide or secure or to provide the obligor with funds to pay the whole or any part of the consideration for the acquisition or costs of construction or improvement of property where:

(a)	the principal amount of the Purchase Money Obligation secured by such Lien is not in excess of the cost to the obligor of the property encumbered thereby;

(b)	such Lien was created prior to, at the time of or within 120 days after the acquisition, completion of construction or commencement of full operation of such property; and

(c)	such Lien extends only to the property being acquired, constructed or improved by the obligor (and improvements erected or constructed thereon and the proceeds thereof);

and includes the renewal, extension or refinancing of any such Lien upon the same property by a Purchase Money Obligation; provided that the Debt secured thereby and the property subject to such Lien are not increased thereby (other than with respect to improvements created or constructed thereon and the proceeds thereof), but does not include a Capital Lease or an operating lease.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of property or assets, whether or not secured; provided that any Lien incurred in respect of such obligation shall not extend to any property or assets other than the property or assets acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 14.18.

“Qualified ECP Guarantor” means, in respect of any ECP Swap Obligation, each Guarantor that has total assets exceeding $10 million at the time the relevant Credit Facilities Guarantee or grant of the relevant Lien becomes effective with respect to such ECP Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests of the Borrower other than Disqualified Equity Interests.

“Rateable Portion” means, as to any Lender, the percentage which:

(a)	such Lender’s Commitment or Loans, as applicable (under any or all of the Credit Facilities, as the case may be);

then constitutes of:

(b)	the aggregate Commitments or Loans, as applicable (under any or all of the Credit Facilities, as the case may be).

“Rating” means a rating assigned to the senior unsecured debt of the Borrower by Moody’s or S&P.

“Receivables Assets” means (a) any right to payment (including accounts receivable) created by or arising from sales of goods, lease of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise) and (b) all collateral securing such right to payment, all contracts and contract rights, guarantees or other obligations in respect of such right to payment, all records with respect to such right to payment and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“receiver” includes a receiver, receiver/manager and receiver and manager.

“Refinancing” means the refinancing or repayment in full of outstanding terms loans and replacing the existing revolving commitments under the Existing Credit Agreement and redemption in full of all outstanding 2023 Senior Secured Notes.

“Refinancing Debt” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to extend, renew, refinance, replace, defease or refund, or in exchange for existing Debt; provided that (a) the principal amount (or accreted value, if applicable) thereof (less any original issue discount, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and discounts, commissions and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Debt being modified, refinanced, refunded, renewed or extended, (c) if the Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, taken as a whole and, (d) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Debt being modified, refinanced, refunded, renewed or extended, and such new or additional obligors as are or become Guarantors in accordance with Section 10.1(28) and with respect to subordinated Debt the obligations of such obligors shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in documentation governing the Debt, taken as a whole, (e) if the Debt being modified, refinanced, refunded, renewed or extended is secured by a Lien that ranks junior to Liens securing the Obligations, the Liens securing such Refinancing Debt, if secured, rank junior to the Liens securing the Obligations, as the case may be, and are subordinated on terms at least as favorable to the holders of the Obligations, as the case may be, as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, and (f) if the Debt being modified, refunded, renewed or extended is unsecured, the Refinancing Debt is unsecured.

“Refinancing Facilities” has the meaning set forth in Section 2.16(1).

“Refinancing Notes” has the meaning set forth in Section 2.16(1).

“Refinancing Revolving Facility” has the meaning set forth in Section 2.16(1).

“Refinancing Term Facility” has the meaning set forth in Section 2.16(1).

“Regulation T” means Regulation T of the Board. “Regulation U” means Regulation U of the Board. “Regulation X” means Regulation X of the Board.

“Reinvestment Period” has the meaning set forth in the definition of “Net Cash Proceeds”.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means releasing, spilling, depositing, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing dumping or migrating (including permitting any of the foregoing to occur) of any Hazardous Materials to the environment, including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Required Lenders” means, at any date, Lenders (other than Defaulting Lenders) having or holding at least a majority of the aggregate of the sum of (i) unused Commitments under all Credit Facilities and (ii) the Principal Outstanding of all Loans outstanding under all Credit Facilities, excluding in each case the unused Commitment(s) and Principal Outstanding of any Defaulting Lenders.

“Required Revolving Lenders” means, at any date, (i) Revolving Lenders (other than Defaulting Lenders) having or holding at least a majority of the aggregate of the Commitments under the Revolving Facility, excluding the Commitment(s) of any Defaulting Lenders or (ii) if the above Commitments have been terminated, Revolving Lenders (other than Defaulting Lenders) having or holding a majority of the aggregate of the Principal Outstanding under the Revolving Facility, excluding in each case the unused Commitment(s) and Principal Outstanding of any Defaulting Lenders.

“Requirements of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person and any Law, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserved Funds” means for any Financial Year of the Borrower, amounts not expended during such Financial Year, but designated by Borrower as committed or projected to be paid within 18 months after the end thereof, in each case in respect of one or more Capital Expenditures, Investments or Permitted Acquisitions (collectively, a “Permitted Reserved Funds Use”); provided that as of any date of determination of Excess Cash Flow, the Borrower or one or more of its Subsidiaries has either (a) entered into a legally binding commitment to expend such funds on such Permitted Reserved Funds Use or (b) deposited such funds into a segregated account identified as the “Reserved Funds Account” to, and maintained with, the Administrative Agent. Any amounts designated as Reserved Funds may, to the extent no longer held or being used for a Permitted Reserved Funds Use, be re-designated by a Senior Officer of the Borrower to the Administrative Agent, as no longer being Reserved Funds.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning set forth in Section 10.2(9).

“Restricted Subsidiary” means each Subsidiary of the Borrower other than the Unrestricted Subsidiaries.

“Retained Declined Proceeds” has the meaning set forth in Section 2.3(3).

“Revaluation Date” means, (a) with respect to any Loan, each of the following: (i) each date of an Advance of a Euribor Loans denominated in a currency other than US Dollars, (ii) each date of a continuation of a Euribor Loan denominated in a currency other than US Dollars, (iii) with respect to calculations of the US Dollar Equivalent Amount, each date a payment is made in US Dollars in lieu of a currency other than US Dollars, and (iv) such additional dates as the Administrative Agent or the Revolving Lenders shall determine or the Required Lenders shall require and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative L/C Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative L/C Currency and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuers shall determine or the Required Lenders shall require.

“Revolving Facility” means the Credit Facility to be made available by the Revolving Lenders pursuant to the Revolving Facility Commitments.

“Revolving Facility Commitment” means, as to each Revolving Lender, its obligation to make Revolving Facility Loans to the Borrower pursuant to Section 2.1(1)(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1 under the caption Revolving Facility Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and shall include, if applicable, such Revolving Lender’s Incremental Revolving Facility Commitment. The aggregate Revolving Facility Commitments of all Revolving Lenders shall be $500 million on the Closing Date (the “Initial Revolving Facility Commitments”), as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Facility Extension Election” has the meaning set forth in Section 2.13(2).

“Revolving Facility Extension Request” has the meaning set forth in Section 2.13(1).

“Revolving Facility Loan” has the meaning set forth in Section 2.1(1)(a).

“Revolving Facility Maturity Date” means June 14, 2027 or, if such day is not a Business Day, the immediately preceding Business Day, subject to extension in accordance with Section 2.13; provided that if any New 2027 Senior Secured Notes, together with any refinancing Debt in respect thereof with a maturity date prior to the date that is 91 days after the Revolving Facility Maturity Date, are outstanding on the date that is 91 days prior to the stated maturity date of the New 2027 Senior Secured Notes or any such refinancing Debt (the “Revolving Facility Springing Maturity Date”), the Revolving Facility Maturity Date shall be the Revolving Facility Springing Maturity Date.

“Revolving Facility Springing Maturity Date” has the meaning set forth in the definition of Revolving Facility Maturity Date.

“Revolving Lenders” means the Lenders providing Revolving Facility Commitments and their respective successors and permitted assigns.

“Rollover” means, in respect of a SOFR Loan, CDOR Rate Loan or Euribor Loan, the continuation thereof or any portion thereof for a succeeding Interest Period,

“Royal Bank” means Royal Bank of Canada, a Canadian chartered bank.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors and assigns.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, which as of the date of this Agreement consist of Cuba, Iran, North Korea, Syria and the Crimea and Donbas Regions of Ukraine (including Donetsk and Luhansk).

“Sanctioned Person” means, at any time, (i) any Person listed on any Sanctions-related list of designated Persons maintained by any Sanctions Authority or otherwise the target of Sanctions, (ii) any Person controlled by a Person in clause (i), and (iii) any Person located, organized, or resident in a Sanctioned Country.

“Sanctions” means the economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority that are applicable to the Borrower or any of its Subsidiaries.

“Sanctions Authority” means any of: (i) the Canadian government; (ii) the United States government; (iii) the United Nations Security Council (to the extent it would not violate applicable Law in Canada); (iv) the European Union or any of its member states; (v) the United Kingdom; or (vi) the respective governmental institutions, departments and agencies of any of the foregoing, including OFAC and the United States Department of State; and “Sanctions Authorities” means all of the foregoing, collectively.

“Second Lien Intercreditor Agreement” means a first lien/second lien intercreditor agreement substantially in the form of Schedule 14 (with such changes to such form as may be reasonably acceptable to the Administrative Agent, the Collateral Agent and the Borrower) among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having Liens on the Collateral ranking junior to the Liens on the Collateral securing the Secured Obligations.

“Second Lien Obligations” means any Permitted Other Indebtedness Obligations that are (i) secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Secured Obligations and (ii) subject to a Second Lien Intercreditor Agreement.

“Secured Consolidated Debt” means Consolidated Net Debt secured by a Lien on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Debt secured thereby).

“Secured Net Leverage Ratio” means, on any determination, the ratio of Secured Consolidated Debt on such date to Adjusted EBITDA for the most recently completed Test Period.

“Secured Obligations” means collectively:

(a)	the Obligations;

(b)	the Hedging Obligations; and

(c)	the Cash Management Obligations.

“Secured Parties” means the Agents, the Lenders, the Lender Hedge Providers and the Cash Managers.

“Secured Ratio Debt” has the meaning set forth in Section 10.2(1)(d).

“Security” means all items of security given to the Collateral Agent or any of the other Secured Parties at any time and from time to time to secure any of the Secured Obligations, including the Existing Security.

“Security Documents” means the GSA, the Mortgages, intellectual property security agreements and each other security agreement or pledge agreement executed and delivered pursuant to Sections 8.1, 8.3, 8.4, 8.5 or 10.1(28) or to secure any of the Secured Obligations.

“Senior Officer” means, in respect of a corporation, the president or chief executive officer, the chief financial officer, the chief legal officer, an executive vice-president, the director of finance, the controller, the secretary, the treasurer or such other officer as the Administrative Agent may agree to.

“Senior Secured Notes” means, collectively, the the Existing 2027 Senior Secured Notes and the New 2027 Senior Secured Notes.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” ” means, with respect to any Person as of any date of determination, that, on such date, (a) the sum of the debt (including “contingent liabilities”) of such Person does not exceed the present fair saleable value (calculated on a going concern basis) of the present assets of such Person, (b) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date and (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts, including current obligations, beyond its ability to pay such debts as they become due in the ordinary course of business. For purposes of this defined term, the amount of “contingent liabilities” shall be computed as the amount that, in light of all of the facts and circumstances existing as of such date of determination, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any SONIA Business Day, a rate per annum equal to the Sterling Overnight Index Average for such SONIA Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Business Day” means, for any principal, interest, fees, commissions or other amounts denominated in British Pounds Sterling or calculated with respect thereto, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“SONIA Interest Day” has the meaning specified in the definition of “Daily Simple SONIA.”

“SONIA Loan” means a Loan that bears interest at a rate based on Daily Simple SONIA.

“Specified Event of Default” means an Event of Default pursuant to Section 12.1(1) (solely with respect to principal and interest payments), or 12.1(8) (solely with respect to the Borrower) or 12.1(9) (solely with respect to the Borrower).

“Specified Representations” means the representations and warranties with respect to the Borrower and Guarantors only set forth in Sections 7.1 (limited in the case of good standing to the jurisdiction of the Borrower and each Guarantor organized under the laws of Canada, the United States, or any Province, State or Territory thereof), 7.2, 7.3, 7.4 (in the case of such Sections 7.2, 7.3 and 7.4, to the extent they relate to the execution, delivery, performance of the Credit Facility Documents), 7.5(a)(i) (as the constitutional documents referred to therein relate to the execution, delivery and performance of the Credit Facility Documents), 7.23, 7.24, 7.25, 7.26, 7.27 and 7.28.

“Specified Transaction” means any acquisitions, dispositions, similar permitted Investments, mergers, consolidations, liquidations and/or dissolutions (including, for the avoidance of doubt, transactions occurring prior to the Closing Date), any issuance, incurrence, assumption or permanent repayment of indebtedness (including indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated) and all sales, transfers and other dispositions (including by division) or discontinuance of any subsidiary, line of business or division, restructurings, cost savings initiatives and other initiatives, any Restricted Payment, any Subsidiary designation, or any other event that by the terms of the Credit Facility Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis after giving pro forma effect thereto.

“Spot Rate” means, means on any day, (a) for purposes of determining the US Dollar Equivalent Amount of any currency other than Dollars pursuant to Section 1.15(1), the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative L/C Currency and (b) for purposes of determining the Equivalent Amount of US Dollars of any currency other than Dollars pursuant to Section 1.15(2), the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as set forth on the Refinitiv WRLD Page for such currency. In the event that such rate does not appear on any Refinitiv WRLD Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such an agreement, as determined in accordance with clause (a).

“Subordinated Debt” means Debt incurred by a Loan Party that is subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Credit Facility Documents.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Credit Facility Documents.

“subsidiary” means, at any time in respect of a Person, any corporation or other entity which securities or other Equity Interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by such Person, and includes for greater certainty successive Subsidiaries of such Subsidiary.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of the Credit Facilities Documents.

“Successor Borrower” has the meaning set forth in Section 10.2(3)(d).

“Supported QFC” has the meaning set forth in Section 14.18.

“Swingline Advance” has the meaning set forth in Section 2.1(6).

“Swingline Lender” means Royal Bank, or any other Revolving Lender designated as a Swingline Lender by the Borrower and the Administrative Agent in writing from time to time with the consent of such other Revolving Lender.

“Taking” means the expropriation, condemnation or taking by eminent domain or similar authority, or by any proceeding or purchase in lieu or anticipation thereof, of any of the Collateral or any right, title or interest therein by any Official Body.

“Target Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

“Taxes” means all present and future taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings (including backup withholding), assessments, fees or other charges which are imposed, levied, collected, withheld or assessed by any country, political subdivision or taxing authority thereof, together with interest thereon and additions to tax and penalties with respect thereto, if any, and “Tax” shall be construed accordingly.

“Term Commitment” means, with respect to a Lender, such Lender’s Initial Term Commitment (if any) and, if applicable, such Lender’s Incremental Term Commitment.

“Term Election Date” has the meaning set forth in Section 2.14(2).

“Term Facilities” means, collectively, the Initial Term Facility and any Incremental Term Facility, and “Term Facility” means any of them.

“Term Facility Extension Election” has the meaning set forth in Section 2.14(2).

“Term Facility Extension Request” has the meaning set forth in Section 2.14(1).

“Term Lenders” means the Lenders providing Term Commitments or holding Term Loans and their respective successors and permitted assigns.

“Term Loans” means Loans under the Term Facilities.

“Term SOFR” means, for any Interest Period for a SOFR Loan, the greater of (a) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and (b) (i) in the case of the Initial Term Facility, 0.50% and (ii) in the case of the Revolving Facility, 0.00%; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Adjustment” means, with respect to Term SOFR, 0.10% (10 basis points) for an Interest Period of one-month’s duration, 0.15% (15 basis points) for an Interest Period of three-month’s duration and 0.25% (25 basis points) for an Interest Period of six-months’ duration.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination and for which financial statements shall have been delivered (or were required to be delivered) to the Administrative Agent.

“this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this credit agreement, as further supplemented or amended and not to any particular Article, Section, paragraph, Schedule or other portion hereof; and the expressions “Article”, “Section”, “paragraph” and “Schedule” followed by a number or letter mean and refer to the specified Article, Section, paragraph or Schedule of this Agreement.

“Threshold Amount” means the greater of (i) $100 million (or the Equivalent Amount in any other currency) and (y) 18.8% of Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis).

“Total Initial Term Commitments” means the sum of the Initial Term Commitments of all Lenders.

“Total Revolving Facility Commitments” means the sum of the Revolving Facility Commitments of all Lenders.

“Transactions” means, collectively, the entry into of the Credit Facility Documents contemplated by Section 6.1, the Refinancing, the issuance by the Borrower of the New 2027 Senior Secured Notes on or about the Closing Date and the payment of all fees and expenses incurred in connection with the foregoing.

“Transformative Acquisition” means any acquisition or investment by the Borrower or any Subsidiary that is either (a) not permitted hereunder immediately prior to the consummation of such acquisition or (b) if permitted by the terms hereunder immediately prior to the consummation of such acquisition or investment, this Agreement would not provide the Borrower and its Subsidiaries with adequate flexibility for the continuation and/or expansion of their combined operations following such consummation or acquisition, as determined by the Borrower acting in good faith.

“Type” means as to any Loan, its nature as an ABR Loan or a SOFR Loan.

“UCC” means, as the context requires in respect of an asset or jurisdiction, the Uniform Commercial Code applicable to any security interest granted in such asset or otherwise applicable in such jurisdiction.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or any other Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other appointment of a similar official by a supervisory authority or regulator under or based on the Law in the country where such Lender or such other Person is subject to home jurisdiction supervision if applicable Law requires that such appointment is not to be publicly disclosed.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce and in effect from time to time.

“Unrestricted Incremental Amount” means, with respect to the incurrence or issuance of Incremental Facilities, or Incremental Equivalent Debt, Secured Ratio Debt or Unsecured Ratio Debt, an amount not to exceed the greater of (i) $265.5 million and (y) 50% of Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), less the aggregate amount of all such incurrences or issuances after the Closing Date in reliance on the Unrestricted Incremental Amount.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 13, (ii) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section Section 10.1(22) subsequent to the date hereof and (iii) any Subsidiary of an Unrestricted Subsidiary. For the avoidance of doubt, the Borrower may not be designated as an Unrestricted Subsidiary.

“Unsecured Ratio Debt” has the meaning set forth in Section 10.2(1)(e).

“US$ Equivalent Principal Outstanding” means, at any time with respect to a Credit Facility, the amount equal to:

(a)	when used in a context pertaining to Accommodations made by a single Lender under such Credit Facility, the Principal Outstanding in favor of such Lender under such Credit Facility; and

(b)	when used elsewhere in this Agreement with reference to a Credit Facility, the Principal Outstanding in favor of all Lenders under such Credit Facility;

in each case calculated and expressed in US Dollars, with each obligation in Canadian Dollars or any other currency converted for purposes of such calculation into the Equivalent Amount in US Dollars.

“US Dollars”, “United States Dollars” and “US$” each mean lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

“US GAAP” means, in relation to any Person at any time, those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof in effect at such time. Notwithstanding any other provision contained herein, (x) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt of Borrower or any Subsidiary at “fair value” as defined therein and (b) the effects of Accounting Standards Codification Topic 815, Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such indebtedness and (y) any lease that is treated as an operating lease for purposes of GAAP as of December 31, 2018 shall be treated as an operating lease (and any future lease, if it were in effect on December 31, 2018, that would be treated as an operating lease for purposes of US GAAP as of December 31, 2018 shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in, or required implementation of, US GAAP after the Closing Date.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S.-Owned Assets” means assets owned by the United States Department of Defense or any other agency of the United States government, and any assets that are qualified as classified assets by any applicable Laws of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning set forth in Section 14.18.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 11.6(7)(c).

“Voluntary Prepayment Amount” has the meaning set forth in Section 2.15(1).

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower, all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers..

“Yield Differential” has the meaning set forth in Section 2.15(4).

1.2	Computation of Time Periods.

(1)            Inclusion Rules. In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

(2)            Days Rule. Where in this Agreement a notice must be given a number of days prior to a specified action, the day on which such notice is given shall be included and the day of the specified action shall be excluded.

1.3	Accounting Terms.

(1)            All accounting terms not specifically defined herein shall be construed, and resulting calculations and determinations made, in accordance with US GAAP consistently applied.

(2)            If the Borrower or any of its Subsidiaries adopts a material change in an accounting policy in response to a change in US GAAP or in order to more appropriately present events or transactions in its financial statements and either such event would cause an amount required to be determined for the purposes of the Financial Covenants or any financial term used in this Agreement (each a “Financial Covenant/Term”) to be materially different than the amount that would be determined without giving effect to such change, the Borrower shall notify the Administrative Agent of such change (an “Accounting Change”). Such notice (an “Accounting Change Notice”) shall describe the nature of the Accounting Change, its effect on the current and immediately prior year’s financial statements in accordance with US GAAP and state whether the Borrower desires to revise the method of calculating one or more of the Financial Covenants/Terms (including the revision of any of the defined terms used in the determination of such Financial/Covenant Term) in order that amounts determined after giving effect to such Accounting Change and the revised method of calculating such Financial Covenant/Term will approximate the amount that would be determined without giving effect to such Accounting Change and without giving effect to the revised method of calculating such Financial Covenant/Term. The Accounting Change Notice shall be delivered to the Administrative Agent within 60 days after the end of the Financial Quarter in which the Accounting Change is implemented or, if such Accounting Change is implemented in the fourth Financial Quarter or in respect of an entire Financial Year, within 120 days after the end of such period. In connection with any Accounting Change Notice, the Borrower shall forthwith provide to the Administrative Agent any additional information regarding the Accounting Change as the Administrative Agent shall reasonably request.

(3)            If, pursuant to the Accounting Change Notice, the Borrower does not indicate it desires to revise the method of calculating one or more of the Financial Covenants/Terms, the Required Lenders may within 30 days after receipt of the Accounting Change Notice notify the Borrower that they wish to revise the method of calculating one or more of the Financial Covenants/Terms that has been affected by the Accounting Change in the manner described above.

(4)            If either the Borrower or the Required Lenders so indicate that they wish to revise the method of calculating one or more of the Financial Covenants/Terms, the Borrower and the Required Lenders shall in good faith attempt to agree on a revised method of calculating such Financial Covenants/Terms so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such Accounting Change as if such Accounting Change had not been made. Until the Borrower and the Required Lenders have reached agreement in writing on such revised method of calculation, all amounts to be determined hereunder shall continue to be determined without giving effect to the Accounting Change. For greater certainty, if no notice of a desire to revise the method of calculating the Financial Covenants/Terms in respect of an Accounting Change is given by either the Borrower or the Required Lenders within the applicable time period described above, then the method of calculating the Financial Covenants/Terms shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Covenants/Terms shall be determined after giving effect to such Accounting Change.

(5)            If a Compliance Certificate is delivered under Section 10.1(8)(c) in respect of a Financial Quarter or Financial Year in which an Accounting Change is implemented without giving effect to any revised method of calculating any of the Financial Covenants/Terms, and subsequently, as provided above, the method of calculating one or more of the Financial Covenants/Terms is revised in response to such Accounting Change, or the amounts to be determined pursuant to any of the Financial Covenants/Terms are to be determined without giving effect to such Accounting Change, the Borrower shall deliver a revised Compliance Certificate. Any Event of Default which arises as a result of the Accounting Change and which is cured by this Section 1.3(5) shall be deemed to have never occurred.

1.4	Incorporation of Schedules.

Schedules 1 to 18 annexed hereto shall, for all purposes hereof, form an integral part of this Agreement.

1.5	Gender; Singular, Plural, etc.

As used herein, each gender shall include all genders, and the singular shall include the plural and the plural the singular, as the context shall require.

1.6	Use of Certain Words.

The words “including” and “includes”, when either follows any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

1.7	Successors, etc.

In this Agreement:

(a)	reference to any body corporate shall include successors thereto, whether by way of amalgamation or otherwise; provided that transfers and assignments by the Borrower and corporate and other reorganizations shall nonetheless be undertaken only in accordance with any restrictions imposed by the terms hereof;

(b)	references to any statute, enactment or legislation or to any section or provision thereof include a reference to any order, ordinance, regulation, rule or by-law or proclamation made under or pursuant to that statute, enactment or legislation and all amendments, modifications, consolidations, re-enactments or replacements thereof or substitutions therefor from time to time; and

(c)	reference to any agreement, instrument, Permit or other document shall include reference to such agreement, instrument, Permit or other document as the same may from time to time be amended, supplemented, replaced or restated.

1.8	Interpretation not Affected by Headings, etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.9	General Provisions as to Certificates and Opinions, etc.

Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Administrative Agent or any Lender hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of the Borrower to have such action taken, and any certificate executed by the Borrower shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate.

1.10	Pro Forma and Other Calculations.

(1)            For purposes of calculating any test hereunder for an applicable period of measurement, any Specified Transaction that has been made by the Borrower or Subsidiary during a Test Period or (other than for purposes of determining actual compliance with the Financial Covenants (other than in connection with any incurrence test) or calculating the Applicable Margin) subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated obligations and the change in Adjusted EBITDA and Interest Expense resulting therefrom) had occurred on the first day of the Test Period.

(2)            Whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies relating to any transaction which is being given pro forma effect in a manner consistent with the definition of “Adjusted EBITDA”. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Debt with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Debt with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with US GAAP. For purposes of making the computation referred to above, interest on any Debt under a revolving facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving facility as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such revolving facility on such date). Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

1.11	Calculation of Baskets and Ratios.

(1)            Unless otherwise specified herein, the baskets set forth in Article 10 and elsewhere in this Agreement shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets and, for the avoidance of doubt, if any of such baskets are exceeded as a result of fluctuations to Consolidated Total Assets or Adjusted EBITDA after the last time such baskets were calculated for any purpose, such baskets will not be deemed to have been exceeded as a result of such fluctuations.

(2)            For purposes of determining whether the incurrence of any Debt or Lien or the making of any Investment, Restricted Payment or prepayment or other satisfaction of Subordinated Debt complies with any basket that is based upon the greater of a specified U.S. dollar amount and a percentage of Consolidated Total Assets or Adjusted EBITDA, Consolidated Total Assets and/or Adjusted EBITDA shall be calculated on a pro forma basis.

(3)            U.S. dollars shall be the currency of calculation for all Financial Covenants and financial ratios.

(4)            For purposes of determining whether the incurrence of any Debt or Lien complies with a ratio test that is based upon the Consolidated Net Leverage Ratio, the Secured Net Leverage Ratio or the First Lien Net Leverage Ratio, the proceeds of the Debt being incurred will be excluded from the calculation of Consoldiated Net Debt, Secured Net Debt or First Lien Net Debt, as applicable.

1.12	Limited Condition Acquisitions.

(1)            Notwithstanding anything to the contrary in this Agreement, for purposes of (i) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Debt (including any Incremental Facilities) or Liens or the making of any Investments, Restricted Payments or prepayment, or other satisfaction of Subordinated Debt or (ii) determining compliance with the representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date on which the definitive documentation with respect to such Limited Condition Acquisition is entered into (the “LCA Test Date”) and, if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Fiscal Quarter ending prior to the LCA Test Date, a Default or Event of Default shall not then have occurred and be continuing and Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio, basket, representation or warranty, such financial ratio, basket, representation or warranty and such condition with respect to the lack of Default or Event of Default shall be deemed to have been complied with, subject to Section 1.12(2). If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall (subject to Section 1.12(2)) be calculated (and tested) (I) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated and (II) with respect to the making of any Restricted Payments, on a standalone basis without giving effect to such Limited Condition Acquisition and other transactions in connection therewith.

(2)            For the avoidance of doubt, if the Borrower has made an LCA Election and if any ratio, basket or other amount for which compliance was determined or tested as of the LCA Test Date in connection with the Limited Condition Acquisition are exceeded, or any representation or warranty would be breached or any Default or Event of Default blocker would apply, as a result of changes or fluctuations in such ratio, basket or amount (including due to changes or fluctuations in Adjusted EBITDA or Consolidated Total Assets subject to such Limited Condition Acquisition) or as a result of the occurrence of any Default or Event of Default or other event, in each case, at or prior to the consummation of the relevant Limited Condition Acquisition, such ratio, basket or amount, as the case may be, shall be deemed not to have been exceeded as a result of such changes or fluctuations, such representation or warranty shall be deemed not to have been breached, and such Default or Event of Default shall be deemed not to have occurred, so long as, in each case, (x) no Specified Event of Default is continuing at the time such Limited Condition Acquisition is consummated and (y) to the extent any representations or warranties under the Credit Facility Documents are required to be made on the date the definitive documentation for such Limited Condition Acquisition is entered into, the Specified Representations are true in all material respects at the time such Limited Condition Acquisition is consummated. The provisions of this Section 1.12 are collectively referred to as the “Limited Condition Acquisition Provisions”.

1.13	Amendment and Restatement.

The Borrower and each Lender acknowledge and agree that upon satisfaction of the conditions precedent to effectiveness of this Agreement in Section 6.1:

(a)	the provisions of the Existing Credit Agreement are amended, modified and restated in their entirety on the terms and conditions, and in the form, of this Agreement and, as so amended, modified and restated, are ratified and confirmed; and

(b)	all rights, obligations and indebtedness which have arisen and remain outstanding under the Existing Credit Agreement as of the Closing Date including all amounts in respect of the Existing Letters of Credit shall, subject only to the effect of the amendments and modifications to the Existing Credit Agreement effected by this Agreement, continue in full force and effect as rights, obligations and indebtedness under this Agreement, all in accordance with and subject to the provisions herein set forth, and the liability of the Borrower in respect of the Existing Letters of Credit shall be and be deemed to be continued under and governed by this Agreement from and after the Closing Date in accordance with the provisions of this Agreement.

1.14	Interest Rates, Benchmark Notification.

(1)            The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.4 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, the administration of, submission of, calculation of, performance of or any other matter related to any interest rate used in this Agreement (including, without limitation, the ABR, Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR) or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, or have the same value or economic equivalence of as the existing interest rate (or any component thereof) being replaced or have the same volume or liquidity as did any existing interest rate (or any component thereof) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate (or component thereof) used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.15	Currency Equivalents Generally.

(1)            Any amount specified in this Agreement (other than in Article 2, Article 6 and Article 14 or as set forth in clause (2), (3) or (4) of this Section 1.15) or any of the other Credit Facility Documents to be in Dollars shall also include the US Dollar Equivalent Amount of such amount in any currency other than Dollars. The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating such US Dollar Equivalent Amounts of Advances and Outstanding Amounts denominated in Euro or an Alternative L/C Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Notwithstanding the foregoing, for purposes of determining compliance with Sections 10.2(2), 10.2(8) and 10.2(10) with respect to any amount of any Liens, indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.15 shall otherwise apply to such Sections, including with respect to determining whether any indebtedness or Investment may be incurred at any time under such Sections.

(2)            For purposes of determining compliance under Sections 10.2(8), 10.2(9) and 10.2(10), any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 10.1(8); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of indebtedness.

(3)            Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Euribor Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Euribor Loan is denominated in Euro, such amount shall be the Euro Equivalent of such Dollar amount, as determined by the Administrative Agent.

(4)            Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative L/C Currency, such amount shall be the relevant Alternative L/C Currency Equivalent of such Dollar amount, as determined by the applicable Issuing Bank.

(5)            The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates referenced in the definitions of “Euribor Loan,” “Term SOFR Reference Rate,” “Daily Simple SOFR” or “Daily Simple SONIA” or with respect to any comparable or successor rate thereto.

1.16	Additional Alternative Currencies

(1)            The Borrower may from time to time request that Letters of Credit or Revolving Facility Loans be issued in a currency other than those specifically listed in the definition of “Alternative L/C Currency” or “Alternative Revolver Currency”, as applicable; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank or Revolving Lender, as applicable; provided that such approval may require, without limitation, that a condition to the issuance of a Letter of Credit denominated in such additional Alternative L/C Currency or the making of a Revolving Facility Loan denominated in such additional Alternative Revolver Currency, as applicable, shall be that there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent or the relevant Issuing Bank or Revolving Lender, as applicable, would make it impracticable for such Letter of Credit Advances or Revolving Facility Loan, as applicable, to be denominated in the relevant Alternative L/C Currency or Alternative Revolver Currency, as applicable.

(2)            Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time), 20 Business Days prior to the date of the desired Advances (or such other time or date as may be agreed by the Administrative Agent and the applicable Issuing Bank or Revolving Lender in their sole discretion). The Administrative Agent shall promptly notify each Issuing Bank or Revolving Lender in the case of any such request. Each Issuing Bank or Revolving Credit Lender shall notify the Administrative Agent, not later than 11:00 a.m., 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit or the making of a Revolving Facility Loan in such requested currency.

(3)            Any failure by an Issuing Bank or Revolving Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank or Revolving Lender to permit Letters of Credit to be issued or the making of Revolving Facility Loans in such requested currency. If the Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested currency or the Administrative Agent and all Revolving Lenders consent to the making of Revolving Facility Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative L/C Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Banks or the making of any Revolving Facility Loans by such Revolving Lenders, as applicable. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.16, the Administrative Agent shall promptly so notify the Borrower.

1.17	CDOR, Euribor or SONIA Discontinuation.

(1)            If the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Revolving Lenders notify the Administrative Agent that the Borrower or Required Revolving Lenders (as applicable) have determined that:

(a)	adequate and reasonable means do not exist for ascertaining CDOR, Euribor or SONIA, and such circumstances are unlikely to be temporary;

(b)	the administrator of the CDOR, Euribor or SONIA or a governmental authority having jurisdiction has made a public statement identifying a specific date after which CDOR, Euribor or SONIA will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans;

(c)	a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which CDOR, Euribor or SONIA shall no longer be permitted to be used for determining the interest rate of loans (each such specific date in clause (b) above and in this clause (c), a “Scheduled Unavailability Date”); or

(d)	syndicated loans currently being executed, or that include language similar to that contained in this Section 1.17, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace CDOR, Euribor or SONIA, then reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may mutually agree upon a successor rate to CDOR, Euribor or SONIA, as the case may be, and the Administrative Agent and the Borrower may amend this Agreement to replace CDOR, Euribor or SONIA, as the case may be, with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein ), giving due consideration to any evolving or then existing convention for similar Canadian Dollars, Euro or British Pound Sterling denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “Successor Rate”), together with any proposed Successor Rate conforming changes and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Revolving Lenders and the Borrower unless, prior to such time, Revolving Lenders comprising the Required Revolving Lenders have delivered to the Administrative Agent written notice that such Required Revolving Lenders do not accept such amendment.

(2)            If no Successor Rate has been determined and the circumstances under clause (a) above exist or a Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Revolving Lender. Thereafter, the obligation of the Revolving Lenders to make or maintain CDOR Rate Loans, Euribor Loans or SONIA Loans shall be suspended (to the extent of the affected Revolving Facility Loans, or applicable periods). Upon receipt of such notice, the Borrower may revoke any pending request for an Advance of, conversion to or rollover of CDOR Rate Loans, Euribor Loans or SONIA Loans (to the extent of the affected Revolving Facility Loans, or applicable periods) or, failing that, in the case of CDOR Loans, the Borrower will be deemed to have converted such request into a request for an Advance of Canadian Prime Rate Loans denominated in Canadian Dollars, and in the case of Euribor Loans or SONIA Loans, the Borrower will be deeemed ot have revoked such request.

(3)            Notwithstanding anything else herein, any definition of the “Successor Rate” (exclusive of any margin) shall provide that in no event shall such Successor Rate be less than zero for the purposes of this Agreement. In addition, CDOR shall not be included or referenced in the definition of “Canadian Prime Rate.”

1.18	Divisions.

For all purposes under the Credit Facility Documents, in connection with any division, plan of division or establishment of any series under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time and (c) each division and series of any Person shall be treated as a separate Person hereunder.

1.19	Letter of Credit Amounts

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the equivalent in US Dollars of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the equivalent in US Dollars of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

1.20	Revocability of Notices

Notwithstanding anything to the contrary set forth herein, but subject to Section 11.5(1), any notice delivered by the Borrower may state that such notice is conditioned upon the consummation of other transactions, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or such transaction is not consummated.

Article 2
THE CREDIT FACILITIES

2.1	Credit Facilities.

(1)            Commitment.

(a)	Subject to and upon the terms and conditions herein set forth, each Revolving Lender severally, but not jointly, agrees to make a Loan or Loans denominated in US Dollars or any Alternative Revolver Currency to the Borrower from its Lending Office (each, a “Revolving Facility Loan” and, collectively, the “Revolving Facility Loans”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Facility Commitment, provided that such Revolving Facility Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Facility Maturity Date, (B) may, at the option of the Borrower, be incurred and maintained as ABR Loans, SOFR Loans, Canadian Prime Rate Loans, CDOR Loans, Euribor Loans or SONIA Loans, and ABR Loans may be converted into SOFR Loans and vice versa, and Canadian Prime Rate Loans may be converted into CDOR Rate Loans, and vice versa; provided that all Revolving Facility Loans made by each of the Revolving Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Facility Loans of the same Type, (C) may be repaid or prepaid in accordance with the provisions hereof (without premium or penalty other than as set forth in Section 11.5(1)) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Revolving Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Lender’s share of the Principal Outstanding at such time exceeding such Revolving Lender’s Revolving Facility Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Principal Outstanding under the Revolving Facility at such time exceeding the Total Revolving Facility Commitments then in effect.

(b)	Subject to and upon the terms and conditions herein set forth, each Initial Term Lender severally, but not jointly, agrees to make a Loan or Loans denominated in US Dollars (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Commitment of such Lender. Such Initial Term Loans (i) may at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; provided that all Initial Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid in accordance with the provisions hereof (without premium or penalty other than as set forth in Section 11.5(1) or 2.4(5)), but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Commitments. On the Initial Term Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in US Dollars.

Each applicable Lender shall make available to the Borrower through its applicable Lending Office its Rateable Portion of all Accommodations under each Credit Facility (as applicable) in accordance with this Agreement.

(2)            Purposes. The Credit Facilities shall be used only for the following purposes:

(a)	in the case of the Revolving Facility Loans, for working capital and other general corporate purposes, including (but subject to Section 2.1(8)) for other acquisitions and the issuance of Letters of Credit; and

(b)	in the case of the Initial Term Loans, to consummate the Transactions.

(3)            Accommodations. Subject to the terms and conditions of this Agreement, Accommodations shall be made available under the Credit Facilities as follows:

Revolving Facility:

ABR Loans

SOFR Loans

Canadian Prime Rate Loans

CDOR Loans

Euribor Loans

SONIA Loans

Letters of Credit

Term Facility:

ABR Loans

SOFR Loans

provided that:

(a)	the aggregate Face Amount of Letters of Credit issued under the Revolving Facility shall not at any time exceed $200 million or the Equivalent Amount in any other currency (the “Letter of Credit Sublimit”); and

(b)	Advances under the Revolving Facility may be made as Swingline Advances by the Swingline Lender on a temporary basis in accordance with Section 2.1(6).

Subject to the terms and conditions herein set forth, Accommodations will be made available by way of such numbers of draws and up to such dates as are set forth below, namely:

(a)	Revolving Facility – under the Revolving Facility (i) on the Closing Date, in a single draw (subject to the limit in Section 2.1(2)(a)) and (ii) after the Closing Date, in multiple draws from time to time up to but not including the Revolving Facility Maturity Date; and

(b)	Initial Term Facility – under the Initial Term Facility, in a single draw on the Closing Date; and any unused amount of the Initial Term Commitments shall be permanently canceled as of the close of business on the Closing Date and the Total Initial Term Commitments shall be permanently reduced and canceled in an equal amount (on a pro rata basis among the Initial Term Lenders based upon their respective Initial Term Commitments); provided that, after the Closing Date and subject to the other terms and conditions of this Agreement, Accommodations by way of Conversion and Rollover shall be available under each Credit Facility up to the Maturity Date for such Credit Facility.

(4)            Minimum Amounts. Subject to the Required Revolving Lenders in any specific instance waiving such requirement under the Revolving Facility, the aggregate principal amount of the Advances requested in any Borrowing shall be at least $5 million and a whole multiple of $100,000.

(5)            Revolving Repayments.

(a)	Revolving Facility - The Revolving Facility is a revolving facility and amounts repaid thereunder may be reborrowed (subject to compliance with the terms and conditions of this Agreement); repayments of the Revolving Facility in accordance with its revolving nature shall be made on one Business Day’s prior notice for ABR Loans and Canadian Prime Rate Loans and three Business Days’ prior notice for SOFR Loans, CDOR Rate Loans, Euribor Loans or SONIA Loans.

(b)	Term Facilities - No Term Facility is a revolving facility, and amounts repaid or prepaid under any Term Facility may not be reborrowed and shall give rise to a cancellation and reduction of the relevant Commitments as set forth in Section 2.4.

(6)            Swingline Advances. In the event that the Borrower has a requirement for an ABR Advance in same day funds in an amount up to $30 million in the aggregate, the Borrower may (subject to satisfaction of applicable terms and conditions hereof) obtain such Advance (in this Section 2.1(6), a “Swingline Advance”) under the Revolving Facility from the Swingline Lender alone. Each Swingline Advance may be made on the same day’s notice made on or before 12:00 noon (New York time) on such day, by the Borrower providing to the Swingline Lender (with a copy to the Administrative Agent) a Borrowing Notice. Each Swingline Advance shall be deemed to constitute a utilization of the Revolving Facility funded wholly by the Swingline Lender (and, prior to the repayment of such Swingline Advance with the proceeds of an Accommodation under the Revolving Facility provided by all of the Revolving Lenders, the payments on account thereof shall be allocated wholly to the Swingline Lender) and may not be outstanding more than seven Business Days. The Borrower shall, on or before the seventh Business Day forthwith following the making of a Swingline Advance, repay such Swingline Advance in full, together with all accrued or unpaid interest, either from its own resources or with the proceeds of an Accommodation under the Revolving Facility, failing which the Borrower shall be deemed to have delivered to the Administrative Agent at the close of business in New York on such seventh Business Day an Accommodation Request requesting an ABR Advance under the Revolving Facility in the amount of such Swingline Advance. The proceeds of the funding by the other Revolving Lenders under such Accommodation Request shall be applied by the Administrative Agent to repay the Swingline Lender that portion of the Swingline Advance that does not represent the Swingline Lender’s pro rata share (as a Revolving Lender) of the requested ABR Advance. For certainty, it is acknowledged and agreed that the Revolving Lenders shall be obligated to fund their Rateable Portions of any ABR Advance required by this Section 2.1(6) regardless of whether (i) a Default or Event of Default has occurred and is continuing, (ii) an Accommodation Request has actually been delivered by the Borrower or (iii) any other condition in Section 6.2 has been satisfied, fulfilled or otherwise met.

(7)            Hostile Takeovers. In the event that the Borrower wishes to utilize proceeds of one or more Accommodations under the Revolving Facility to, or to provide funds to any Subsidiary, Affiliate or other Person to, finance an offer to acquire (which shall include an offer to purchase securities, solicitation of an offer to sell securities, an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any Person (the “Target”) which constitutes a “take-over bid” pursuant to applicable corporate or securities legislation (in any case, a “Takeover”), and if the Takeover is, under applicable Law, such as to require the board of directors of the Target to prepare a directors circular or like document that includes either a recommendation to accept or reject the Takeover or a statement that they are unable to make or are not making a recommendation, then either:

(a)	prior to or concurrently with delivery to the Administrative Agent of any Accommodation Request, the proceeds of which are intended to be utilized as aforesaid, the Borrower shall provide to the Administrative Agent evidence satisfactory to the Administrative Agent (acting reasonably) that the board of directors or like body of the Target, or the holders of all of the securities of the Target, has or have approved, accepted, or recommended to security holders acceptance of, the Takeover; or

(b)	the following steps shall be followed:

(i)	at least five Business Days prior to the delivery to the Administrative Agent of such Accommodation Request, the Borrower shall advise the Administrative Agent (who shall promptly advise each Revolving Lender) of the particulars of such Takeover;

(ii)	within three Business Days of being so advised, each Revolving Lender shall notify the Administrative Agent of such Lender’s determination as to whether it is willing to fund under such Accommodation Request; provided that, in the event such Lender does not so notify the Administrative Agent within such three Business Day period, such Lender shall be deemed to have notified the Administrative Agent that it is so willing to fund; and

(iii)	the Administrative Agent shall promptly notify the Borrower of each such Lender’s determination;

and in the event that any Revolving Lender (each, a “Declining Lender”) has notified the Administrative Agent that it is not willing to fund under such Accommodation Request, then such Declining Lender shall have no obligation to fund under such Accommodation Request, notwithstanding any other provision of this Agreement to the contrary; provided, however, that each other Revolving Lender (each, a “Financing Lender”) which has advised the Administrative Agent it is willing to fund under such Accommodation Request shall have an obligation, up to the amount of its unused Commitment under the Revolving Facility, to fund under such Accommodation Request, and such funding shall be provided by each Financing Lender in accordance with the ratio, determined prior to the provision of such funding, that the Commitment of such Financing Lender under the Revolving Facility bears to the aggregate the Commitments of all the Financing Lenders under the Revolving Facility.

If Accommodations are provided in the manner contemplated by Section 2.1(7)(b) and there are Declining Lenders, subsequent Accommodations under the Revolving Facility shall be funded firstly by Declining Lenders having unused Commitments under the Revolving Facility, and subsequent repayments under the Revolving Facility shall be applied firstly to Financing Lenders, in each case until such time as the proportion that the amount of each Revolving Lender’s Principal Outstanding under the Revolving Facility bears to the aggregate Principal Outstanding under the Revolving Facility is equal to such proportion which would have been in effect but for the application of this Section 2.1(7).

For greater certainty, in no event shall a Declining Lender be obligated to purchase any participation in accordance with Section 14.1 to the extent that the shortfall in such Declining Lender’s share of outstanding Obligations under the Revolving Facility is attributable to the operation of this Section 2.1(7).

(8)            Lending Offices. Each Lender (i) shall designate a Lending Office and shall fund all of its Accommodations under the Credit Facilities from such Lending Office and (ii) from time to time by written notice to the Administrative Agent (with a copy to the Borrower), may elect to change its Lending Office to another office, branch or location in the United States of America (or any other country in the case of a Revolving Lender); provided that, unless an Event of Default shall have occurred and be continuing, the consent of the Borrower to a change under this Section 2.1(8) shall be required (which consent shall not be unreasonably withheld or delayed, it being acknowledged that the Borrower may reasonably object to a change if the result thereof would be to subject the Borrower to additional Increased Costs) and further provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay any Accommodation in accordance with the terms of this Agreement.

2.2	Repayment.

(1)            Credit Facilities Repayment. The Credit Facilities shall, subject to early repayment or acceleration in accordance with this Agreement, be repaid as follows:

(a)	Revolving Facility – The Principal Outstanding under the Revolving Facility shall be repaid in full on the Revolving Facility Maturity Date.

(b)	Initial Term Loans – The Principal Outstanding under the Initial Term Loans shall be repaid as follows (each such payment referred to as an “Initial Term Repayment Amount”):

(i)	on the last day of each Financial Quarter after the Closing Date (excluding the Financial Quarter in which the Closing Date occurs), the Principal Outstanding under the Initial Term Loans will be repaid by amount equal to 0.25% of the Principal Outstanding under the Initial Term Loans at the close of business in Toronto on the Closing Date after giving effect to any payment under this Agreement (each such date, an “Initial Term Repayment Date”); and

(ii)	on the Initial Term Maturity Date, any remaining Principal Outstanding under the Initial Term Loans will be repaid in full.

(c)	Incremental Term Loans – The Principal Outstanding under any Incremental Term Loans shall be repaid in the amounts and on the applicable dates set forth in the applicable Extension/Incremental/Refinancing Amendment.

(2)            Interest. At the same time as any mandatory or voluntary repayment or prepayment of principal is made hereunder, the Borrower shall also pay all accrued and unpaid interest on the principal amount being repaid or prepaid.

(3)            Foreign Exchange Fluctuations. If at any time the US$ Equivalent Principal Outstanding under a Credit Facility, as calculated by the Administrative Agent as at the first Business Day of a calendar month, shall exceed 105% of the aggregate Commitments of the Lenders thereunder by virtue of a change in the Equivalent Amount in US Dollars of Accommodations made in any other currencies, the Borrower shall within five Business Days following written demand therefor by the Administrative Agent at the Borrower’s election either (i) pay to the Administrative Agent on account of the Principal Outstanding thereunder such amount as is required to reduce such US$ Equivalent Principal Outstanding under such Credit Facility to, or below, such aggregate Commitments, or (ii) pay such excess amount to the Administrative Agent, to be held by the Administrative Agent as cash collateral security for the Obligations under the relevant Credit Facility as they come due.

(4)            Exceeding Commitments. Subject to Section 2.2(3), if at any time the US$ Equivalent Principal Outstanding under a Credit Facility, as calculated by the Administrative Agent, shall exceed the aggregate Commitments of the Lenders under such Credit Facility, the Borrower shall within five Business Days following written demand therefor by the Administrative Agent pay to the Administrative Agent on account of the Principal Outstanding thereunder such amount as is required to reduce such US$ Equivalent Principal Outstanding under such Credit Facility to, or below, such aggregate Commitments.

2.3	Mandatory Reductions and Prepayments.

(1)            Term Facilities Mandatory Prepayments

(a)	Prepayment Events – Upon the occurrence of any Prepayment Event, the Borrower shall, within three Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within ten Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), in accordance with Section 2.3(2) below, prepay Term Loans in an aggregate principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Prepayment Event, the Borrower may use a rateable portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking equal in priority to the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking equal with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.

(b)	Prepayments from Excess Cash Flow - Not later than ten Business Days after the date on which Financial Statements are required to be delivered with respect to any Financial Year (commencing with the Financial Year ending December 31, 2023), the Borrower shall prepay (or cause to be prepaid), in accordance with Section 2.3(2) below, Term Loans in an aggregate principal amount equal to the ECF Percentage of Excess Cash Flow for such Financial Year minus the sum of (i) all voluntary prepayments, repurchases or redemptions of Term Loans or other any Permitted Other Indebtedness that is secured on a pari passu basis with the Term Facilities (and with such prepaid, repurchased or reduced Permitted Other Indebtedness permanently extinguished) made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (limited, in the case of a “Dutch auction” pursuant to Section 14.8(12)(x) or open market purchases pursuant to Section 14.8(12), to the lesser of (x) the actual purchase price paid in cash with respect thereto and (y) the par amount of such Term Loans so purchased) in each case to the extent such prepayments, repurchases, or redemptions were not financed with the proceeds of long-term debt; provided that such prepayments, repurchases or redemptions are either completed in accordance with Section 14.8(12)(x) or otherwise offered to all of the applicable Term Lenders on a pro rata basis and (ii) all voluntary prepayments, repurchases or redemptions of Revolving Facility Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments. To the extent the repatriation of any of or all of the Excess Cash Flow attributable to Foreign Subsidiaries could result in material adverse tax consequences to the Borrower or its Subsidiaries (as reasonably determined by the Borrower), the amount of Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay the Term Loans at the times provided in this Section 2.3(1)(b).

(2)            Application to Repayment Amounts. Each prepayment of Borrowings required by Section 2.3(1) shall be applied, without premium or penalty to the next eight scheduled amortization payments of the Term Loans in direct order of maturity until each such amortization payment is paid in full and then pro rata to the remaining scheduled amortization payments of the Term Loans. With respect to each such prepayment, the Borrower will, not later than the date specified in this Section 2.3 for making such prepayment, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each such Credit Facility, and requesting that the Administrative Agent provide notice of such prepayment to each applicable Lender.

(3)            Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Borrowings required to be made pursuant to Section 2.3(1)(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender with Commitments under the relevant Credit Facilities of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each such Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event (such declined amounts, the “Declined Proceeds”) of Borrowings required to be made pursuant to Section 2.3(1)(a) or 2.3(1)(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (Toronto time), one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Borrowings, as applicable. Any Declined Proceeds remaining may be retained by the Borrower (“Retained Declined Proceeds”) and shall, if so retained by the Borrower, constitute a portion of the Available Amount, to the extent provided in clause (d) of the definition of “Available Amount” as set forth herein.

2.4	Voluntary Reductions and Prepayments.

(1)            Reductions of Revolving Facility Commitments. The Borrower shall have the right at any time and from time to time, without penalty or bonus, upon at least three Business Days’ prior notice to the Administrative Agent in the form of Schedule 9 annexed hereto, to terminate the whole or reduce in part on a permanent basis the unused portion of the Revolving Facility Commitments of the Revolving Lenders under the Revolving Facility (pro rata among the Revolving Lenders on the basis of their respective Revolving Facility Commitments); provided that each partial reduction shall be in an aggregate minimum amount of $5 million and multiples in excess thereof of $1 million or in the full amount of the Principal Outstanding under such Credit Facility.

(2)            Optional Prepayment of Credit Facilities. In addition to repayments made under the Revolving Facility in accordance with the revolving nature thereof under Section 2.1(5)(a), the Borrower shall have the right at any time and from time to time, without penalty or bonus but subject to Section 2.4(5) and Section 11.5(1), upon at least three Business Days’ prior notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), to effect a voluntary prepayment on account of the Principal Outstanding under any or all Credit Facilities, which prepayment shall be in an aggregate minimum amount of $5 million and multiples in excess thereof of $1 million or in the full amount of the Principal Outstanding under such Credit Facility.

(3)            Order. Any prepayment of Term Loans under Section 2.4(2) shall be applied to the relevant Term Facility (pro rata among the Lenders thereof on the basis of their respective Term Loans under such Term Facility) and any remaining amortization payments thereunder as directed by the Borrower (and, if no direction is given, in direct order of maturity).

(4)            Return of Letters of Credit. The Borrower may at any time and from time to time, at its option, return any outstanding Letter of Credit to the Issuing Bank for cancellation.

(5)            Soft Call Premium. If, prior to the date that is six months after the Closing Date, (a) there shall occur any amendment, amendment and restatement or other modification of this Agreement the primary purpose of which is to reduce the all in yield then in effect for the Initial Term Loans hereunder, (b) all or any portion of the Initial Term Loans are voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of Debt obligations, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new Debt in a transaction the primary purpose of which is to lower the all in yield below the all in yield in effect for the Initial Term Loans so prepaid, or (c) a Term Lender must assign its Initial Term Loans as a result of its failure to consent to an amendment, amendment and restatement or other modification of this Agreement the primary purpose of which is to reduce the all in yield then in effect for such Initial Term Loans (any of clause (a), (b) or (c), a ”Repricing Transaction”), then in each case the aggregate principal amount subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a Change of Control or a Transformative Acquisition) will be subject to a 1.00% prepayment premium. The “all-in yield” for purposes of this Section 2.4(5) shall be calculated in a manner consistent with the Yield Differential pursuant to Section 2.14(5).

2.5	Payments.

(1)            Payment Account. The Borrower shall make each payment to be made hereunder not later than 1:00 p.m. (New York time) in the currency of the Accommodation or other obligation in respect of which such payment is made (be it US Dollars or another currency) on the day (subject to Section 2.5(2)) when due, in immediately available funds, by deposit of such funds to the applicable Payment Account.

(2)            Business Day. Subject to the next following sentence, whenever any payment hereunder is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  If any such extension would cause any payment of interest or fees on an Accommodation to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(3)            Application. Unless otherwise provided herein, all amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including attorney costs payable under Section 14.5 and amounts payable under Article XI) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, Cash Management Obligations and Hedging Obligations) payable to the Lenders (including attorney costs payable under Section 14.5 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), and that portion of the Obligations constituting fees, premiums and scheduled periodic payments in respect of Hedging Obligations, ratably among the Lenders and the other Secured Parties entitled thereto, respectively, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed amounts, face amounts of any Letter of Credit, termination value under Hedging Instrument and Cash Management Obligations and to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 5.6, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

(4)            Pro Rata Basis. All payments of principal, interest and fees to the Lenders, unless otherwise expressly stipulated, shall be made for the account of, and distributed by the Administrative Agent to, the Lenders pro rata on the basis of the amounts respectively owed to them as (as applicable) principal, interest or fees under the relevant Credit Facility.

(5)            Payments Free of Set-off. Each payment made by the Borrower on account of the Obligations shall be made without set-off or counterclaim.

2.6	Computations.

All computations of:

(a)	interest based on the Canadian Prime Rate, CDOR, Daily Simple SONIA or clause (a) of the ABR shall be made by the Administrative Agent on the basis of a year of 365 days or, in the case of a leap year, 366 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable;

(b)	interest based on Adjusted Term SOFR, Euribor or clause (b), (c) or (d) of the ABR shall be made by the Administrative Agent on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Computation of fees under Sections 2.7(a) and 5.7(1) and (2) shall be made by the Administrative Agent on the basis of a year of 365 days or (in the case of a leap year and only with respect to fees under Sections 2.7(a) and 5.7(1) and (2)) 366 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an amount of interest or fees payable by the Borrower hereunder shall be conclusive and binding for all purposes, absent demonstrated error.

2.7	Fees.

The Borrower shall pay to the Administrative Agent the following fees, calculated as follows:

(a)	a commitment fee (for the account of the Revolving Lenders pro rata on the basis of their respective Revolving Facility Commitments) payable by the Borrower at the rate per annum equal to the applicable percentage set forth in the definition of “Applicable Margin”, calculated on the difference from time to time between the aggregate Revolving Facility Commitments (as reduced in accordance with Section 2.4 or otherwise adjusted in accordance with this Agreement) and the aggregate Principal Outstanding under the Revolving Facility (excluding Swingline Advances); such fee shall be payable in US Dollars, calculated daily from the Closing Date to the Revolving Facility Maturity Date, and payable quarterly in arrears on the first day of each January, April, July, and October and on the Revolving Facility Maturity Date; and

(b)	the fees agreed from time to time between the Borrower and the Administrative Agent in a separate letter agreement.

2.8	Interest on Overdue Amounts.

After occurrence and during the continuance of a Specified Event of Default, the Borrower shall pay interest on all overdue principal and interest amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

2.9	Where Borrower Fails to Pay.

Unless the Administrative Agent has been notified in writing by the Borrower at least one Business Day prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each relevant Lender on such payment date an amount equal to the portion of such payment which is due to such Lender pursuant to this Agreement. If the Borrower does not in fact remit such payment to the Administrative Agent, the Administrative Agent shall promptly notify each such Lender and such Lender shall forthwith on demand repay to the Administrative Agent an amount equal to the portion of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing as such Lender but in no event greater than, as the case may be, the Canadian Prime Rate or the ABR.

2.10	Evidence of Indebtedness.

The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to such promissory note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11	Administrative Agent’s Discretion on Allocation.

In the event that it is not practicable to allocate to each Revolving Lender its Rateable Portion of an Accommodation in accordance with Section 3.2 by reason of the occurrence of circumstances described in Article 11, the Administrative Agent is authorized by the Borrower and each Revolving Lender to make such allocation as the Administrative Agent determines in its sole and unfettered discretion may be equitable in the circumstances. All fees in respect of and repayments in connection with any such Accommodation, as well as future Accommodations, shall be adjusted as among the Revolving Lenders by the Administrative Agent accordingly.

2.12	Rollover and Conversion.

(1)            General. Subject to the terms and conditions of this Agreement, the Borrower may from time to time request that any type of Loan or any portion thereof be rolled over or converted in accordance with the provisions hereof.

(2)            Request. Each request by the Borrower for a Rollover or Conversion shall be made by the delivery of a duly completed and executed Accommodation Request to the Administrative Agent and the provisions of Article 3 or Article 4 shall apply to each request for a Rollover or Conversion as if such request were a request thereunder for a Borrowing.

(3)            Effective Date. Each Rollover or Conversion of a CDOR Rate Loan or SOFR Loan shall be made effective as of the last day of the subsisting Interest Period.

(4)            Failure to Elect. If the Borrower does not deliver an Accommodation Request at or before the time required by Section 2.12(2) and:

(a)	[reserved];

(b)	in the case of a CDOR Rate Loan, fails to give two Business Days’ prior notice that it will pay to the principal amount thereof at the end of the relevant Interest Period or if the Borrower gives such notice but fails to act in such accordance with it, the Borrower shall be deemed to have requested a Rollover of such Loan for a further Interest Period of one month, and all of the provisions hereof applicable to CDOR Rate Loans shall apply thereto; or

(c)	in the case of a SOFR Loan, fails to give three Business Days prior notice that it will pay to the Administrative Agent for the account of the applicable Lender the principal amount thereof at the end of the relevant Interest Period or if the Borrower gives such notice but fails to act in such accordance with it, the Borrower shall be deemed to have requested a Rollover of such Loan for a further Interest Period of one month, and all of the provisions hereof applicable to SOFR Loans shall apply thereto.

2.13	Extensions of Revolving Facility Maturity Date.

(1)            The Borrower may from time to time, at its option, by delivering to the Administrative Agent a written extension request (a “Revolving Facility Extension Request”), request the Revolving Lenders to extend the Revolving Facility Maturity Date.

(2)            Promptly after receipt from the Borrower of an executed Revolving Facility Extension Request, the Administrative Agent shall deliver to each Revolving Lender a copy of such Revolving Facility Extension Request, and each such Revolving Lender shall, within ten Business Days (or such other period as the Administrative Agent may agree) after receipt of such Revolving Facility Extension Request (the “Election Date”), notify the Administrative Agent in writing (such note, the “Revolving Facility Extension Election”) whether such Revolving Lender will agree to extend its Revolving Facility Maturity Date; provided that if any Revolving Lender fails to so advise the Administrative Agent by the Election Date, then such Revolving Lender shall be deemed to have advised the Administrative Agent that it will not agree to extend its Revolving Facility Maturity Date. The Administrative Agent shall promptly notify the Borrower if any Revolving Lender advises that it will not agree to extend its Revolving Facility Maturity Date. Subject to any replacement of Non-Extending Revolving Lenders under Section 11.7, any such extension shall apply only to those Revolving Lenders which provided their consent to such extension (the “Extending Revolving Lenders”). The determination of each Revolving Lender whether or not to extend the Revolving Facility Maturity Date applicable to it shall be made by each individual Revolving Lender in its sole discretion.

(3)            Promptly following the Election Date, the Administrative Agent shall either:

(a)	deliver to the Borrower (with a copy to each such Revolving Lender) a written extension signed by the Administrative Agent; or

(b)	notify the Borrower that the request for extension has been denied.

(4)            If the extension of the Revolving Facility Maturity Date is approved by less than all of the Revolving Lenders, then the Administrative Agent shall also advise the Borrower of (i) any Revolving Lender(s) which did not agree to the requested extension (each, a “Non-Extending Revolving Lender”), (ii) each Non-Extending Revolving Lender’s Rateable Portion of the Obligations then outstanding and (iii) the amount, if any, by which each Extending Revolving Lender is prepared to increase its Commitments in the event the Borrower proposes to assign the Commitments of a Non-Extending Revolving Lender under Section 11.7.

(5)            Upon the delivery to the Borrower of a written extension, the then current Revolving Facility Maturity Date of the Extending Revolving Lenders shall be extended in the Revolving Facility Extension Request as specified therein and the then current Revolving Facility Maturity Date for the Non-Extending Revolving Lenders will remain unchanged.

(6)            Each Non-Extending Revolving Lender shall be deemed to be an Affected Lender for the purposes of Section 11.7.

(7)            Paragraphs (1) through (6) of this Section 2.13 shall apply from time to time to permit successive extensions to the Revolving Facility Maturity Date prior to the then current Latest Maturity Date of any Class of Revolving Facility Commitments hereunder.

(8)            Each Extension/Incremental/Refinancing Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Agents, to effect the provisions of this Section 2.13.

2.14	Extensions of Maturity Dates of Term Facilities.

(1)            The Borrower may from time to time, at its option, by delivering to the Administrative Agent a written extension request (a “Term Facility Extension Request”), request the Term Lenders to extend the Initial Term Maturity Date or add another tranche of Term Loans.

(2)            Promptly after receipt from the Borrower of an executed Term Facility Extension Request, the Administrative Agent shall deliver to each Term Lender a copy of such Term Facility Extension Request, and each such Term Lender shall, within ten Business Days (or such other period as the Administrative Agent may agree) after receipt of such Term Facility Extension Request (the “Term Election Date”), notify the Administrative Agent in writing (such note, the “Term Facility Extension Election”) whether such Term Lender will agree to extend its Initial Term Maturity Date; provided that if any Term Lender fails to so advise the Administrative Agent by the Term Election Date, then such Term Lender shall be deemed to have advised the Administrative Agent that it will not agree to extend its Initial Term Maturity Date. The Administrative Agent shall promptly notify the Borrower if any Term Lender advises that it will not agree to extend its Initial Term Maturity Date. Subject to any replacement of Non-Extending Term Lenders under Section 11.7, any extension shall apply only to those Term Lenders which provided their consent to such extension (the “Extending Term Lenders”). The determination of each Term Lender whether or not to extend its Initial Term Maturity Date shall be made by each individual Term Lender in its sole discretion.

(3)            Promptly following the Term Election Date, the Administrative Agent shall either:

(a)	deliver to the Borrower (with a copy to each Term Lender) a written extension signed by the Administrative Agent; or

(b)	notify the Borrower that the request for extension has been denied.

(4)            If the extension is approved by less than all of the Term Lenders, then the Administrative Agent shall also advise the Borrower of any Term Lender(s) which did not agree to the requested extension (each, a “Non-Extending Term Lender”), each Non-Extending Term Lender’s Rateable Portion of the Obligations then outstanding and the amount, if any, by which each Extending Term Lender is prepared to increase its Term Commitments in the event the Borrower proposes to assign the Term Commitments of a Non-Extending Term Lender under Section 11.7.

(5)            Upon the delivery to the Borrower of a written extension, the then current Initial Term Maturity Date of the Extending Term Lenders shall be extended for the term specified in the Term Facility Extension Request and the then current Initial Term Maturity Date for the Non-Extending Term Lenders will remain unchanged.

(6)            Each Non-Extending Term Lender shall be deemed to be an Affected Lender for the purposes of Section 11.7.

(7)            Paragraphs (1) through (6) of this Section 2.14 shall apply from time to time to permit successive extensions to the Initial Term Maturity Date prior to the then current Latest Maturity Date of any Class of Term Loans hereunder.

(8)            Each Extension/Incremental/Refinancing Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Agents, to effect the provisions of this Section 2.14.

2.15	Incremental Facilities.

(1)            Subject to Sections 2.15(3) and 2.15(4), the Borrower may by written notice to the Administrative Agent from time to time (each such notice an “Incremental Commitment Request”) elect to request the establishment of one or more (x) additional first lien Term Facilities or increases in the aggregate maximum permitted Principal Outstanding under any then exisiting Term Facility (the “Incremental Term Commitments”) or (y) additional first lien revolving facilities or increases in the aggregate maximum permitted Principal Outstanding under the Revolving Facility (the “Incremental Revolving Facility Commitments” and collectively with the Incremental Term Commitments, the “Incremental Commitments”), in an aggregate principal amount for all Incremental Commitments taken together not to exceed the greater of the following (the “Incremental Facility Limit”) (a) the Unrestricted Incremental Amount at such time plus (b) the amount of any voluntary prepayments, repurchases, redemptions or other retirements of the Term Loans and voluntary permanent reductions of the Revolving Facility Commitments effected after the Closing Date (including pursuant to debt buy-backs made by the Borrower or any Subsidiary pursuant to “Dutch auction” procedures and open market purchases permitted hereunder, in an amount equal to the amount actually paid in respect thereof, but excluding (A) any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder, (B) any reduction of Revolving Facility Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder and (C) prepayments with the proceeds of substantially concurrent incurrence of other long term Debt (other than borrowings under the Revolving Facility)) (this clause (b), the “Voluntary Prepayment Amount”) plus (c) unlimited additional Incremental Facilities and Incremental Equivalent Debt so long as, after giving Pro Forma Effect thereto (but excluding the cash proceeds of any such Incremental Facilities), (i) if such Incremental Facility is secured by the Collateral on a pari passu basis with the Closing Date Facilities, the First Lien Net Leverage Ratio does not exceed 3.75:1.00, (ii) if such Incremental Facility is secured by the Collateral on a junior-lien basis with the Closing Date Facilities, the Secured Net Leverage Ratio does not exceed 4.50:1.00 and (iii) if such Incremental Facility is unsecured, the Borrower would be in compliance with the Financial Covenants (in each case, excluding from such ratio calculations (x) amounts incurred concurrently with the incurrence of indebtedness incurred in reliance on the Unrestricted Incremental Amount and/or the Voluntary Prepayment Amount and (y) amounts incurred concurrently or substantially concurrently with the incurrence of Debt pursuant to drawings under the Revolving Facility, in which case the First Lien Net Leverage Ratio may exceed 3.75:1.00, as a result of the incurrence of such amounts, and it being understood that Incremental Facilities may be incurred pursuant to this clause (c) prior to utilization of the Unrestricted Incremental Amount and the Voluntary Prepayment Amount) and assuming for purposes of such calculation that the full committed amount of any new Incremental Revolving Facility Commitments and/or any Incremental Equivalent Debt constituting a revolving credit commitment then being incurred shall be treated as outstanding indebtedness (this clause (c), the “Incremental Incurrence Test”). Any portion of any Incremental Facility incurred other than under the Incremental Incurrence Test may be reclassified at any time, as the Borrower may elect from time to time, as incurred under the Incremental Incurrence Test if the Borrower meets the applicable ratio under the Incremental Incurrence Test at such time on a Pro Forma Basis at any time subsequent to the incurrence of such Incremental Facility (or would have met such ratio, in which case, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower).

(2)            Each Incremental Commitment Request shall specify the date on which the Borrower proposes that the Incremental Commitment requested therein shall become effective. In connection with the incurrence of any Debt under this Section 2.15, the Borrower shall provide to the Administrative Agent a certificate certifying that the Incremental Commitments do not exceed the Incremental Facility Limit (which certificate shall be in reasonable detail and shall provide the calculations and basis therefor and classify such Debt as being incurred under clause (a), (b) or (c) of the definition of “Incremental Facility Limit” (which classification may be reclassified) and that the conditions in Section 2.15(4) have been satisfied.

(3)            The Lenders at the time of any request under Section 2.15(1) shall not be obliged to participate in any Incremental Facility and the Borrower may pursue and include new lenders to assist in funding any Incremental Commitments; provided that the addition of new lenders under such Incremental Facility shall be subject to:

(a)	the consent of the Administrative Agent and, in the case of Incremental Revolving Facility Commitments, each Issuing Bank under the Revolving Facility and the Swingline Lender;

(b)	[reserved];

(c)	the execution and delivery by such new lenders of such accession or similar agreements as may be reasonably requested by the Administrative Agent in order that such new lenders shall be bound by the terms and conditions of this Agreement; and

(d)	compliance by such lenders with such reasonable procedures as may established by the Administrative Agent in connection with the establishment of such Incremental Facility.

(4)            The effectiveness of any Incremental Commitments shall be subject to the following conditions (the date upon which any Incremental Commitments become effective, the “Increased Amount Date”): (i) subject to the Limited Condition Acquisition Provisions in the case of any Incremental Commitments the proceeds of which will be used to fund an Acquisition or other similar material Investment permitted under the Credit Facility Documents, no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom, (ii) subject to the Limited Condition Acquisition Provisions in the case of any Incremental Commitments the proceeds of which will be used to fund a Limited Condition Acquisition, all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Commitments (provided that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), (iii) the maturity date of any Incremental Term Commitments shall be no earlier than the Initial Term Maturity Date, (iv) the weighted average life to maturity of any Incremental Term Commitments shall be no shorter than the weighted average life to maturity of the Initial Term Commitments, (v) the interest margins for such Incremental Term Commitments shall be determined by the Borrower and the lenders of such Incremental Term Commitments; provided that in the event that the all in yield for any broadly syndicated U.S. dollar denominated floating rate Incremental Term Facility that is pari passu in right of payment and security with the Obligations and incurred prior to the second anniversary of the Closing Date is greater than the all in yield for the Initial Term Commitments by more than 50 basis points (the “Yield Differential”), then the Applicable Margin for the Initial Term Commitments shall be increased to the extent necessary so that the all in yield for such Incremental Term Commitments is not more than 50 basis points higher than the all in yield for the Initial Term Commitments, (vi) any Incremental Facility, to the extent secured, shall be secured only by the Collateral (or a portion thereof) and shall only be guaranteed by the Guarantors (or a subset thereof) (and if secured by junior liens on Collateral, subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent); provided that any Incremental Facility may be secured by assets other than the Collateral or guaranteed by a Person other than the Guarantors, so long as such assets are contemporaneously included as Collateral and such Person contemporaneously becomes a Guarantor in respect of the Closing Date Facilities and (vii) any Incremental Revolving Facility Commitments shall be pursuant to documentation consistent with the Initial Revolving Facility Commitments and any Incremental Term Commitments shall be pursuant to documentation to be determined; provided that, to the extent such terms and documentation relating to any Incremental Term Facility are not consistent with the Initial Term Commitments (except to the extent permitted by clauses (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.

(5)            For purposes of determining the interest margins applicable to the Incremental Term Commitments and the Yield Differential for the Initial Term Commitments, (A) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Initial Term Lenders in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (B) customary arrangement or similar fees payable to the applicable lead arrangers (or their respective Affiliates) in connection with the Initial Term Commitments or to one or more arrangers (or their Affiliates) of such Incremental Term Commitments shall be excluded and (C) if the Adjusted Term SOFR or ABR floor for such Incremental Term Commitments is greater than the Adjusted Term SOFR or ABR floor, respectively, for the Initial Term Commitments, the difference between such floor for such Incremental Term Commitments and the Initial Term Commitments shall be equated to an increase in the Applicable Margin to the extent an increase in the interest rate floor in such Initial Term Commitments would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to such Initial Term Commitments shall be increased by such increased amount.

(6)            An amount not to exceed the then available unused capacity with respect to the incurrence of Debt under Incremental Commitments may, subject to compliance with the requirements set forth in clauses (i) through (iv) and clause (vi) of Section 2.15(4) (except that (A) customary bridge facilities shall be permitted notwithstanding clause (iii) of Section 2.15(4) and (B) any such Debt that is in the form of term loans that are secured on a pari passu basis with the Credit Facilities shall be subject to clause (v) of Section 2.15(4)), be used by the Borrower for the incurrence of Permitted Other Indebtedness, in each case (if secured) to be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable; provided that the Borrower shall be in pro forma compliance with the Financial Covenants after giving effect to the incurrence thereof (all such debt in this paragraph (6), “Incremental Equivalent Debt”).

(7)            On any Increased Amount Date on which any Incremental Revolving Facility Commitments become effective, subject to the satisfaction of the foregoing terms and conditions of this Section 2.15, (a) each of the Revolving Lenders with Initial Revolving Facility Commitments shall assign to each Revolving Lender with an Incremental Revolving Facility Commitment (each, an “Incremental Revolving Lender”) and each Incremental Revolving Lender shall purchase from each of the Lenders with Initial Revolving Facility Commitments, at the principal amount thereof, such interests in the Loans outstanding thereunder on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Principal Outstanding under the Revolving Facility will be held by existing Revolving Lenders and Incremental Revolving Lenders rateably in accordance with their respective Revolving Facility Commitments after giving effect to the addition of such Incremental Revolving Facility Commitments to the existing Revolving Facility Commitments, and (b) (i) each Incremental Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and (ii) each Incremental Revolving Lender shall become a Lender with respect to its Incremental Revolving Facility Commitment and all matters relating thereto; provided that the Administrative Agent, the Swingline Lender and each Issuing Bank under the Revolving Facility shall have consented (not to be unreasonably withheld or delayed) to such Incremental Revolving Lender providing such Incremental Revolving Facility Commitment to the extent such consent, if any, would be required under Section 14.8 for an assignment of Revolving Facility Loans or Revolving Facility Commitments, as applicable, to such Incremental Revolving Lender.

(8)            On any Increased Amount Date on which any Incremental Term Commitments become effective, subject to the satisfaction of the foregoing terms and conditions of this Section 2.15, (a) each of the Term Lenders with Incremental Term Commitments shall make an Advance to the Borrower in an amount equal to its Incremental Term Commitment, and (ii) each provider of Incremental Term Loans shall become a Lender hereunder with respect to its Incremental Term Commitment and the Advances thereunder made pursuant thereto.

(9)            Incremental Revolving Facility Commitments shall be treated the same as any Class of Revolving Facility Commitments being increased thereby (including with respect to the Maturity Date thereof) and shall be considered to be part of the Class of Revolving Facility Commitments being increased.

(10)            Incremental Term Commitments shall be treated the same as any Class of Term Commitments being increased thereby (including with respect to the Maturity Date thereof) and shall be considered to be part of the Class of Term Facility being increased.

(11)            The terms and provisions of Incremental Term Loans and Incremental Term Commitments of any Class shall be on terms and documentation set forth in the applicable Extension/Incremental/Refinancing Amendment as determined by the Borrower; provided that such terms comply with the requirements of Section 2.15(4) to the extent applicable. Any Incremental Revolving Facility Commitments or Incremental Term Loan made on an Increased Amount Date shall, at the election of the Borrower and agreed to by the Lenders providing such Incremental Revolving Facility Commitments or Incremental Term Commitments, be designated as (a) a separate Class of Term Loans or revolving Commitments for all purposes of this Agreement or (b) part of a Class of existing Term Loans or Revolving Facility Loans for all purposes of this Agreement.

(12)            The Borrower shall provide a certificate of a Senior Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the funding date for any Incremental Facility, together with a reasonably detailed description of the material terms and conditions of such Incremental Facility or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the applicable requirements of this Section 2.15.

(13)            Each Extension/Incremental/Refinancing Amendment Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Agents, to effect the provisions of this Section 2.15.

2.16	Refinancing of Credit Facilities.

(1)            The Borrower may refinance any of the Credit Facilities from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving loan facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Credit Facility Documents with the consent of the Administrative Agent and, in the case of a Refinancing Revolving Facility, the Swingline Lender and each Issuing Bank (in each case, not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional Classes of (x) senior unsecured notes or loans; (y) senior secured notes or loans that will be First Lien Obligations or (z) senior secured notes or loans that will be Second Lien Obligations (any such notes or loans, “Refinancing Notes”; and the refinancings effected in accordance with this Section 2.16, “Permitted Refinancings”); provided that (a) any Refinancing Term Facility does not mature prior to the Maturity Date of, or have a weighted average life to maturity, earlier than the Maturity Date, or the weighted average life, of the Class of Term Loans being refinanced and any Refinancing Notes mature no earlier than the Maturity Date of the Class of Term Loans being refinanced (provided that, in any case, any Refinancing Term Facility may include amortization not in excess of 1% per annum), (b) any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sale and change of control provisions), (c) any Refinancing Revolving Facility does not mature prior to the Maturity Date of the Revolving Facility Commitments being refinanced, (d) any Refinancing Facilities or Refinancing Notes, to the extent secured, shall be secured only by the Collateral (or a portion thereof) on a pari passu or junior basis and shall only be guaranteed by the Guarantors (provided that such Refinancing Facilities or Refinancing Notes may be secured by assets other than the Collateral or guaranteed by a Subsidiary other than the Guarantors, so long as such assets are contemporaneously included as Collateral and such subsidiary becomes a Guarantor) and (e) the proceeds of such Refinancing Facilities or Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans (and, in the case of the Revolving Facility, pro rata Commitment reductions) under the applicable Class of Loans being so refinanced.

(2)            The Borrower shall provide a certificate of a Senior Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of Debt under any Refinancing Facility or Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement.

(3)            Each Extension/Incremental/Refinancing Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.16.

Article 3
ADVANCES AND LOANS

3.1	Advances.

(1)            Commitments.

(a)	Each Revolving Lender agrees (on a several basis with the other Revolving Lenders, up to the amount of such Lender’s Revolving Facility Commitment), on the terms and conditions herein set forth, to make Advances under the Revolving Facility at any time and from time to time on or after the Closing Date and prior to the Revolving Facility Maturity Date.

(b)	Each Initial Term Lender agrees (on a several basis with the other Initial Term Lenders, up to the amount of such Lender’s Initial Term Commitment), on the terms and conditions herein set forth, to make an Advance under the Initial Term Facility on the Closing Date.

(2)            Amounts; Availability. The aggregate principal amount of each Borrowing shall comply with, and the availability thereof shall be subject to, Section 2.1(4).

3.2	Making the Advances.

(1)            Notice. Each Borrowing under the Credit Facilities shall be made on at least three Business Days’ (in the case of SOFR Loans, CDOR Rate Loans, Euribor Loans or SONIA Loans) or one Business Day’s (in the case of ABR Loans or Canadian Prime Rate Loans) prior notice given not later than 1:00 p.m. (New York time) by the Borrower to the Administrative Agent, and the Administrative Agent shall give to each relevant Lender prompt notice thereof and of such Lender’s Rateable Portion of each type of Borrowing to be made under the Borrowing. Each such notice of a Borrowing shall be given by way of an Accommodation Request or by telephone (confirmed promptly in writing), with the same information as would be contained in an Accommodation Request, including the requested date of such Borrowing and the aggregate amount of each type of Advance comprising such Borrowing.

(2)            Lender Funding. Except in connection with a Rollover or Conversion (other than a Conversion from one currency to another), each Lender shall, before 1:00 p.m. (New York time) on the date and in the currency of the requested Borrowing, deposit to the applicable Payment Account in immediately available funds such Lender’s Rateable Portion (subject to Section 2.11) of each type of Advance comprising such Borrowing. Promptly upon receipt by the Administrative Agent of such funds and upon fulfilment of the applicable conditions set forth in Article 6, the Administrative Agent will make such funds available to the Borrower by debiting the Payment Account (or causing such account to be debited), and by crediting such account as the Borrower shall designate (or causing such account to be credited) with such Advances.

(3)            Failure by Lender to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Rateable Portion of each type of Advance comprising such Borrowing, the Administrative Agent may assume that such Lender has made each such Rateable Portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 3.2(2) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date corresponding amounts. If and to the extent that such Lender shall not have made its Rateable Portion available to the Administrative Agent, such Lender shall pay such corresponding amounts to the Administrative Agent forthwith on demand. If such Lender shall pay such corresponding amounts to the Administrative Agent, the amounts so paid shall constitute such Lender’s Rateable Portion of such Borrowing for the purposes of this Agreement. The Administrative Agent shall also be entitled to recover from such Lender interest on such corresponding amounts, for each day from the date such amounts were made available by the Administrative Agent to the Borrower until the date such amounts are repaid to the Administrative Agent, at a rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing as such Lender but in no event greater than the ABR, together with the Administrative Agent’s reasonable administrative fee. If such Lender shall not pay such corresponding amounts to the Administrative Agent forthwith on demand, the Borrower shall pay such corresponding amounts (together with accrued and unpaid interest at the applicable rate herein set forth for each type of Advance) to the Administrative Agent within two Business Days of demand being made upon it.

(4)            Failure to Fund. The Administrative Agent shall notify the Borrower of the failure of any Lender to make an Advance if:

(a)	such failure has not been remedied within seven days; or

(b)	the Administrative Agent reasonably believes that such failure was caused by any reason other than a technical failure or as a result of a defect in the arrangements hereunder for funding Advances.

The Administrative Agent shall not be liable to the Borrower or any Lender in respect of notice given or not given pursuant to this Section 3.2(4). In the event of the continuing failure by any Defaulting Lender to make an Advance, the Borrower and the Administrative Agent shall use their reasonable best efforts to arrange for one or more other Persons (in this Section 3.2(4), the “assuming Lender”) reasonably satisfactory to the Borrower and the Administrative Agent to assume all or a portion of the relevant Commitments and acquire the outstanding Accommodations and other rights and interests of the Defaulting Lender hereunder. The assuming Lender and Defaulting Lender shall execute all such documents as may be reasonably required by the Administrative Agent and the Borrower to effect such assumption and acquisition.

3.3	Interest on Loans.

The Borrower shall pay interest on the unpaid principal amount of each at the following rates per annum:

(1)            Interest. The Borrower shall pay interest on the unpaid principal amount of each at the following rates per annum:

(a)	Canadian Prime Rate Loans. If and so long as such Loan is a Canadian Prime Rate Loan, at a rate per annum equal at all times to the sum of the Canadian Prime Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in Canadian Dollars in arrears:

(i)	quarterly on the last Business Day of each Financial Quarter; and

(ii)	when such Canadian Prime Rate Loan becomes due and payable in full or is the subject of a Conversion.

(b)	CDOR Rate Loans. If and so long as such Loan is a CDOR Rate Loan, at a rate per annum equal at all times during each Interest Period for such CDOR Rate Loan to the sum of the CDOR Rate for such Interest Period plus the Applicable Margin, calculated daily and payable in Canadian Dollars:

(i)	at the end of each Interest Period (except where such Interest Period exceeds three months in duration, in which case such interest shall be payable on the dates falling every three months following the commencement of the Interest Period and, finally, at the end of such Interest Period); and

(ii)	when such CDOR Rate Loan becomes due and payable in full or is the subject of a Conversion.

(c)	ABR Loans. If and so long as such Loan is an ABR Loan, at a rate per annum equal at all times to the sum of the ABR in effect from time to time plus the Applicable Margin, calculated daily and payable in US Dollars in arrears:

(i)	quarterly on the last Business Day of each Financial Quarter; and

(ii)	when such ABR Loan becomes due and payable in full or is the subject of a Conversion.

(d)	SOFR Loans. If and so long as such Loan is a SOFR Loan, at a rate per annum equal at all times during each Interest Period for such SOFR Loan to the sum of Adjusted Term SOFR for such Interest Period plus the Applicable Margin, calculated daily and payable in US Dollars:

(i)	at the end of each Interest Period (except where such Interest Period exceeds three months in duration, in which case such interest shall be payable on the dates falling every three months following the commencement of the Interest Period and, finally, at the end of such Interest Period); and

(ii)	when such SOFR Loan becomes due and payable in full or is the subject of a Conversion.

(e)	Euribor Loans. If and so long as such Loan is a Euribor Loan, at a rate per annum equal at all times during each Interest Period for such Euribor Loan to the sum of Euribor for such Interest Period plus the Applicable Margin, calculated daily and payable in Euros:

(i)	at the end of each Interest Period (except where such Interest Period exceeds three months in duration, in which case such interest shall be payable on the dates falling every three months following the commencement of the Interest Period and, finally, at the end of such Interest Period); and

(ii)	when such Euribor Loan becomes due and payable in full.

(f)	SONIA Loans. If and so long as such Loan is a SONIA Loan, at a rate per annum equal at all times to the sum of the Daily Simple SONIA in effect from time to time plus the Applicable Margin, calculated daily and payable in British Pounds Sterling in arrears:

(i)	quarterly on the last Business Day of each Financial Quarter; and

(ii)	when such SONIA Loan becomes due and payable in full.

3.4	Benchmark Replacement Setting

(1)            Benchmark Replacement.

(a)	Notwithstanding anything to the contrary herein or in any other Credit Facility Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Facility Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Facility Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Facility Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)	No Excluded Swap Obligation shall be deemed to be a “Credit Facility Document” for purposes of this Section 3.4.

(2)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Facility Document.

(3)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.4(4). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Facility Document, except, in each case, as expressly required pursuant to this Section 3.4.

(4)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks (the “IOSCO Principles”), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the IOSCO Principles for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(5)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.

Article 4
[RESERVED]

Article 5
LETTERS OF CREDIT

5.1	Letters of Credit Commitment.

(1)            Issuance.

(a)	Each Issuing Bank under the Revolving Facility agrees (on a several basis with the other Issuing Banks under the Revolving Facility), subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the Revolving Facility Maturity Date, in reliance upon the agreements of the Revolving Lenders set forth in this Article 5, to issue Letters of Credit for the account of the Borrower, up to the amount of such Issuing Bank’s Letter of Credit Fronting Commitment.

(b)	The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit issued under the Revolving Facility on the Closing Date for the account of the Borrower. Without limiting the foregoing, (i) each such Existing Letter of Credit shall be included in the calculation of the Principal Outstanding in respect of the Revolving Facility on the Closing Date, (ii) all liabilities of the Borrower with respect to such Existing Letters of Credit shall constitute Obligations under the Revolving Facility and (iii) each Revolving Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 5.6.

(2)            Limitations on Issuance. Notwithstanding Section 5.1(1), (i) no Letter of Credit shall be issued if the Face Amount of such Letter of Credit, when added to the Face Amount of all other Letters of Credit outstanding under this Agreement at such time, would exceed the Letter of Credit Sublimit then in effect (or, with respect to any applicable Issuing Bank under the Revolving Facility, exceed such applicable Issuing Bank’s Letter of Credit Fronting Commitment); (ii) no Letter of Credit shall be issued under the Revolving Facility if the Face Amount thereof would cause the aggregate amount of the Principal Outstanding under the Revolving Facility at the time of (and giving effect to) the issuance thereof to exceed the Total Revolving Facility Commitments then in effect; (iii) no Issuing Bank shall be required to issue any Letter of Credit other than a standby Letter of Credit; (iv) Letters of Credit shall be denominated in Canadian Dollars, US Dollars or any other currency requested by the Borrower and agreed to by the applicable Issuing Bank; (v) no Letter of Credit shall be issued if it would be illegal under any applicable Law for the beneficiary of the Letter of Credit to have such Letter of Credit issued in its favor; (vi) no Issuing Bank shall be required to issue any Letter of Credit if the issuance thereof would violate one or more policies of such Issuing Bank applicable to letters of credit generally; (vii) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from the Administrative Agent or the Borrower stating that a Default or Event of Default has occurred and is continuing until such time as such applicable Issuing Bank shall have received a written notice of (x) rescission of such notice from the Administrative Agent or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.2; and (viii) no Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(3)            Types of Issuance. Letters of Credit shall be issued under the Revolving Facility by the applicable Issuing Bank on behalf of the Revolving Lenders on a “fronting” basis as contemplated by Section 5.2.

(4)            Fronting Fee. The Borrower shall pay a fronting fee in respect of Letters of Credit as provided in Section 5.7(2).

5.2	Letters of Credit.

In the event that a Letter of Credit shall be issued on behalf of the Revolving Lenders by an Issuing Bank:

(a)	the Principal Outstanding in respect of such Letter of Credit shall be considered to be allocated among the Revolving Lenders pro rata on the basis of their respective Rateable Portions, and on the basis that each such Revolving Lender is liable to, and by entering into this Agreement agrees to, indemnify and hold harmless such Issuing Bank in relation to such Issuing Bank’s liability as issuer of such Letter of Credit to the extent of the amount of such pro rata share of such liability; and

(b)	for greater certainty and without limiting the generality of Section 14.1, the Principal Outstanding among the Revolving Lenders shall be adjusted in the circumstances and in the manner contemplated by Section 14.1 in order to reflect the Issuance by the Issuing Bank on behalf of the Revolving Lenders.

5.3	Notice of Issuance.

(1)            Notice. Each Issuance shall be made on at least three Business Days’ prior notice (or such shorter period as may be agreed to by the applicable Issuing Bank in its sole discretion), given in the form of the Issuing Bank’s customary letter of credit application (an “Issue Notice”) not later than 1:00p.m. (New York time) by the Borrower to the applicable Issuing Bank (with a copy of each such Notice to the Administrative Agent). Such Issue Notice shall be accompanied by any documents and information pertaining to such request as the Issuing Bank may reasonably request, including documentary and other evidence of the proposed beneficiary’s identity to enable the Issuing Bank to verify the beneficiary’s identity or to comply with Section 326 of the PATRIOT Act and any other applicable Law. In addition, the Borrower shall execute and deliver the Issuing Bank’s customary form of letter of credit indemnity agreement; provided that, if and to the extent that there is any inconsistency between the terms of this Agreement and the terms of such customary form of indemnity agreement, the terms of this Agreement shall prevail.

(2)            Maturity. Each Letter of Credit shall have an expiration date on a Business Day which occurs no later than the earlier of (a) 365 days after the Issue Date (or such later date to which the applicable Issuing Bank agrees) and (b) five Business Days prior to the Revolving Facility Maturity Date; provided that (i) an automatic extension of the expiry date of any Letter of Credit pursuant to the terms and conditions of such Letter of Credit or (ii) a reinstatement of any Letter of Credit containing customary “evergreen” renewal provisions following reimbursement or deemed reimbursement by a Revolving Facility Loan of any drawing under a Letter of Credit shall be permitted on customary terms, in each case so long as the expiry date is not extended past the date set forth in clause (b) unless the Letter of Credit has been Cash Collateralized.

5.4	Form of Letter of Credit.

Each Letter of Credit shall:

(a)	be dated the Issue Date; and

(b)	comply with the definition of Letter of Credit and shall otherwise be satisfactory in form and substance to the applicable Issuing Bank.

Except to the extent otherwise expressly provided herein or in another Credit Facility Document, the Uniform Customs or, as the case may be, ISP98 shall apply to and govern each Letter of Credit.

5.5	Procedure for Issuance of Letters of Credit.

(1)            Issue. On the Issue Date, the applicable Issuing Bank will complete and issue a Letter of Credit in favor of the Beneficiary as specified by the Borrower in its Issue Notice.

(2)            Time for Honour. No Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day upon which such draft is presented, if such presentation is made after 11:00 a.m. (local time at the place of presentation) on such Business Day.

(3)            Text. Prior to an Issue Date, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the Beneficiary prior to payment under the Letter of Credit. The applicable Issuing Bank may require changes in any such documents or certificate.

(4)            Conformity. In determining whether to pay under a Letter of Credit, the applicable Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

5.6	Payment of Amounts Drawn Under Letters of Credit.

(1)            Obligation to Reimburse. In the event of any request for a drawing under any Letter of Credit, the applicable Issuing Bank may notify the Borrower (with a copy of the notice to the Administrative Agent) on or before the date on which it intends to honour such drawing. The Borrower (whether or not such notice is given) shall reimburse the applicable Issuing Bank on demand by such Issuing Bank in Canadian Dollars, US Dollars or such other currency, as the case may be, of an amount, in immediately available funds, equal to the amount of such drawing together with interest on such amount from and including the date of honouring such drawing until payment is made as if it were an Advance of the nature set forth in Section 5.6(2) below.

(2)            Deemed Advance. Unless the Borrower reimburses the applicable Issuing Bank for the amount of such drawing prior to 1:00 p.m. (New York time) on the next Business Day after such drawing (with concurrent advice to the Administrative Agent):

(a)	in respect of any drawing under a Letter of Credit, the Borrower shall be deemed to have given an Accommodation Request to the Administrative Agent requesting the Revolving Lenders to make an Advance under the Revolving Facility, on such next Business Day, in the Equivalent Amount in US Dollars of such drawing (disregarding the provisions of Section 2.1(4)) as follows:

(i)	in respect of a drawing in US Dollars, an ABR Loan in the amount of such drawing; and

(ii)	in respect of a drawing in a currency other than US Dollars, an ABR Loan in the Equivalent Amount in US Dollars of such drawing; and

(b)	subject to the terms and conditions of this Agreement (including those set forth in Article 6), the Revolving Lenders shall be deemed to have made each such Advance in accordance with Article 3 and the Borrower shall be deemed to have applied the proceeds thereof (or required portion of such proceeds) to the reimbursement of the Revolving Lenders for the amount of such drawing.

(3)            Application of Reimbursement. Any reimbursement payment (including interest) made to the applicable Issuing Bank by the Borrower shall be for the account of such Issuing Bank.

5.7	Fees.

(1)            Issue Fee. The Borrower shall pay to the Administrative Agent (for the account of the Revolving Lenders, pro rata on the basis of their respective Rateable Portions) in respect of each Letter of Credit outstanding during any portion of a Financial Quarter, an issue fee equal to the applicable rate per annum set forth in the definition of “Applicable Margin” multiplied by an amount equal to the daily undrawn portion of the Face Amount of such Letter of Credit. Such issue fee shall be payable by the Borrower in the currency of issue in arrears; provided that the Borrower shall pay the Equivalent Amount in US Dollars of any fees payable in respect of Letters of Credit issued in a currency other than US Dollars. Each such payment shall be made within three Business Days after the date that is the earlier to occur of:

(a)	the last day of such Financial Quarter; and

(b)	the termination of such Letter of Credit;

and shall be determined for a period equal to the number of days that the Letter of Credit was outstanding during such Financial Quarter.

(2)            Fronting Fee. The Borrower shall pay to the applicable Issuing Bank, in respect of each Letter of Credit outstanding during any portion of a Financial Quarter, a fronting fee calculated at such rate as shall from time to time be agreed by the Borrower and such Issuing Bank (in each case in their sole discretion), and set forth in such agreement or other document as shall be so agreed. Such fronting fee shall be payable by the Borrower in the currency of issue in arrears; provided that the Borrower shall pay the Equivalent Amount in US Dollars of any fees payable in respect of Letters of Credit issued in a currency other than US Dollars. Each such payment shall be made within three Business Days after the date that is the earlier to occur of:

(a)	the first business day following the end of such Financial Quarter; and

(b)	the termination of such Letter of Credit;

and shall be determined for a period equal to the number of days that the Letter of Credit was outstanding during such Financial Quarter.

(3)            Administration Fee. The Borrower shall pay to the applicable Issuing Bank, upon the issuance, amendment or transfer of each Letter of Credit, such Issuing Bank’s standard documentary and administrative charges for issuing, amending or transferring standby or commercial letters of credit or letters of guarantee of a similar amount, term and risk.

5.8	Obligations Absolute.

The obligation of the Borrower to reimburse an Issuing Bank for drawings made under any Letter of Credit issued by such Issuing Bank shall be unconditional and irrevocable and shall be fulfilled strictly in accordance with the terms of this Agreement under all circumstances, including:

(a)	any lack of validity or enforceability of any Letter of Credit;

(b)	the existence of any claim, set-off, defence or other right which the Borrower may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, the Credit Facility Documents, the transactions contemplated herein and therein or any unrelated transaction (including any underlying transaction between the Borrower or an Affiliate and the Beneficiary of such Letter of Credit);

(c)	any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(d)	payment by such Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit (provided that such payment does not breach the standards of reasonable care specified in the Uniform Customs or disentitle the Issuing Bank to reimbursement under ISP98, in each case as stated on its face to be applicable to such Letter of Credit); or

(e)	the fact that a Default or an Event of Default shall have occurred and be continuing.

5.9	Nature of Lenders’ Duties.

As between (i) the Borrower, and (ii) each Issuing Bank and each Revolving Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued hereunder, by the respective Beneficiaries of such Letters of Credit and, without limitation of the foregoing, none of (iii) the applicable Issuing Bank, or (iv) the Revolving Lenders (provided that such Issuing Bank acts in accordance with the standards of reasonable care specified in the Uniform Customs and otherwise as may be required under ISP98, in each case as stated on its face to be applicable to the respective Letter of Credit) shall be responsible for:

(a)	the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged;

(b)	the invalidity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)	errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher;

(d)	errors in interpretation of technical terms;

(e)	any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;

(f)	the misapplication by the Beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and

(g)	any consequences arising from causes beyond the control of the applicable Issuing Bank.

None of the above shall affect, impair or prevent the vesting of any of the rights or powers of (i) any Issuing Bank, or (ii) the Revolving Lenders hereunder. No action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit issued by it or the related certificates, if taken or omitted in good faith, shall put (iii) such Issuing Bank, or (iv) the Revolving Lenders, under any resulting liability to the Borrower (provided that such Issuing Bank acts in accordance with the standards of reasonable care specified in the Uniform Customs and otherwise as may be required under ISP98, in each case as stated on its face to be applicable to the respective Letter of Credit).

5.10	Cash Collateral upon Acceleration Date, Maturity.

(1)      (1)      (i) If any Event of Default occurs and is continuing and the Administrative Agent, the Required Lenders or the Required Revolving Lenders, as applicable, require the Borrower to Cash Collateralize the Letter of Credit Obligations pursuant to Section 12.1(2)(c) or (ii) an Event of Default set forth under Section 12.1 (8) or (9) occurs and is continuing, then the Borrower shall Cash Collateralize the then outstanding amount of all Letter of Credit Obligations (in an amount equal to such outstanding amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. (New York City time) on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 1:00 p.m. (New York City time), or (2) if clause (1) above does not apply, the second Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 12.1 (8) or (9) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day, in either case, by 1:00 p.m. (New York City time) on such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Bank and the Revolving Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances in an amount equal to the then outstanding amount of all Letter of Credit Obligations (determined as of the date of such Event of Default), (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in accounts satisfactory to RBC in the name of RBC and for the benefit of the Revolving Lenders and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Revolving Lenders) or that the total amount of such funds is less than the aggregate outstanding amount of all Letter of Credit Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at RBC as aforesaid, an amount equal to the excess of (a) such aggregate outstanding amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the relevant Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then outstanding amount of such Letter of Credit Obligations plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrower.

(2)            The Borrower shall pay to the Administrative Agent the aforesaid amount in respect of both any Letter of Credit outstanding hereunder and any Letter of Credit which is the subject matter of any order, judgment, injunction or other such determination (in this Section 5.10, a “Judicial Order”) restricting payment by the applicable Issuing Bank under and in accordance with such Letter of Credit or extending such Issuing Bank’s liability under such Letter of Credit beyond the expiration date stated therein. Payment in respect of each such Letter of Credit shall be due in the currency in which such Letter of Credit is stated to be payable.

(3)            The Administrative Agent shall with respect to each Letter of Credit in respect of which a payment has been made as aforesaid, upon the later of:

(a)	the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Judicial Order or permanently enjoining the applicable Issuing Bank from paying under such Letter of Credit; and

(b)	the earlier of:

(i)	the date on which either the original counterpart of the Letter of Credit is delivered to the Administrative Agent for cancellation or the Issuing Bank is released by the Beneficiary from any further obligations in respect thereof; and

(ii)	the expiry (to the extent permitted by any applicable Law) of such Letter of Credit;

pay to the Borrower an amount equal to the difference between the amount paid to the Administrative Agent by the Borrower pursuant to this Section 5.10 and the aggregate amount paid by the applicable Issuing Bank under such Letter of Credit.

5.11	Addition of an Issuing Bank; Resignation by an Issuing Bank.

A Revolving Lender (or any of its Subsidiaries or Affiliates) may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender, which such written agreement shall also provide that the commitment of such additional Issuing Bank to issue Letters of Credit shall not exceed at any time the amount set forth in such written agreement. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

An Issuing Bank may upon written notice to the Borrower resign as an Issiuing Bank in connection with an assignment in full of its Revolving Commitment in accordance with Section 14.8. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank.

5.12	Provisions Related to Extended Revolving Credit Commitments.

If the maturity date in respect of any Class of Revolving Facility Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Classes of Revolving Facility Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Facility Loans and payments in respect thereof pursuant to Section 5.6 under (and ratably participated in by Lenders pursuant to) the Revolving Facility Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Facility Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 5.10(1). If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing Class shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given Class of Revolving Facility Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any Class of Revolving Facility Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended Classes. For the avoidance of doubt, notwithstanding anything contained herein, the commitment of any Issuing Bank to act in its capacity as such cannot be extended beyond the Maturity Date for the Revolving Facility (as such Maturity Date is in effect at the Closing Date) or increased without its prior written consent.

Article 6
CLOSING CONDITIONS

6.1	Closing Conditions to Initial Availability.

The Borrower shall not be entitled to an Accommodation under any Credit Facility in accordance with this Agreement unless the conditions precedent set forth in this Section 6.1 have been satisfied, fulfilled or otherwise met on the Closing Date.

(1)            Documents. The Credit Facility Documents (other than each Lender’s form of application, undertaking, indemnity and agreement in respect of Letters of Credit yet to be issued, shall have been executed and delivered to the Administrative Agent (or, in the case of the Security, the Collateral Agent), and: (a) all documents and instruments required to create and perfect the Collateral Agent’s Security in the Collateral in respect of the Credit Facilities and the Secured Obligations shall have been executed and delivered, except as otherwise set forth in Section 8.5(a) hereto, including the Confirmation and (b) all registrations, filings or recordings, except as otherwise set forth in Section 8.5(a) hereto, necessary or desirable to preserve, protect or perfect the enforceability and priority of the Liens created by the Security (subject only to Permitted Liens) shall have been completed (or arrangements satisfactory to the Collateral Agent and the Lenders for the foregoing shall have been made).

(2)            EOCL Contract. The Electro-Optical Commercial Layer contract has been awarded with an annualized revenue amount payable to the Borrower of at least $300 million, as seen under the Enhanced View Follow-on contract, or otherwise on terms reasonably acceptable to the Arrangers.

(3)            Refinancings; New 2027 Senior Secured Notes. (a) The Refinancing shall have been consummated, or substantially simultaneously with the initial Advances under the Credit Facilities, shall be consummated; and (b)(x) the New 2027 Senior Secured Notes shall have been issued and/or (y) the aggregate amount of the initial Advances under the Credit Facilities shall have been increased in lieu of all or a portion of the New 2027 Senior Secured Notes.

(4)            Solvency Certificate. The Administrative Agent shall have received a reasonably satisfactory certificate in the form attached hereto as Schedule 15 attesting that the Borrower and its Subsidiaries are Solvent on the Closing Date after giving effect to the Transactions from the chief financial officer or another senior financial officer of the Borrower.

(5)            Organization Documents. The Administrative Agent shall have received certified copies of the Organization Documents of each Loan Party.

(6)            Resolutions. The Administrative Agent shall have received certified copies of resolutions of the boards of directors, managing members and similar controlling entities of each Loan Party authorizing the execution, delivery and performance of the Credit Facility Documents to which it is a party. The Administrative Agent shall have received certified copies of resolutions of the boards of directors of each entity whose Equity Interests constitute Collateral, confirming or approving the security interest granted by the relevant Loan Party and the transfer of the said Equity Interests to the Collateral Agent or its nominee or an assignee from either thereof.

(7)            Incumbency. The Administrative Agent shall have received a certificate of the secretary or an assistant secretary respectively of each Loan Party certifying the names and the true signatures of the officers authorized to sign the Credit Facility Documents to which it is a party.

(8)            Closing Certificates. The Administrative Agent (or its counsel) shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Schedule 16, with appropriate insertions, executed by any two Senior Officers of the Borrower, as applicable.

(9)            Good Standing. The Administrative Agent shall have received a certificate of good standing or like certificate in respect of each Loan Party issued by appropriate Official Body of its jurisdiction of organization.

(10)            Searches. The Administrative Agent shall have received customary lien and judgment searches with respect to each Loan Party.

(11)            Insurance. The Administrative Agent shall have received a customary certificate of insurance demonstrating that the Borrower and its Subsidiaries are in compliance with Section 9.1.

(12)            Representations. All of the representations and warranties of the Loan Parties contained herein or in any other Credit Facility Document shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date (unless expressly stated to be made as of some other specified date) and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the relevant Lenders; provided that any of the foregoing representations or warranties that are qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)..

(13)            Perfection Certificate. The Administrative Agent shall have received an executed Perfection Certificate.

(14)            Pledged Collateral. The Collateral Agent shall have received all certificates, agreements or instruments representing or evidencing the Collateral and required to be delivered to the Collateral Agent pursuant to the Credit Facility Documents, in each case, accompanied by instruments of transfer and stock powers undated and endorsed in blank.

(15)            Opinions. The Administrative Agent shall have received customary opinions of counsel from (a) O’Melveny & Myers LLP, New York counsel to the Loan Parties and (b) Sherman & Howard, Colorado counsel to the Loan Parties.

(16)            No Change. There shall not have occurred since December 31, 2021, any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a MAE.

(17)            Know your Customer, etc. The Lenders shall have received no less than three business days prior to the Closing Date the documentation and other information that are reasonably requested by the Lenders no later than ten business days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

(18)            Fees and Expenses. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Arrangers and the Lenders on the Closing Date shall have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to the Borrower at least two business days prior to the Closing Date (provided that the foregoing amounts may, at the Borrower’s option, be offset against the proceeds of the Advances under the Credit Facilities funded on the Closing Date).

(19)            Accommodation Request. The Administrative Agent shall have received a Notice for each of the Accommodations which is requested to be made on the Closing Date, each such Notice to be given in compliance, in the case of a Borrowing, with the notice requirements in Section 3.2(1) and in the case of an Issuance, with the notice requirements in Section 5.3(1), except to the extent that any such notice requirements are waived by the Administrative Agent.

(20)            First Lien Intercreditor Agreement. The First Lien Intercreditor Agreement or a joinder thereto shall have been executed and delivered.

6.2	General Conditions for Accommodations after the Closing Date.

The Borrower shall not be entitled to any Accommodations (other than by Conversion or Rollover) after the Closing Date unless and until the conditions precedent set forth in this Section 6.2 have been satisfied, fulfilled or otherwise met, in each case in a manner and in form and substance reasonably satisfactory to the Lenders.

(1)            Representations and Warranties. Subject to Section 2.15(4) in the case of any Incremental Facilities where the Limited Condition Acquisition Provisions apply, all of the representations and warranties of the Loan Parties contained herein or in any other Credit Facility Document shall be true and correct in all material respects on and as of such date as though made on and as of such date (unless expressly stated to be made as of the Closing Date or some other specified date) and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the relevant Lenders; provided that any of the foregoing representations or warranties that are qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein).

(2)            No Default. Subject to Section 2.15(4) in the case of any Incremental Facilities where the Limited Condition Acquisition Provision apply, no Default or Event of Default shall have occurred and be continuing and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the relevant Lenders and also certifying that the use of proceeds of the requested Borrowing will comply with Section 2.1(2).

(3)            Accommodation Request. The Administrative Agent shall have received a Notice for the requested Accommodation, such Notice to be given in compliance with the requirements of Section 3.2(1), in the case of an Advance; and Section 5.3(1), in the case of an Issuance.

6.3	Conversions and Rollovers.

If so requested by the Required Revolving Lenders, the obligation of the Revolving Lenders to make any Accommodation by Conversion or Rollover under the Revolving Facility shall be subject to the condition precedent that no Event of Default shall have occurred and be continuing, and a Senior Officer of the Borrower shall so certify to such Lenders in the applicable Accommodation Request.

6.4	Deemed Representation.

After the Closing Date, the giving of any Notice and the acceptance or use by the Borrower of the proceeds of any Accommodation shall be deemed to constitute a representation and warranty by the Borrower that on the date of such Notice and on the date of any Accommodation being provided and after giving effect thereto, the applicable conditions precedent set forth in Section 6.2 shall have been satisfied, fulfilled or otherwise met.

6.5	Conditions Solely for the Benefit of the Lenders.

All conditions precedent to the entitlement of the Borrower to any Accommodations hereunder are solely for the benefit of the relevant Issuing Banks or such relevant Lenders, and no other Person shall have standing to require satisfaction or fulfilment of any condition precedent or that it be otherwise met and no other Person shall be deemed to be a beneficiary of any such condition, any and all of which may be freely waived in whole or in part by such Issuing Banks or such Lenders at any time such Issuing Banks or such Lenders deem it advisable to do so in their sole discretion.

6.6	No Waiver.

The making of any Accommodations without one or more of the conditions precedent set forth in this Article 6 having been satisfied, fulfilled or otherwise met shall not constitute a waiver by the relevant Lenders of any such condition, and such Lenders reserve the right to require that each such condition be satisfied, fulfilled or otherwise met prior to the making of any subsequent Accommodations.

Article 7
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as set forth in this Article 7, acknowledges that the Lenders are relying thereon in entering into this Agreement and providing Accommodations from time to time, agrees that no investigation at any time made by or on behalf of the Lenders shall diminish in any respect whatsoever their right to rely thereon and agrees that all representations and warranties shall be valid and effective as of the date when given or deemed to have been given and to such extent shall survive the execution and delivery of this Agreement and the provision of Accommodations from time to time.

7.1	Existence.

Each Loan Party is a corporation or other legal entity duly organized and validly subsisting and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign or extra-provincial corporation or other legal entity, as the case may be, in the other jurisdictions set forth in Schedule 7 annexed hereto except where the failure to so qualify would not or would not reasonably be expected to have an MAE.

7.2	Corporate Authority.

Each Loan Party has full corporate (or, in the case of non-corporate entities, similar) right, power and authority to enter into, and perform its obligations under, each Credit Facility Document to which it is or will be a party. Each Loan Party has full corporate (or, in the case of non-corporate entities, similar) power and authority to own and operate its properties and to carry on its business as now conducted or as contemplated to be conducted except as would not or would not reasonably be expected to have an MAE.

7.3	Authorization, Governmental Approvals, etc.

The execution and delivery of this Agreement and each other Credit Facility Document, and each other document hereby or thereby contemplated to which it is or will be a party (including by way of assignment) and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of each Loan Party. Except as set forth in Schedule 11 annexed hereto, on the Closing Date, no Permit under any applicable Law or approval under any material contract, and (except for registration of the Security at public offices for the recording of Liens, and any steps required to be taken on enforcement of the Security) no registration, qualification, designation, declaration or filing with any Official Body having jurisdiction over any Loan Party, is necessary for any Credit Facility Document or to perfect the same or to preserve the benefit thereof to the Lenders, except as would not or would not reasonably be expected to have an MAE.

7.4	Enforceability.

Each Loan Party has duly executed and delivered each Credit Facility Document to which it is a party, and each such Credit Facility Document and each other agreement and document hereby or thereby contemplated to which each Loan Party is or will be party when executed by it will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to such qualifications as may be set forth in the opinion of the Borrower’s counsel delivered pursuant to Section 6.1.

7.5	No Breach.

The execution and delivery by the Borrower of this Agreement, and by each other Loan Party of each other Credit Facility Document and each other document hereby or thereby contemplated to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, do not and will not:

(a)	conflict with or result in a breach of any of the terms, conditions or provisions of:

(i)	its Organization Documents;

(ii)	any Law;

(iii)	any contractual restriction binding on or affecting it or its properties; or

(iv)	any writ, judgment, injunction, determination or award which is binding on it; or

except, in the case of paragraphs (iii) and (iv), as would not or as would not reasonably be expected to have an MAE;

(b)	result in, or require or permit:

(i)	the imposition of any Lien (other than Permitted Liens) on or with respect to any properties now owned or hereafter acquired by it; or

(ii)	the acceleration of the maturity of any of its Debt under any contractual provision binding on or affecting it.

7.6	Litigation.

There are no actions, suits or proceedings (whether or not purportedly on its behalf) pending or, to the knowledge of the Borrower, threatened against or affecting Borrower or any Subsidiary before any Official Body which have a material likelihood of being determined adversely to it and would, if so adversely determined, reasonably be expected to have an MAE.

7.7	Subsidiaries.

As at the Closing Date: (i) the only subsidiaries of the Borrower are described in Schedule 7 annexed hereto, (ii) the Borrower and each subsidiary owns legally and beneficially (directly or indirectly) the respective portions of the outstanding Equity Interests of the Persons shown as its Subsidiaries in Schedule 7 annexed hereto, and (iii) except as set forth in Schedule 7 annexed hereto, no Person (other than the Borrower or any Subsidiary) has any agreement, option, right or privilege, whether by Law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase of securities in the capital of any Subsidiary.

7.8	Compliance.

The Borrower is not aware of any basis that the Borrower or any Subsidiary may be, and neither has Borrower nor any Subsidiary received written notice that it is alleged to be, in breach of:

(a)	any Permit or mandatory requirement or directive of any Official Body having jurisdiction relating to its business or assets (including under Environmental Laws); or

(b)	any other Law (including Environmental Laws) applicable to its business or assets;

where such breach or alleged breach has or would reasonably be expected to have an MAE.

7.9	Insurance.

All insurance policies required to be maintained by Borrower and each Subsidiary pursuant to Section 9.1 have been obtained and are in full force and effect, and such insurance policies comply in all material respects with the applicable requirements of Article 9.

7.10	No Default.

No Default or Event of Default has occurred and is continuing.

7.11	Material Contracts.

All material contracts to which Borrower or any Subsidiary is a party are in full force and effect, all conditions precedent thereunder have been satisfied or waived, neither Borrower nor any Subsidiary is in breach thereunder, and as at the Closing Date the Borrower is not aware of any breach thereunder by any counterparty, except for any such matter which has not had and would not reasonably be expected to have an MAE.

7.12	Permits.

All Permits (including Permits required under Environmental Law) as are required to conduct the respective businesses of the Borrower and its Subsidiaries have been obtained or are expected to be obtained in the normal course, except where failure to obtain same has not had and would not reasonably be expected to have an MAE.

7.13	Ownership of Assets; Flood Insurance.

The Borrower and each Subsidiary owns or has legally enforceable interests in all assets and property necessary to the operation of their respective businesses (except where failure to own or have same has not had and would not reasonably be expected to have an MAE), and each Loan Party owns or has interests in all Collateral pledged by it, in each case free and clear of all Liens other than Permitted Liens. No Mortgage on real estate located in the United States of America encumbers improved real estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, unless flood insurance available under such Act has been obtained in accordance with Section 9.1.

7.14	Intellectual Property.

The Borrower and each Subsidiary owns or has the legally enforceable right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted (except where failure to own or have same has not had and would not reasonably be expected to have an MAE). To the knowledge of the Borrower, the operation of their respective businesses by each of the Borrower and the other Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as would not reasonably be expected to have an MAE.

7.15	Taxes.

The Borrower and each Subsidiary have filed all Tax returns which are required to have been filed and have paid all Taxes which have been levied or imposed on their properties, income or assets (in each case, including in its capacity as a withholding agent), except any such Taxes (or any requirement to file Tax returns with respect thereto) which are being contested in good faith and by proper proceedings and for which adequate reserves have been maintained in accordance with US GAAP or to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have an MAE..

7.16	Expropriation.

None of the Collateral has been the subject of a Taking by any competent Official Body that has resulted in an MAE or that would reasonably be expected to have an MAE, nor has any notice or proceeding in respect of any such Taking been given or commenced nor is the Borrower aware of any intent or proposal to give any such notice or to commence any such proceeding.

7.17	MAE.

No event or circumstance has occurred since December 31, 2021 which had, or would reasonably be expected to have, an MAE.

7.18	Disclosure.

All written information and data (excluding the Projections as defined below) that have been or will be made available by the Borrower or any of its Affiliates, representatives or advisors to the Administrative Agent or any Lender in connection with the Credit Facilities on or before the Closing Date (the “Information”), taken as a whole, is complete and correct in all material respects and does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

All financial projections and budgets concerning the Borrower and its Affiliates (the “Projections”) that have been made or will be prepared by or on behalf of the Borrower or any of its Affiliates, representatives or advisors and that have been made available to the Administrative Agent or any Lender in connection with the Transactions have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable, it being understood that actual results may vary from such Projections and that such variations may be material.

7.19	Environmental, Health and Safety

Except as would reasonably expected to have an MAE, neither the Borrower nor any Subsidiary (i) is subject to or has received written notice of any Environmental Liability or (ii) knows of any facts, circumstances, conditions or occurrences, which which could reasonably be expected to cause the Borrower or any Subsidiary to incur an Environmental Liability.

7.20	Financial Condition.

The most recent Financial Statements delivered to the Administrative Agent present fairly, in material respects, the consolidated financial condition of the Borrower as at the date or dates thereof and the results of the consolidated operations thereof for the Financial Quarter or Financial Year then ending, as applicable, all in accordance with US GAAP consistently applied.

7.21	ERISA.

The Borrower, each Subsidiary and their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder, except for such non-compliance that would not reasonably be expected to result in an MAE. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in an MAE. Except as could not reasonably be expected to have an MAE, the present value of all accumulated benefit obligations under all Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plans, in the aggregate.

7.22	Labor Matters.

Except as, individually or in the aggregate, would not have an MAE, there are no strikes or other labor or work stoppages or union disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened.

7.23	Investment Company Status.

No Loan Party is an “investment company” as defined in the Investment Company Act of 1940.

7.24	Federal Reserve Regulations.

(1)            No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(2)            No part of the proceeds of any Accommodation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.

7.25	Anti-Corruption Laws and Sanctions.

(1)            The Borrower and its Subsidiaries have implemented and maintain in effect policies or codes of conduct intended to ensure compliance by its directors, officers and employees with, in each case, Anti-Corruption Laws and Sanctions applicable to such Persons.

(2)            None of the Borrower or the Subsidiaries or, to the knowledge of the Borrower, any of their respective directors, officers and employees is a Sanctioned Person.

(3)            Each of the Borrower and its Subsidiaries and, to the knowledge of the Borrower, each of their respective directors, managers, officers, agents, and employees is in compliance, in all material respects, with all applicable Anti-Corruption Laws and Sanctions.

(4)            No part of the proceeds of Borrowings under any Credit Facility will be used, directly or, knowingly, indirectly by the Borrower (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws, (B) for the purpose of funding (including payments made to) or financing any activities, investments, business or transaction of or with any Sanctioned Person, or in a Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person participating in the Loans.

(5)            In relation to each Finance Party, the representations and warranties and undertakings provided for in this Section 7.25 shall only apply for the benefit of that Finance Party to the extent that such benefit and the exercise of any rights based on such representations and warranties and undertakings will not result in a violation of, or conflict with or liability under any provision of Council Regulation (EC) 2271/9680. In connection with any amendment, waiver, determination or direction relating to any part of this Section 7.25 of which a Finance Party does not have the benefit, the Commitments of that Finance Party will be disregarded for all purposes when determining whether the consent of the Majority Lenders (or such other applicable quorum) has been obtained or whether the determination or direction by the Majority Lenders (or such other applicable quorum) has been made.

7.26	AML Legislation.

To the extent applicable, the Borrower and each Subsidiary is in compliance, in all material respects, with the United States Trading with the Enemy Act and each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and the USA PATRIOT Act.

7.27	Collateral Representations.

Each Security Document will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein to the extent intended to be created thereby and required to be perfected therein under the Credit Facility Documents. In the case of the pledges of Equity Interests described in the Security Documents, when certificates representing such Equity Interests are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Documents that may be perfected by filing, when Uniform Commercial Code financing statements and other filings in appropriate form are filed in the jurisdictions as set forth in the Perfection Certificate or other offices of the appropriate Official Body (which, with respect to filings to be made on the Closing Date, are specified on Schedule 12), the Liens in favor of the Collateral Agent for the benefit of the Secured Parties created by the Security Documents shall constitute fully perfected first priority Liens on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Credit Facility Documents and subject only to Permitted Liens) all rights, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case free and clear of any Liens other than Permitted Liens.

7.28	Solvency.

On the Closing Date, the Borrower, taken together with each subsidiary is, and after giving effect to the Transactions will be, Solvent.

Article 8
SECURITY

8.1	Security.

As continuing collateral security for the payment and performance of the Secured Obligations (all of the foregoing on a pari passu basis), there shall be executed and delivered to the Administrative Agent or the Collateral Agent, as applicable, the following documents, each of which documents shall be in form and substance reasonably satisfactory to the Lenders and subject to the Agreed Security Principles:

(a)	a Credit Facilities Guarantee from each Guarantor;

(b)	a GSA from each Loan Party;

(c)	a Mortgage from each Loan Party that owns any Material Real Property, and with respect to such Material Real Property located in the United States of America, together with opinions addressed to the Agents with respect to the enforceability of the Mortgage and other matters customarily included in such opinions, fully-paid American Land Title Association Lender’s Extended Coverage (or other reasonably satisfactory coverage if such coverage is not available in the applicable jurisdiction) mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Collateral Agent, assuring the Collateral Agent that Mortgage creates a valid and enforceable mortgage lien on the relevant Collateral, free and clear of all defects and encumbrances except Permitted Liens, which such title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include such endorsements as are reasonably requested by the Collateral Agent; provided that, at least 15 days prior to any Mortgage, the Borrower shall provide a life-of-loan flood hazard determination together with evidence to the Collateral Agent and each Lender that all flood insurance requirements hereunder in respect of such real property have been satisfied;

(d)	a pledge of all outstanding Equity Interests of each Subsidiary owned directly by a Loan Party;

(e)	any intercompany loans by any Loan Party to any Subsidiary that is a Non-Loan Party in excess of $10 million (or the Equivalent Amount in any other currency) in the aggregate shall be evidenced by a note pledged as collateral for the benefit of the obligations pursuant to a first priority perfected security interest, subject only to Permitted Liens;

(f)	a subordination of all Debt owing to any Non-Loan Party by any Loan Party;

(g)	the Confirmation; and

(h)	any security instruments or documentation required by the Collateral Agent in connection with the renewal of any of the foregoing security or granted supplemental to such security and such other security and supporting documents reasonably required by the Collateral Agent from time to time to perfect the above security or renewals therefor or reasonably required by the Collateral Agent to give effect to this Agreement;

provided that any such Security (other than the Existing Security) shall be required to be provided within 45 days after the event triggering such requirement (or such longer period to which the Administrative Agent may agree).

8.2	[Reserved].

8.3	Share Pledges.

Subject to the Agreed Security Principles, each Loan Party agrees that it shall promptly (but in any event within 45 days after receipt by such Loan Party) deliver to the Collateral Agent all Equity Interests of any Subsidiary represented by one or more share certificates (duly endorsed for transfer) together with powers of attorney (endorsed in blank), approvals of directors, shareholders or others as required for the pledge of such Equity Interests, and other supporting documents as the Collateral Agent shall reasonably request.

8.4	Material Real Property.

The Borrower shall forthwith advise the Agents of the acquisition by any Loan Party of any Material Real Property and upon request will grant or cause to be granted within 90 days (or such longer period as the Administrative Agent may reasonably agree in its sole discretion) to the Collateral Agent a Mortgage and the other deliverables set forth in Section 8.1(c) hereto from such Loan Party as security for the obligations described in the opening paragraph of Section 8.1, which Mortgage shall constitute first-priority security (subject to Permitted Liens) as contemplated by paragraph (n) in the definition of “Permitted Liens”; provided that no such Mortgage with respect to any Material Real Property located in the United States of America will be entered into by the Collateral Agent prior to the receipt by the Collateral Agent of confirmation from each Lender that all applicable requirements placed on such Secured Party under the Flood Insurance Laws with respect to such Material Real Property have been satisfied; provided, further, that any increase, extension or renewal of the Credit Facilities shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Lenders in respect of the applicable Credit Facility.

8.5	Continued Perfection of Security.

Subject to the Agreed Security Principles, the Borrower shall:

(a)	deliver and/or perfect the Security in the Collateral referred to in the proviso in Section 6.1(1) (including Mortgages and the other deliverables set forth in Section 8.1(c) on the Material Real Properties of the Loan Parties as set forth on Schedule 8.5 within 90 days (or such longer period as the Administrative Agent may reasonably agree in its sole discretion)) after the Closing Date; and

(b)	take such action and execute and deliver to the Collateral Agent such agreements, conveyances, deeds and other documents and instruments as the Collateral Agent shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the Security and the Liens of the Security to the extent contemplated by this Agreement and the Security Documents, in each case forthwith upon request therefor by the Collateral Agent and in form and substance satisfactory to the Collateral Agent, acting reasonably.

8.6	Agreed Security Principles.

Notwithstanding anything to the contrary in any of the Credit Facility Documents:

(a)	the Collateral shall exclude the following (such assets, the “Excluded Collateral”):

(i)	motor vehicles in the United States of America, other assets which are subject to certificates of title and commercial tort claims;

(ii)	pledges and security interests with respect to particular assets (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by Law or prohibited by permitted agreements binding on such assets containing anti-assignment clauses not overridden by the UCC or other applicable Law;

(iii)	any fee owned real property with a value of less than $10 million (or the Equivalent Amount in any other currency);

(iv)	any leasehold interest unless, by virtue of the nature of the leasehold premises and any assets affixed thereto, the failure of the Collateral Agent to enjoy a Lien thereon would reasonably be expected to result in (A) a material impairment of the ability of the Secured Parties, their respective agent(s) or a receiver to effectively manage any material business of any Loan Party, or (B) a material reduction in the recovery from the Collateral on a realization of the Security;

(v)	intent to use trademark applications prior to the filing of a statement of use;

(vi)	Equity Interests:

(A)            constituting margin stock (provided that the Required Lenders may require a pledge of margin stock if the value thereof exceeds $5 million (or the Equivalent Amount in any other currency));

(B)            in any Immaterial Subsidiary; provided that the foregoing shall not exclude any Equity Interests in Immaterial Subsidiaries that may be perfected by a UCC filing;

(C)            in any Subsidiary that is not a Wholly-Owned Subsidiary if the granting of a security interest in such equity would be prohibited by Law or by organizational or governance documents of any Subsidiary or would trigger termination pursuant to any “change of control” or similar provision (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law); or

(D)            at the option of the Borrower, in any Subsidiary that is either a CFC or FSHCO (other than, in the aggregate, 65% of the voting equity interests and 100% of any non-voting equity interests in such CFC or FSHCO);

(vii)	any lease, license or other agreement or any property subject to a purchase money security interest, Capital Lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Facility Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than any Loan Party or any Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable Law notwithstanding such prohibition;

(viii)	any property and assets the pledge of which would require governmental consent, approval, license or authorization that has not been obtained after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law;

(ix)	those assets as to which the Collateral Agent and the Borrower reasonably agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Secured Parties of the security to be afforded thereby;

(x)	[reserved]; and

(xi)	U.S.-Owned Assets;

provided that (x) while any obligations under the Existing 2027 Senior Secured Notes are outstanding, “Excluded Collateral” shall not include any asset subject (or required to be subject) to a Lien securing the Existing 2027 Senior Secured Notes (any such assets, to the extent described in clauses (i)-(xi) above and not otherwise required to be pledged by the Loan Parties but for this clause (x), the “Additional Collateral”) and (y) immediately upon the earlier of (i) the repayment in full of the obligations under the the Existing 2027 Senior Secured Notes or (ii) the release of the Liens on any such Additional Collateral securing the Existing 2027 Secured Notes (such earlier date, the “Additional Collateral Release Date”), such Additional Collateral shall immediately constitute “Excluded Collateral” and shall be released by the Collateral Agent in accordance with Section 8.7.

(b)	in addition to the exclusions in Section 8.6(a), no Loan Party shall be required to take any Excluded Perfection Action.

8.7	Release of Security.

(a)	The Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Loan Party from its obligations under the Guarantee, in each case in accordance with the terms of the Credit Facility Documents and Section 14.2(7) (and the Collateral Agent may rely conclusively on a certificate of a Senior Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 8.7 shall require the consent of any holder of Hedging Obligations or Cash Management Obligations. Any release hereunder by the Collateral Agent shall be without representation or warranty by or recourse to the Collateral Agent.

8.8	Excluded Swap Obligations.

(1)            Notwithstanding anything to the contrary in the Credit Facility Documents, any Excluded Swap Obligations shall be excluded from the Credit Facilities Guarantee and other Security received from any Loan Party which is not a Qualified ECP Guarantor.

(2)            Each Credit Facilities Guarantee shall include (or be deemed to include) the following keepwell undertaking:

“Keepwell

(a)	The Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Credit Agreement and in its Credit Facilities Guarantee in respect of Hedging Obligations (provided, however, that the Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under the Credit Agreement or its Credit Facilities Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Guarantor under this Section shall remain in full force and effect until the guaranteed Obligations have been paid in full and the Commitments have been terminated. The Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(b)	This Section shall only apply to the Guarantor if and so long as, it is a Qualified ECP Guarantor.

(c)	The obligations of the Guarantor under this Section are joint and several with each other Qualified ECP Guarantor.

Article 9
INSURANCE

9.1	Insurance.

The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the business and assets of the Borrower and the Subsidiaries, in such amounts and against such liabilities, casualties, risks and contingencies existing from time to time as is customary for prudent owners and operators of similar businesses and similar property. Without limiting the generality of the foregoing, if a Mortgage is required pursuant to the terms of Section 8.4 or Section 8.5 with respect to any Material Real Property located in the United States of America, and such Material Real Property is designated as, or to be in, a “flood hazard area”, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, flood insurance on such Material Real Property in such total amount as required under the Flood Insurance Laws. Such policies shall be obtained, maintained and dealt with as set forth in this Article 9.

9.2	Policies.

As soon as reasonably practicable but in any event not later than 60 days after the Closing Date (or such longer period of time as the Administrative Agent may agree), the Borrower shall ensure that all policies of insurance referred to in Section 9.1 shall (i) show the Collateral Agent as an additional named insured (in the case of general liability policies) and lenders loss payee (in the case of property policies), including with respect to flood insurance and related coverage, (ii) provide that they shall not be cancelled, lapsed or materially altered without 30 days’ prior written notice to the Collateral Agent, and (iii) contain standard non-contributory “mortgagee”, “lender” or “secured party” clauses and such other endorsements and provisions as shall reasonably be requested by the Collateral Agent.

9.3	Evidence.

(1)            The Borrower will provide to the Collateral Agent, on request from time to time, certified copies of all insurance policies. Neither Agent shall have any obligation to verify any information or statement contained in the certificates or documents delivered to it pursuant to this Article 9 or any duty to effect or maintain any insurance. Neither Agent shall be responsible for any loss by reason of the failure to maintain or insufficiency of any insurance or by reason of the failure of any insurer to pay the full amount of any loss against which such insurer may have insured.

(2)            In the event the Borrower fails to provide the Collateral Agent with timely evidence, reasonably acceptable to the Collateral Agent and the Lenders of the maintenance of insurance coverage required pursuant to this Article 9, including flood insurance, or in the event that the Borrower or any Subsidiary fails to maintain such insurance, the Administrative Agent or any Lender may, upon prior written notice of at least ten Business Days to the Administrative Agent and at least five Business Days to the Borrower, purchase or otherwise arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s or Lender’s, as applicable, part for: (a) obtaining the insurance; (b) the solvency of the insurance companies; (c) the adequacy of the coverage; or (d) the collection of claims. The insurance acquired by the Administrative Agent or any Lender, as applicable, may, but need not, protect any Loan Party’s interest in the assets charged by the Security Documents, and therefore such insurance may not pay claims which a Loan Party may have with respect to such assets or pay any claim which may be made against a Loan Party in connection with such assets. In the event the Administrative Agent or any Lender purchases, obtains or acquires insurance covering all or any portion of the assets charged by the Security Documents, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable interest rate for ABR Loans), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Administrative Agent may charge all of such premiums, fees, costs, interest and other charges to the Borrower’s accounts maintained with it. The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Administrative Agent or any Lender, as applicable may exceed the costs of insurance which the Borrower may be able to purchase on its own.

9.4	Payment of Premiums.

The Borrower will pay punctually or cause to be paid, all premiums payable for the insurance required by this Article 9.

9.5	Extension/Incremental/Refinancing Amendments.

In connection with any Extension/Incremental/Refinancing Amendment, the Administrative Agent or any Lender may request evidence of the maintenance of the insurance coverage required pursuant to this Article 9, including flood insurance. Notwithstanding anything else in this Agreement to the contrary, it shall be a condition precedent to all Extension/Incremental/Refinancing Amendments that any such evidence so requested be satisfactory to the Administrative Agent and each Lender, acting reasonably.

Article 10
COVENANTS

10.1	Affirmative Covenants.

Until the Obligations are paid and satisfied in full and this Agreement has been terminated, the Borrower covenants as follows:

(1)            Corporate Existence.  It will, and will cause each Subsidiary to, do all things necessary to:

(a)	except as otherwise provided in Section 10.2(3), maintain its corporate (or, in the case of non-corporate entities, similar) existence, and

(b)	register and qualify and remain duly registered and qualified as a corporation, partnership or other entity authorized to carry on business under the Laws of each jurisdiction in which the nature of any business transacted by it or the character of any Collateral owned or leased by it requires such registration and qualification except where failure to obtain and maintain such registration or qualification would not have an MAE.

(2)            Compliance with Laws, etc. It will, and will cause each Subsidiary to, comply in all material respects with all applicable Laws (including Environmental Laws, labor Laws, ERISA and other pension Laws, Anti-Corruption Laws and Sanctions) and Permits and do all things necessary to obtain, renew and maintain in good standing from time to time all Permits and duly observe all valid requirements of any Official Body (including those requirements respecting Environmental Laws), except to the extent failure to do so does not, or would not reasonably be expected to, result in an MAE.

(3)            Payment of Taxes and Claims. It will, and will cause each Subsidiary to, file as and when required from time to time by applicable Law all Tax returns and pay and discharge before the same shall become delinquent (i) all Taxes imposed upon it or upon its income or property (including in its capacuty as a withholding agent), and (ii) all lawful claims (including claims for labor, materials, supplies or services) which, if unpaid, might become a Lien upon its property (or, in the case of Loan Party, on any Collateral), except in each case any such Tax or claim which is being contested in good faith and by proper proceedings and for which adequate reserves have been maintained in accordance with US GAAP and no Liens (except Permitted Liens) have attached or to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have an MAE.

(4)            Keeping of Books. It will, and will cause each of its Subsidiaries to, keep proper books of record and account in conformity with US GAAP and all applicable requirements of any Official Body having legal or regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

(5)            Maintain Properties. It will, and will cause each Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Borrower or its Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business or the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have an MAE.

(6)            Pay Obligations to Lenders and Perform Other Covenants. The Borrower will make full and timely payment of the Obligations, whether now existing or hereafter arising, and will, and will cause each Subsidiary to, duly comply with all the terms and covenants made by or applicable to it contained in each of the Credit Facility Documents, all at the times and places and in the manner set forth therein and, except for the filing of renewal statements and the making of other filings by or on behalf of the Collateral Agent as secured party, at all times take all action necessary to maintain the first Liens provided for under or pursuant to this Agreement and the Security as valid and perfected Liens on the property intended to be covered thereby (subject only to Permitted Liens) to the extent contemplated by this Agreement and the Security Documents.

(7)            Use of Proceeds. The Borrower will use the proceeds of all Accommodations only for the purposes set forth in Section 2.1(2). No part of the proceeds of any Accommodations will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X, or any applicable Anti-Corruption Laws or Sanctions.

(8)            Financial and Other Reporting.  The Borrower will deliver to the Administrative Agent:

(a)	promptly after the same are available and in any event within 90 days after the end of each Financial Year, the audited annual Financial Statements of the Borrower on a consolidated basis, for each such Financial Year, together with the notes thereto, all prepared in accordance with US GAAP consistently applied, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or contain a note as to the status of the Borrower or any Subsidiary as a going concern (other than resulting from (x) the impending maturity of any Debt or (y) any actual or prospective default under any financial covenant);

(b)	promptly after the same are available and in any event within 45 days after the end of its first, second and third Financial Quarters in each Financial Year, the unaudited quarterly Financial Statements of the Borrower on a consolidated basis, for each such Financial Quarter, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous Financial Year, all prepared in accordance with US GAAP consistently applied and certified by the president, chief executive officer, chief financial officer, treasurer or vice president finance of the Borrower to present fairly, in all material respects, the consolidated financial condition of the Borrower in accordance with US GAAP;

(c)	with each of the financial statements in Sections 10.1(8)(a) and 10.1(8)(b) above, a Compliance Certificate, setting out any appropriate adjustments arising by virtue of US GAAP;

(d)	promptly after the same are available and in any event within 90 days after the commencement of each Financial Year, a consolidated operating and capital budget for the Borrower of such Financial Year, which budget shall in each case be accompanied by a certificate of a Senior Officer of the Borrower stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget; and

(e)	such other information as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 10.1(8) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC and may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retreival System (EDGAR); (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by electronic mail), which upon receipt shall promptly notify each Lender, of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

(9)            Notice of Certain Events. The Borrower will:

(a)	promptly notify the Administrative Agent in writing of:

(i)	the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12.1(8) or 12.1(9);

(ii)	any occurrence in respect of the assets, businesses, operations or condition, financial or otherwise of any Subsidiary (including an ERISA Event), that has or would reasonably be expected to have an MAE; or

(iii)	any litigation, proceeding or dispute affecting the Borrower or any Subsidiary which, if adversely determined, would have a MAE, and shall from time to time furnish to the Administrative Agent all reasonable information requested by the Administrative Agent concerning the status of any such litigation, proceeding or dispute;

(b)	(i) promptly upon any Senior Officer of the Borrower obtaining actual knowledge of the occurrence of any ERISA Event which has or would reasonably be expected to have an MAE, provide to the Administrative Agent a written notice specifying the nature thereof and (ii) upon written request of the Administrative Agent, provide to the Administrative Agent copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any Subsidiary or, to the extent provided to the Borrower, any respective ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan, (B) all notices received by the Borrower or any Subsidiary, or to the extent provided to the Borrower, any respective ERISA Affiliate from a Multiemployer Plan concerning an ERISA Event and (C) copies of such other documents or governmental reports or filings relating to any Pension Plan as the Administrative Agent shall reasonably request;

(c)	promptly, and in any event within 30 days of receipt thereof, provide to the Administrative Agent copies of any notice to the Borrower or any Subsidiary from any Official Body relating to any order, ruling, statute or other law or regulation that has or would reasonably be expected to have an MAE;

(d)	provide to the Administrative Agent copies of all reports, statements and other material provided to shareholders or public securities holders, and material change reports provided (other than on a confidential basis) to applicable securities regulatory agencies, by the Borrower; provided that any such reports, statements and other materials shall be deemed delivered to the Administrative Agent upon public filing with the applicable securities regulatory agency;

(e)	from time to time, upon request by the Administrative Agent, provide to the Administrative Agent such other information as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time; and

(f)	notify the Administrative Agent of any change of (i) name, (ii) place of business (including the location of any material assets) or (iii) jurisdiction of organization or domicile of any Subsidiary, in each case no less than 10 days (or such other period as may be agreed to by the Administrative Agent) prior to such change and promptly provide to the Administrative Agent copies of any material amendments to the Organization Documents of any Subsidiary;

and such written notice in the case of (a)(i), (ii) or (iii) shall specify the nature and period of existence of the applicable Default, Event of Default or event or circumstance and what action the Borrower is taking or proposes to take with respect thereto.

(10)            Visitation, Inspection, etc. It will, and will cause each Subsidiary to, permit the Lenders and their respective representatives and consultants to visit and inspect any of its assets, to examine its books and records and to make copies and take extracts therefrom (as reasonably required, and subject to contractual confidentiality obligations of the relevant Subsidiary), and to discuss its affairs, finances and accounts with its officers or its independent auditors (in the presence of the Borrower’s personnel), all at such reasonable times and as often as the Lenders may reasonably request through the Administrative Agent provided that, excluding any such visits and inspections during the continuation of an Event of Default; only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this paragraph (10) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. For the avoidance of doubt, this paragraph (10) shall in all respects be subject to Section 14.10, including the last paragraph thereof.

(11)            Takings and Other Transactions. It will, and will cause each Subsidiary, to give prompt notice to the Administrative Agent should the Collateral or any material part thereof be taken by reason of any Taking or should it receive any notice or other information regarding such proceedings.

(12)            [Reserved]

(13)            Material Contracts. It will, and will cause each Subsidiary to, comply with, and diligently enforce, all material obligations under material contracts, except where failure to do so neither has, nor would reasonably be expected to have, an MAE, and without limiting the generality of the foregoing will use reasonable commercial efforts to cure any matter referred to in a notice given under Section 10.1(9).

(14)            Acquisitions. The Borrower will provide prompt written notice to the Administrative Agent (the provision of which may occur following the execution of definitive documentation with respect thereto) of any proposed Acquisition or Investment in a Person (other than a Subsidiary) by the Borrower or any Subsidiary for a purchase price or investment in excess of $500 million, together with:

(a)	a summary of the material terms and conditions of such Acquisition or Investment; and

(b)	such other information as the Administrative Agent shall reasonably request.

(15)            Title. Except for dispositions permitted hereby, it will, and will cause each Subsidiary to use commercially reasonable efforts to maintain and, as soon as reasonably practicable, defend and take all action necessary or advisable at any time and from time to time to use commercially reasonable efforts to maintain and defend its right, title and interest in and to all Collateral and the priority and enforceability of the Security and the Liens of the Security.

(16)            [Reserved].

(17)            [Reserved].

(18)            Intellectual Property. It will, and will cause each Subsidiary to, (except where failure to take any such action or step would not reasonably be expected to have an MAE) (i) make any registration and pay any fee or other amount which is necessary to keep its Intellectual Property rights used in the business of the Borrower and any Subsidiary in force, (ii) record its interest in those Intellectual Property rights, (iii) take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property rights, and (iv) not enter into licence arrangements in respect of those Intellectual Property rights except on normal commercial terms in the ordinary course of business.

(19)            AML Legislation and “Know Your Client” Requirements.

(a)	Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the PATRIOT Act or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), it may be required to obtain, verify and record information that identifies the Borrower and each Subsidiary of the Borrower, which information includes the name and address of each such Person and such other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such Person in accordance with AML Legislation (including information regarding such Person’s directors, authorized signing officers, or other Persons in control of each such Person). The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with AML Legislation. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent (for itself and not on behalf of any Lender), or any prospective assignee of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)	Notwithstanding anything to the contrary in this Section 10.1(19), each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any Subsidiary or any authorized signatories of such Person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such Person or any such authorized signatory in doing so.

(20)            [Reserved].

(21)            Pension Matters. The Borrower shall itself, and shall cause each Subsidiary to, establish, maintain and operate any and all pension plans, multiemployer plans and foreign employee benefit plans (other than government sponsored plans) in compliance with all applicable Laws and the respective requirements of the governing documents for such plans, except as would not or would not reasonably be expected to result in an MAE.

(22)            Designation of Subsidiaries.

(a)	Subject to clause (b) below, the Borrower may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any indebtedness or Liens of such Subsidiary existing at such time.

(b)	The Borrower may not (x) designate any Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Subsidiary, in each case unless:

(i)	immediately after giving Pro Forma Effect to such designation any related transactions, no Event of Default shall have occurred and be continuing;

(ii)	immediately after giving Pro Forma Effect to such designation and any related transactions, the Borrower shall be in pro forma compliance with the Financial Covenants; and

(iii)	in the case of clause (x), such Subsidiary shall not own any satellite or Intellectual Property that is, in the good faith determination of the Borrower, material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

(23)            Anti-Corruption Laws and Sanctions. The Borrower shall maintain in effect and enforce policies or codes of conduct intended to ensure compliance by the Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and Sanctions applicable to such Persons.

(24)            Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) (a) a public corporate family and/or corporate credit debt rating in respect of the Borrower, and (b) for so long as any Initial Term Loans are outstanding, a public debt rating in respect of the Initial Term Loans, in each case under clauses (a) and (b) from each of S&P and Moody’s.

(25)            Further Assurances. It will at its cost and expense, upon request of any Agent, duly execute and deliver, or cause to be duly executed and delivered, to such Agent such further agreements, certificates, instruments, registrations and other documents and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of such Agent to carry out more effectually the provisions and purposes of this Agreement and the other Credit Facility Documents to the extent contemplated hereby or thereby.

(26)            Additional Guarantors (Unsecured). The Borrower shall cause any Non-Loan Party that provides a guarantee of the Senior Secured Notes which is not secured by any Liens (each a “Senior Note Unsecured Guarantor”) to concurrently be designated as a Subsidiary and shall concurrently provide all of the documents required by Section 10.1(28) (whether or not such Subsidiary would otherwise be required to comply with such Section) other than any documents which relate to the granting of Liens; provided that if such Senior Note Unsecured Guarantor is fully released from all liability under its guarantee of the Senior Secured Notes, the Borrower may remove such Senior Note Unsecured Guarantor as a Subsidiary in accordance with Section Section 10.1(22).

(27)            Additional Guarantors (Secured). The Borrower shall cause any Non-Loan Party that provides a guarantee of, and grants Liens on its assets securing, the Senior Secured Notes (each a “Senior Note Secured Guarantor”) to be concurrently designated as a Subsidiary and shall concurrently provide all of the documents required by Section 10.1(28) (whether or not such Subsidiary would otherwise be required to comply with such Section); provided that if such Senior Note Secured Guarantor is fully released from all liability under its guarantee of and Liens securing the Senior Secured Notes, the Borrower may remove such Senior Note Secured Guarantor as a Subsidiary in accordance with Section 10.1(22).

(28)            Additional Guarantors. Upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 10.1(22) of any existing direct or indirect Unrestricted Subsidiary (other than an Excluded Subsidiary) as a Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary, such Subsidiary shall, subject to the Agreed Security Principles, within 45 days (or such longer period to which the Administrative Agent may agree) deliver the following to the Administrative Agent (or, in the case of items (c) and (d), the Collateral Agent):

(a)	in respect of such Subsidiary, the various documents contemplated by Sections 6.1(5), 6.1(6), 6.1(7), 6.1(9), 6.1(13), 6.1(14), 6.1(15) and 6.1(17);

(b)	a Credit Facilities Guarantee (or joinder thereto);

(c)	a GSA (or joinder thereto) and (if the same would be required under Section 8.1(c)) a Mortgage from such Subsidiary (together with the other documents and evidence of insurance required by Section 8.1(c)), which GSA and (if applicable) Mortgage shall constitute first-priority Liens (subject only to Permitted Liens) as contemplated by paragraph (n) in the definition of Permitted Liens;

(d)	a pledge of all Equity Interests of such Subsidiary held directly or indirectly by the Borrower or applicable Loan Party;

(e)	a subordination of all Debt owing by such Subsidiary to any Subsidiary of the Borrower that is not a Loan Party; and

(f)	such other security and supporting documents reasonably required by any Agent from time to time to perfect the above security or reasonably required by any Agent to give effect to the foregoing.

(29)            Beneficial Ownership Regulation. The Borrower will promptly upon the reasonable request of the Administrative Agent (or any Lender through the Administrative Agent), provide the Administrative Agent any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

(30)            Post-Closing Obligations. Take all necessary actions to satisfy the items described on Schedule 12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

Notwithstanding anything herein to the contrary, to the extent not otherwise qualified by reference to this Section 10.1(29), (i) all representations and warranties contained in this Agreement and the other Credit Facility Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described in this Section 10.1(29) within the time periods specified herein) and (ii) to the extent any provision of this Agreement or any other Credit Facility Document would be violated or breached (or any noncompliance with any such provision would immediately result in a Default or Event of Default hereunder) as a result of any such extended deadline, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 10.1(29).

10.2	Negative Covenants.

Until the Obligations are paid and satisfied in full and this Agreement has been terminated, and in addition to any other covenants herein set forth, the Borrower covenants and agrees that it will not, nor shall it permit any of its Subsidiaries to, take any of the actions set forth in this Section 10.2 or permit or suffer same to occur without the prior written consent of the Required Lenders (or the Required Revolving Lenders in the case of Section 10.2(11)).

(1)            Debt. Create, incur, issue, assume, Guarantee or otherwise become liable for, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Debt, other than the following (collectively, “Permitted Debt”):

(a)	Debt under the Credit Facilities (including Incremental Facilities);

(b)	Debt owing by Borrower to any Subsidiary and of any Subsidiary to Borrower or any other Subsidiary; provided that (i) any such Debt owing by a Loan Party to a non-Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (ii) any such Debt owing by a non-Loan Party to a Loan Party shall be a Permitted Investment;

(c)	Purchase Money Obligations and Capital Lease Obligations and any Refinancing Debt in respect thereof in an aggregate outstanding principal amount not to exceed the greater of (x) $200 million and (y) 37.5% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis;

(d)	(i) other Debt in an aggregate principal amount not to exceed the sum of (x) the Unrestricted Incremental Amount plus (y) an unlimited amount so long as, recomputed as of the last day of the most recently ended Test Period, when calculated on a Pro Forma Basis immediately after giving effect to any indebtedness incurred in reliance on this clause (y), but without giving effect to any indebtedness incurred in reliance on clause (x) substantially concurrently with the incurrence of such indebtedness in reliance on this clause (y) and without netting the cash proceeds of any such indebtedness, (I) the Borrower shall be in compliance with the Financial Covenants and (II) (A) if such Debt is secured by the Collateral on a pari passu basis with the Closing Date Facilties, the First Lien Net Leverage Ratio does not exceed 3.75:1.00 or (B) if such Debt is secured by the Collateral on a junior-lien basis to the Closing Date Facilities, the Secured Net Leverage Ratio does not exceed 4.50:1.00 (such Debt in clause (y) incurred pursuant to this paragraph (d), collectively, “Secured Ratio Debt”); provided in each case that: (A) such Debt shall be secured only by the Collateral (or a portion thereof) or a pari passu or junior basis and shall only be guaranteed by the Guarantors (provided that such Debt may be secured by assets other than the Collateral or guaranteed by a Subsidiary other than the Guarantors, so long as such assets are contemporaneously included as Collateral and such subsidiary becomes a Guarantor); (B) Secured Ratio Debt (other than a customary bridge facility so long as the long-term Debt into which such bridge facility is to be converted or exchanged satisfies the requirements of this clause (B)) shall not mature earlier than, or have a weighted average life shorter than, any of the Credit Facilities; and (C) Secured Ratio Debt in the form of term loans that are secured by the Collateral on a pari passu basis with the Closing Date Facilities will be subject to the “most-favored nations” pricing provision set forth in Section 2.15(4)(v) as if such Secured Ratio Debt were an Incremental Facility and (ii) any Refinancing Debt in respect thereof;

(e)	(i) other Debt in an aggregate principal amount not to exceed the sum of (x) the Unrestricted Incremental Amount plus (y) an unlimited amount so long as, recomputed as of the last day of the most recently ended Test Period, when calculated on a Pro Forma Basis immediately after giving effect to any indebtedness incurred in reliance on this clause (y), but without giving effect to any indebtedness incurred in reliance on clause (x) substantially concurrently with the incurrence of such indebtedness in reliance on this clause (y) and without netting the cash proceeds of any such indebtedness, (I) the Borrower is in compliance with the Financial Covenants (such Debt incurred pursuant to this paragraph (e), “Unsecured Ratio Debt”); provided that (A) such Debt shall only be guaranteed by the Guarantors (provided that such Debt may be guaranteed by a Subsidiary other than the Guarantors, so long as such subsidiary becomes a Guarantor); and (B) Unsecured Ratio Debt (other than a customary bridge facility so long as the long-term Debt into which such bridge facility is to be converted or exchanged satisfies the requirements of this clause (B)) shall not mature earlier than, or have a weighted average life shorter than, any of the Credit Facilities and (ii) any Refinancing Debt in respect thereof;

(f)	(i) Debt assumed in connection with Acquisitions and other Investments permitted by this Agreement and not created in contemplation thereof so long as, giving pro forma effect to the incurrence thereof, the Borrower would be in compliance with the Financial Covenants and (ii) any Refinancing Debt in respect thereof;

(g)	Guarantees of any Permitted Debt;

(h)	Debt incurred by a Non-Loan Party, and guarantees thereof by Non-Loan Party, in an aggregate principal amount not to exceed (A) the greater of (x) $132.75 million and (y) 25% of Adjusted EBITDA for the most recently ended Test Period at any one time outstanding and calculated on a Pro Forma Basis, plus (B) additional Debt incurred from time to time pursuant to asset based revolving facilities provided by commercial banks or similar financial institutions; provided that (1) such Debt is secured by Liens on the current assets of Subsidiaries that are not Loan Parties (and not on the Collateral) and (2) Loan Parties shall not Guarantee such Debt unless such Guarantee would otherwise be permitted under Section 10.2(9);

(i)	Attributable Debt and Purchase Money Obligations in connection with Maxar Space Real Estate or any similar Debt (whether secured or unsecured) directly related thereto (i) in an aggregate principal amount not to exceed the greater of (x) $100 million and (y) 18.8% of Adjusted EBITDA for the most recently ended Test Period at any one time outstanding and calculated on a Pro Forma Basis or (ii) that replaces any real property (owned or leased) existing on the Closing Date so long as the Interest Coverage Ratio for the most recently ended Test Period (based on the average annual contractual amount payable in respect thereof for the base term of the related obligation) is not less than 3.50:1.00;

(j)	Convertible Debt, so long as, recomputed as of the last day of the most recently ended Test Period, when calculated on a Pro Forma Basis immediately after giving effect to any Convertible Debt incurred and without netting the cash proceeds of any such indebtedness, the Borrower is in compliance with the Financial Covenants;

(k)	Debt in existence of the Closing Date and any Refinancing Debt in respect thereof;

(l)	Incremental Equivalent Debt, Refinancing Facilities and Refinancing Notes and, in each case, any Refinancing Debt in respect thereof;

(m)	(i) Cash Management Obligations and (ii) Debt incurred by Borrower or any Subsidiary in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(n)	Ordinary Course Debt;

(o)	[reserved];

(p)	Debt of the Borrower or any Subsidiary incurred in connection with any reorganization or activity undertaken as part of a Permitted Tax Restructuring; provided that:

(i)	all of the steps in such transaction are completed substantially concurrently (except for any continuing Debt permitted by part (iii) below);

(ii)	after giving effect to such transaction: all of the entities involved in such transaction are solvent at the time of such transaction or have no material liabilities (other than liabilities owed to Borrower or any Subsidiary); and

(iii)	after giving effect to such transaction: (x) any continuing Debt resulting from such transaction qualifies as Permitted Debt under another paragraph of this definition, (y) the Security, taken as a whole, is not impaired in any material respect (as determined by the Borrower in good faith) and (z) no Default or Event of Default has occurred and is continuing;

(q)	other Debt in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $265.5 million and (y) 50% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis (such Debt incurred pursuant to this paragraph (q), “General Basket Debt”);

(r)	Debt under the Senior Secured Notes outstanding on the Closing Date; and

(s)	all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (q) above.

For purposes of determining compliance with this Section 10.2(1), in the event that an item of Debt meets the criteria of more than one of the categories of Debt described in clauses (a) through (s) above, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of indebtedness (or any portion thereof) and will only be required to include the amount and type of such Debt in one or more of the above clauses.

(2)            Liens. Create, incur or otherwise permit to exist any Lien on any of its assets, other than Permitted Liens.

For purposes of determining compliance with this Section 10.2(2), in the event that a Lien meets the criteria of more than one of the categories of Liens described in definition of “Permitted Lien”, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) and will only be required to include the amount and type of Lien in one or more of the clauses of the definition of “Permitted Lien”.

(3)            Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)	any Subsidiary may merge or amalgamate with (i) the Borrower (provided that the Borrower is the surviving entity), or (ii) any one or more other Subsidiaries (provided that when any Subsidiary that is a Loan Party is merging or amalgamating with another Subsidiary, a Loan Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Loan Party (including, without limitation, as the Borrower, as applicable)) and (iii) any other Subsidiary in order to consummate a Permitted Tax Restructuring;

(b)	(i) any Non-Loan Party may merge, amalgamate or consolidate with or into any other Non-Loan Party, (ii) (A) any Subsidiary may liquidate, dissolve or wind up, or (B) any Subsidiary may change its legal form, in each case, if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (iii) the Borrower may change is legal form if it determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c)	any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment;

(d)	so long as no Event of Default exists or would immediately result therefrom, the Borrower may merge or amalgamate with any other Person (1) in a transaction in which the Borrower is the continuing or surviving entity of such transaction or (2) in a transaction in which such other Person is the surviving or continuing entity of such transaction (such Person, the “Successor Borrower”); provided that, in the case of this clause (3), (i) such Successor Borrower is organized under the laws of the United States; (ii) such Successor Borrower shall assume the Obligations of the Borrower under the Credit Facility Documents; (iii) each Guarantor shall have confirmed that its Credit Facilities Guarantee shall apply to the Successor Borrower’s obligations under the Credit Facility Documents; (iv) each Guarantor shall have by a supplement to the GSA and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Credit Facility Documents; (v) if requested by the Administrative Agent, each mortgagor of a Material Real Property shall have by an amendment to or restatement of the applicable Debenture (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Credit Facility Documents; (vi) the Borrower shall have delivered information reasonably requested in writing by the Administrative Agent (or any Lender through the Administrative Agent) reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of the type delivered on the Closing Date pursuant to Section 6.1(17); and (vii) the Borrower shall have delivered of an officer’s certificate certifying the compliance with the foregoing;

(e)	so long as no Default exists or would immediately result therefrom, any Subsidiary (other than the Borrower) may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 10.2(10); provided that the continuing or surviving Person shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 10.1(28); and

(f)	so long as no Default exists or would immediately result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Asset Sale, the purpose of which is to effect an Asset Sale permitted pursuant to Section 10.2(6), may be effected.

(4)            Other Business. Change the nature of its business or operations, or conduct businesses or operations which are materially different from the businesses and operations carried on by Borrower and its Subsidiaries taken as a whole on the Closing Date and any other businesses or operations which are reasonably related, ancillary or incidental thereto.

(5)            Financial Year. Change its Financial Year.

(6)            Asset Sales. Consummate an Asset Sale, unless

(a)	the Borrower or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b)	at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)	any Debt (as reflected on the Borrower’s most recent consolidated balance sheet) of the Borrower or any Subsidiary, other than Debt which is by its terms subordinated to the Security, that is assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and such Subsidiary have been validly released by all applicable creditors in writing;

(ii)	any securities, notes or other obligations or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii)	any Designated Non-cash Consideration received by Borrower or any Subsidiary in connection with such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration previously received by Borrower or such Subsidiary pursuant to this paragraph (iii) less the amount of Net Cash Proceeds previously realized in cash and Cash Equivalents from the disposition of prior Designated Non-cash Consideration, does not exceed the greater of (x) $100 million and (y) 18.8% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis at such time (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), will, in each case, be deemed to be cash or Cash Equivalents for this purpose.

Notwithstanding anything to the contrary herein, (x) the Borrower shall not nor shall it permit any Subsidary to consummate an Asset Sale or Permitted Disposition to an Unrestricted Subsidiary of any satellite or Intellectual Property that is material to the business of the Borrower and its Subsidiaries, taken as a whole, and (y) the Borrower shall not nor shall it permit any Guaranor to consummate an Asset Sale or Permitted Disposition to a Subsidiary (other than a Guarantor) of any satellite that is material to the business of the Borrower and its Subsidiaries, taken as a whole.

(7)            Non-Arms’ Length Transactions. Enter into any transactions with parties with whom it does not deal at arms’ length except on competitive terms consistent with an arm’s length transaction and current market conditions; provided that this provision shall not restrict (i) any inter-corporate transactions exclusively between or among the Borrower or any Subsidiary, (ii) interest or other consideration payable under any inter-corporate transaction between and of the Borrower and its Subsidiaries; (iii) the indemnification of officers and directors of the Borrower and each Subsidiary in accordance with customary practice; (iv) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower; (v) the payment of fees and indemnities to directors, officers and employees of the Borrower the Subsidiaries in the ordinary course of business; (vi) Restricted Payments permitted by Section 10.2(9) and Permitted Investments, (vii) any employment agreements entered into by the Borrower or any Subsidiary in the ordinary course of business; (viii) transactions pursuant to agreements in effect on the Closing Date and any amendment to or extension of such agreement to the extent that such amendment or extension, taken as a whole, is not adverse to the Lenders in any material respect; (ix) transactions with JV Entities for the purchase or sale of equipment or services entered into in the ordinary course of business and (x) transactions pursuant to Permitted Tax Restructurings.

(8)            Restrictions on Distributions. Enter into any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of any Subsidiary to pay dividends on or other distributions with respect to its Equity Interests or to make or repay loans or advances to Borrower or any Subsidiary, except for (i) prohibitions, restrictions and conditions imposed by applicable Law or a Credit Facility Document, (ii) prohibitions, restrictions and conditions contained in an agreement providing for the disposition of a subsidiary of Loan Party, which prohibitions, restrictions and conditions only apply pending the completion of such disposition and only apply to such subsidiary, (iii) prohibitions, restrictions and conditions on the distribution of assets in any JV Entity or similar agreement entered into in the ordinary course of business, (iv) [Reserved], (vi) any prohibition, restriction or condition pursuant to an agreement in effect at or entered into on the Closing Date, (vii) any prohibition, restriction or condition with respect to a Subsidiary pursuant to an agreement relating to any Debt incurred by such Subsidiary prior to the date on which it became a Subsidiary (other than Debt incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary) and outstanding on such date, which encumbrance or restriction is not applicable to Borrower or any Subsidiary (other than such Subsidiary) or the properties or assets of Borrower or any Subsidiary (other than such Subsidiary), (viii) any prohibition, restriction or condition arising under or in connection with any agreement or instrument relating to any Debt permitted by this Agreement if the prohibition, restriction or condition is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by Borrower), (ix) any prohibition, restriction or condition in connection with any agreement or instrument governing Equity Interests of any Person other than a Wholly-Owned Subsidiary that is acquired after the Closing Date, (x) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, and (xi) any prohibition, restriction or condition imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(9)            Limitation on Restricted Payments. Directly or indirectly declare or pay any Distribution (other than Distributions payable in Qualified Equity Interests) (all of the foregoing being collectively referred to as “Restricted Payments”), except:

(a)	any Restricted Payments required to be made on or about the Closing Date in order to consummate, or in connection with, the Transactions;

(b)	any Restricted Payments made from the net cash proceeds of, or in exchange for, a substantially concurrent issue of Qualified Equity Interests; provided that the amount of any such net cash proceeds that are utilized for any such payment will be excluded for the purposes of calculating the Available Amount;

(c)	any Restricted Payment provided that, at the time of such Restricted Payment, (i) no Event of Default has occurred and is continuing or would immediately result therefrom and (ii) the Consolidated Net Debt Leverage Ratio for the Test Period most recently ended at the time of such Restricted Payment does not exceed 3.35:1.00, as determined on a pro forma basis giving effect to all such Restricted Payments;

(d)	[reserved];

(e)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants or (B) the conversion or exchange of Equity Interests of any such Person;

(f)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(g)	the repurchase, redemption or other acquisition or retirement for value of, or payments with respect to, any Equity Interests in the Borrower held by any future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year (other than any such Equity Interests repurchased, redeemed, acquired or retired in compensation for any withholding or similar taxes due or payable by the holder thereof) will not exceed the sum of (I) $25 million, with unused amounts pursuant to this subclause (I) being carried over to succeeding fiscal years; plus (II) the aggregate net cash proceeds received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower to any future, present or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit a repurchase, redemption or other acquisition under this subclause (g) will, in any event, be excluded for the purposes of calculating the Available Amount;

(h)	Restricted Payments in an amount not to exceed the Available Amount; provided that, at the time of such Restricted Payment, (i) no Event of Default has occurred and is continuing or would immediately result therefrom and (ii) solely with respect to use of the Builder Component, the Consolidated Net Debt Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.60:1.00;

(i)	the payment of any dividend within 60 days after the date of declaration thereof, if the Borrower would have been permitted to make such payment under this Section on the date of such declaration; and

(j)	any other Restricted Payments in an aggregate amount not to exceed the greater of (x) $132.75 million and (y) 25% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis.

For purposes of determining compliance with this Section 10.2(9), in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (j) above, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Restricted Payment (or any portion thereof) and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses.

(10)            Limitation on Investments. Make any Restricted Investment.

For purposes of determining compliance with this Section 10.2(10), in the event that an Investment meets the criteria of more than one of the categories of Investments described in definition of “Permitted Investments”, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Investment (or any portion thereof) and will only be required to include the amount and type of Investment in one or more of the clauses of the definition of “Permitted Investments”.

(11)            Financial Covenants. For the exclusive benefit of the Revolving Lenders only, the Borrower will not permit:

(a)	the Consolidated Net Debt Leverage Ratio to exceed (i) 5.50:1.00 as at the end of each Financial Quarter ending up to and including December 31, 2022, (ii) 5.00:1.00 as at the end of each Financial Quarter ending on or after March 31, 2023 and up to and including December 31, 2023, and (iii) 4.50:1.00 as at the end of each Financial Quarter ending on or after March 31, 2024; or

(b)	the Interest Coverage Ratio to be less than 2.50:1.00 as at the end of each Financial Quarter,

in each case calculated (i) as at the end of each Financial Quarter (commencing with the first full Financial Quarter of the Borrower ending after the Closing Date) on the basis of the four Financial Quarters then ended, and (ii) using Borrower-prepared Financial Statements for quarterly calculations and audited consolidated year-end Financial Statements for annual calculations; provided that the Consolidated Net Debt Leverage Ratio required under clause (a) above for each Financial Quarter ending on or after March 31, 2023 shall increase by 0.50:1.00 for the four Fiscal Quarters (collectively the “relief period”) in which one or more Permitted Acquisitions or Investments permitted by this Agreement, as the case may be, by the Borrower or a Subsidiary take place; provided that such Permitted Acquisitions or Investments have an aggregate value in excess of 50% of Adjusted EBITDA for the period of four consecutive Financial Quarters ending immediately prior to the relief period (and, for the purpose of which determination of 50% of Adjusted EBITDA, Adjusted EBITDA shall not be adjusted on a pro forma basis as set forth in Section 1.10).

Notwithstanding anything to the contrary herein, to the extent a purported breach of this Section 10.2(11) has occurred due to an inadvertent miscalculation of the Consolidated Net Debt Leverage Ratio and/or the Interest Coverage Ratio (or any component thereof), the Borrower may at any time deliver a corrected Compliance Certificate correcting such error (together with a reasonably detailed explanation of such error), and any Event of Default relating to such purported breach of this Section 10.2(11) (but not any other Event of Default that may arise from such miscalculation) shall upon such delivery be deemed not to have occurred for all purposes of this Agreement.

(12)            Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Debt in excess of the greater of (x) $100 and (y) 18.8% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis (it being understood that payments of regularly scheduled interest, customary AHYDO catch-up payments and mandatory prepayments under any such Subordinated Debt Documents shall not be prohibited by this Section 10.2(12)), except for (i) the refinancing thereof with the Net Cash Proceeds of any such Debt (to the extent such Debt constitutes Refinancing Debt), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parents, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed (A) the greater of (x) $132.75 and (y) 25% of Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis, (iv) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed the Available Amount, so long as (A) no Event of Default has occurred and is continuing or would immediately result therefrom and (B) solely with respect to the use of the Builder Component, the Consolidated Net Debt Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.60:1.00, and (v) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in unlimited amounts, so long as (A) no Event of Default has occurred and is continuing or would immediately result therefrom and (B) the Consolidated Net Debt Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.35:1.00.

(13)            [Reserved].

(14)            Hedging Instruments. Enter into Hedging Instruments for speculative purposes.

10.3	Administrative Agent May Perform Covenants.

If any Loan Party shall fail to perform or observe any covenant on its part contained herein or in any other Credit Facility Document, the Administrative Agent may, in its sole discretion acting reasonably, and shall upon the instructions of the Required Lenders, perform any of such covenants which are capable of being performed by the Administrative Agent and, if any such covenant requires the payment or expenditure of money, the Administrative Agent may make such payment or expenditures with its own funds or with money borrowed for that purpose (but the Administrative Agent shall be under no obligation to do so); provided that the Administrative Agent shall first have provided written notice of its intention to the Borrower and a reasonable opportunity (not to exceed 20 days, or such longer period as the Lenders shall approve) to cure the failure. All amounts paid by the Administrative Agent pursuant to this Section 10.3 shall be repaid by the Borrower to the Administrative Agent on demand therefor, shall form part of the Obligations and shall be secured by the Security. No payment or performance under this Section 10.3 shall relieve the Borrower from any Event of Default.

Article 11
CHANGES IN CIRCUMSTANCES

11.1	Illegality.

If the enactment of any applicable Law in any jurisdiction or any province, state, territory or other political subdivision thereof, or any change therein or in the interpretation or application thereof by any Official Body or compliance by a Lender with any guideline, official directive, request or direction (whether or not having the force of Law) of any Official Body in any jurisdiction or any province, state, territory or other political subdivision thereof, hereafter makes it unlawful for a Lender to make, fund or maintain any type of Accommodation or to give effect to its obligations in respect of such type of Accommodation, such Lender may, by written notice thereof to the Borrower and to the Administrative Agent, declare its obligations under this Agreement in respect of such type of Accommodation to be terminated, whereupon the same shall forthwith terminate, and the Borrower shall within the time required by such Law (or at the end of such longer period as such Lender at its discretion has agreed) repay or effect a Conversion of the Principal Outstanding in respect of such type of Accommodation from such Lender, and shall pay all accrued interest and fees payable hereunder and all Increased Costs incurred in connection with the termination or Conversion of such type of Accommodation.

11.2	[Reserved].

11.3	[Reserved].

11.4	Increased Costs.

If any Change in Law shall have the effect of:

(a)	increasing the cost (other than Taxes) to such Lender (or its direct or indirect parent entity) of performing its obligations under this Agreement or in respect of any Accommodation, including the costs of maintaining any capital, liquidity, reserve or special deposit requirements with respect to this Agreement or any Accommodation or with respect to its obligations hereunder or thereunder;

(b)	requiring such Lender to maintain or allocate any capital (including a requirement affecting such Lender’s allocation of capital to its obligations) or additional capital in respect of its obligations under this Agreement or in respect of any Accommodation or otherwise reducing the effective return to such Lender under this Agreement or in respect of any Accommodation or on its total capital as a result of entering into this Agreement or making any Accommodation;

(c)	subjecting the Administrative Agent or any Lender to any Taxes (other than any Indemnified Taxes or Excluded Taxes) with respect to its loans, letters of credit, commitments, other obligations, deposits, reserves or other liabilities; or

(d)	causing such Lender to make any payment or to forgo any return on or calculated by reference to any amount received or receivable by such Lender under this Agreement or in respect of any Accommodation;

such Lender or, in the case of clause (c) the Administrative Agent, may give notice to the Borrower (with a copy to the Administrative Agent) specifying the nature of the event giving rise to such additional cost, reduction, payment or forgone return and the Borrower shall promptly pay such amounts as such Lender or, in the case of clause (c), the Administrative Agent may specify to be necessary to compensate it for any such additional cost, reduction, payment or forgone return; provided that, to the extent any such additional cost, reduction, payment or forgone return is incurred or suffered by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III or CRD IV after the Closing Date, then such Lender shall only be compensated pursuant to this Section 11.4 if such Lender recovers such additional cost, reduction, payment or foregone return under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under. A certificate setting out, in reasonable detail, the amount of any such additional cost, reduction, payment or forgone return, and (if applicable) certifying that it is such Lender’s general policy or practice to recover such additional cost, reduction, payment or forgone return under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under, submitted in good faith by such Lender to the Borrower, shall be conclusive and binding for all purposes absent demonstrated error.

If such circumstances continue in effect for 60 consecutive days, on request from the Borrower, the Borrower and the Administrative Agent shall use their reasonable best efforts to arrange for one or more other Persons (in this Section 11.4, the “assuming Lender”) reasonably satisfactory to the Borrower and the Administrative Agent to assume all or a portion of the relevant Commitments and acquire the outstanding Accommodations and other rights and interests of the affected Lender hereunder. The assuming Lender and affected Lender shall execute all such documents as may be reasonably required by the Administrative Agent and the Borrower to effect such assumption and acquisition. Failing such assumption and acquisition, the Borrower may effect a prepayment and cancellation of the relevant Commitments of the affected Lender (without reducing or prepaying the Commitment(s) of any other Lender(s)).

11.5	Indemnification.

(1)            Matching Funds. The Borrower shall promptly pay to each Lender any amounts required to compensate such Lender or its Participants for any breakage or similar cost, loss, cost of redeploying funds or other cost or expense suffered or incurred by such Lender or Participant as a result of:

(a)	any payment being made by the Borrower in respect of a SOFR Loan, CDOR Rate Loan or Euribor Loan (due to acceleration hereunder or a mandatory repayment or prepayment of principal or for any other reason) on a day other than the last day of an Interest Period or the maturity date applicable thereto; provided that, where the event giving rise to such payment is a mandatory repayment or prepayment, the Borrower may at its option instead deposit the amount of the repayment or prepayment to a segregated account pending expiry of the existing Interest Period or (as the case may be) maturity of outstanding bankers acceptances, and the monies in such segregated account shall be applied by the Administrative Agent to the required repayment or prepayment on the expiry of such Interest Period;

(b)	the Borrower’s failure to give notice in the manner and at the times required hereunder; or

(c)	the failure of the Borrower to fulfil or honour, before the date specified for any Accommodation, the applicable conditions set forth in Article 6 or to accept an Accommodation after delivery of a Notice in the manner and at the time specified in such Notice.

A certificate of such Lender submitted to the Borrower (copy to the Administrative Agent) as to the amount necessary to so compensate such Lender or its Participants shall be conclusive evidence, absent demonstrated error, of the amount due from the Borrower to such Lender.

(2)            General. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender, each Issuing Bank, each Arranger, the Swingline Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Subsidiary) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) and each of their respective Related Parties only, the administration of this Agreement and the other Credit Facility Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with such Letter of Credit), (iii) any actual or alleged presence of Hazardous Materials or a Release on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, equity holder or creditor of a Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Facility Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.5(2) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The obligations of the Borrower under this Section 11.5(2) shall survive the payment and performance of the Obligations.

(3)            Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, no party hereto shall assert, and hereby waives, any claim against any Indemnitee or other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that the foregoing shall not limit the Borrower’s indemnification obligations under this Agreement.

(4)            Information Transmission Systems. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.6	Taxes, Costs, etc.

(1)            Gross-Up. All payments by or on behalf of any Loan Party under this Agreement or any other Credit Facility Document shall be made free and clear of and without deduction or withholding for Taxes unless such Taxes are required by applicable Law to be deducted or withheld.  If any applicable withholding agent shall be required by applicable Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Taxes from or in respect of any sum payable hereunder or thereunder:

(a)	the applicable withholding agent shall make such deductions or withholdings;

(b)	the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law; and

(c)	if such Tax is an Indemnified Tax, the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings of Indemnified Taxes (including any such deductions or withholdings of Indemnified Taxes applicable to additional amounts paid under this Section 11.6), the applicable Lender (or, in the case of any amount received by an Administrative Agent for its own account, such Administrative Agent) receives an amount equal to the sum it would have received if no deduction or withholding had been made.

Within thirty days after paying any sum from which it is required by applicable Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by Section 11.6(1)(a) above to pay, such applicable withholding agent shall deliver to the Administrative Agent or the Borrower, as applicable, an official receipt or other evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Official Body.

(2)            Prepayment; Replacement. In the event that the Borrower shall become obligated to make additional payments to a Lender by virtue of this Section 11.6, the Borrower shall be permitted to:

(a)	effect a voluntary prepayment under Section 2.4(2) of all (but not less than all) of the Obligations owed to such Lender under each relevant Credit Facility, without the obligation to effect concurrent prepayments to any other Lenders as contemplated by Section 2.4(3) and without any premium set forth in Section 2.4(5); or

(b)	as to the entire Commitment of such Lender under each relevant Credit Facility, require a Lender to use reasonable efforts to designate a different lending office for funding or booking the Obligations or replace such Lender with one or more existing Lenders or by a new Lender, in each case where such lending office or existing or new Lender is satisfactory to the Borrower, the Administrative Agent and each Issuing Bank; provided that, such designation of a new lending office (i) would eliminate or reduce amounts payable pursuant to this Section 11.6, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to, such Lender; provided further that, such assignment to any existing Lender or new Lender will result in a material reduction in such additional payments.

(3)            Payment of Other Taxes. The Borrower shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, all Other Taxes.

(4)            Borrower Indemnity. The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction or asserted on or attributable to amounts payable under this Section 11.6) payable or paid by any such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Official Body. A certificate as to the amount of such payment or liability submitted by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive evidence, absent demonstrated error, of the amount due from the Borrower to such recipient.

(5)            Treatment of Certain Refunds. If any Lender or the Administrative Agent determines that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.6 (including by the payment of additional amounts pursuant to this Section 11.6), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund). The Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower pursuant to this Section 11.6(5) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that the Administrative Agent or such Lender is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 11.6(5), in no event will the Administrative Agent or such Lender be required to pay any amount to the Borrower pursuant to this Section 11.6(5) to the extent such payment would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 11.6(5) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(6)            [Reserved].

(7)            Tax Documentation.

(a)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Credit Facility Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing:

(b)	Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(c)	Any Lender that is a Non-U.S. Person shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)	in the case of a Lender claiming the claiming the benefits of an income tax treaty to which the United States of America is a party, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E;

(ii)	two executed copies of IRS Form W-8ECI;

(iii)	in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and no payments under any Credit Facility Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)	to the extent that a Lender that is a Non-U.S. Person is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and not a participating Lender, and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of such direct and indirect partner(s);

(d)	any Lender that is a Non-U.S. Person shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(e)	The Administrative Agent shall deliver to the Borrower two executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any U.S. federal withholding Taxes, including Taxes imposed under FATCA.

(f)	Notwithstanding any other provision of this Section 11.6, a Lender or the Administrative Agent shall not be required to deliver any documentation that such Lender or the Administrative Agent is not legally eligible to deliver.

(8)            FATCA. If a payment made to any Lender hereunder would be subject to United States federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 11.6(8), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(9)            Each Lender and the Administrative Agent shall, whenever a lapse in time or change in circumstances renders any documentation it previously delivered expired, obsolete or inaccurate in any respect, it shall deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(10)            Survival. Without prejudice to the survival of any other agreement or obligation of the Loan Parties hereunder or under any other Credit Facility Document, the obligations of the Borrower under this Section 11.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment and performance of the Obligations.

(11)            Applicable Law. For purposes of this Section 11.6, the term “applicable Law” includes FATCA.

(12)            Lender. For purposes of this Section 11.6, the term “Lender” includes any Swingline Lender and any Issuing Bank.

11.7	Affected Lender.

(1)            Replacement of Affected Lender. If any Lender becomes a Defaulting Lender or does not provide its consent or agreement to a request by the Borrower for a waiver, approval or amendment which requires the consent of all of the Lenders pursuant to the provisions of this Agreement or all Lenders directly and adversely affected (each such Defaulting Lender or non-consenting Lender being herein referred to as an “Affected Lender”), then the Borrower may, provided no Event of Default has occurred and is continuing, give the Administrative Agent notice of its intention to cause such Affected Lender to assign its Loans and Commitments in full to one or more financial institutions acceptable to the Administrative Agent and, in connection with an assignment under the Revolving Facility, the Swingline Lender and each Issuing Bank, and the Borrower shall pay any fees payable thereunder in connection with such assignment; provided that, on the date of such assignment:

(a)	such Affected Lender shall execute and deliver such documents assigning its Commitment as shall be required for such purpose, as contemplated by Section 14.8 (provided that the failure of the Affected Lender to execute such documents shall not render such assignment invalid and such assignment shall be recorded in the Register);

(b)	the replacement Lender shall pay to such Affected Lender an amount equal to the principal of, and all accrued interest on, all outstanding Accommodations of such Affected Lender; and

(c)	the Borrower shall pay any amounts payable to such Affected Lender under Section 11.5 as if it were a voluntary prepayment under Section 2.4 together with any premium payable pursuant to Section 2.4(5).

(2)            Repayment of Affected Lender. In addition, in the circumstances set forth in Section 11.7(1) the Borrower may at its option, instead of causing such Affected Lender to assign its Commitment as aforesaid and provided no Event of Default has occurred and is continuing, elect to prepay and permanently cancel the Commitment of such Affected Lender, in which case:

(a)	the Borrower shall pay to such Affected Lender an amount equal to the principal of, and all accrued interest on, all outstanding Accommodations of such Affected Lender together with any premium payable pursuant to Section 2.4(5); and

(b)	the Borrower shall pay any amounts payable to such Affected Lender under Section 11.5 as if it were a voluntary prepayment under Section 2.4.

(3)            No Obligation. Neither the Administrative Agent nor any Lender shall be obligated to take up any Affected Lender’s Commitment or to locate or provide a replacement for any Affected Lender.

(4)            More Than One Affected Lender. If, in any circumstances, there is more than one Affected Lender, the Borrower shall deal with each such Affected Lender in an equivalent manner.

Article 12
EVENTS OF DEFAULT

12.1	Events of Default.

Each of the events set forth in this Section 12.1 shall constitute an “Event of Default”.

(1)            Payment. The Borrower shall fail:

(a)	to pay the principal amount of any Loan when the same becomes due and payable;

(b)	to reimburse any Issuing Bank in respect of any Letter of Credit, or pay the Face Amount thereof, when required hereunder;

provided that it shall not constitute an Event of Default if the Borrower gave timely instructions for payment of funds and such failure results from an administrative or technical error or omission, caused by a party other than the Borrower, in connection with the transfer of funds or the administration of the accounts from which such payments are to be made and continues for a period not greater than one Business Day; or

(c)	to pay any interest or fees hereunder when the same becomes due and payable and such failure shall remain unremedied for a period of three Business Days.

(2)            Representations and Warranties Incorrect. Any of the representations or warranties made or deemed to be made by any Loan Party in any Credit Facility Document or in any document required to be delivered in connection herewith or therewith shall prove to be or have been incorrect in any material respect when made or deemed to be made.

(3)            Financial Covenants. The Borrower defaults in the performance of or compliance with any term contained in Section 10.2(11); provided that, subject to Section 12.2(2)(b), such default shall only be an Event of Default under the Revolving Facility.

(4)            Covenants. The Borrower defaults in the performance of or compliance with any term contained in Section 10.1(1)(a), 10.1(9)(a)(i), 10.1(7) or 10.2 (other than Section 10.2(11)).

(5)            Failure to Perform Other Covenants. Any Loan Party or Subsidiary shall fail to perform or observe any covenant contained in this Agreement or any other Credit Facility Document (and not otherwise referred to in this Section 12.1) on its part to be performed or observed or otherwise applicable to it hereunder or thereunder; provided that, if such failure is capable of being remedied, no Event of Default shall have occurred as a result thereof unless and until such failure shall have remained unremedied for 30 days after the earlier of (i) written notice thereof given to the Borrower by the Administrative Agent, and (ii) such time as such Person is aware of same.

(6)            Cross-Payment Default. Any Loan Party or any Subsidiary shall fail to pay the principal of any Debt (excluding the obligations under the Credit Facilities or Debt owed to the Borrower or any Subsidiary) which is outstanding in an aggregate principal amount exceeding the Threshold Amount when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond any applicable grace period.

(7)            Cross-Default. Any other event occurs or condition exists (including a failure to pay the premium or interest on such Debt) and continues after the applicable grace period (if any) specified in any agreement or instrument relating to any Debt of Borrower or any Subsidiary to any Person or Persons (excluding Debt owed to Borrower or any Subsidiary) which is outstanding in an aggregate principal amount exceeding the Threshold Amount the effect of which default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Debt to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Debt to be made, prior to its stated maturity; provided that this clause (7) shall not apply to secured Debt that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such indebtedness; provided, further, that such failure or breach is unremedied and is not waived by the required holders of such indebtedness.

(8)            Insolvency Proceedings. Except with respect to any dissolution or liquidation of a Subsidiary expressly permitted by Section 10.2(3) in connection with the consummation of a Permitted Tax Restructuring, any Loan Party or any of the Subsidiaries institutes or consents in writing to the institution of any proceeding under any bankruptcy or insolvency law, or makes an assignment for the benefit of creditors; or applies for or consents in writing to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any bankruptcy or insolvency law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding.

(9)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy.:

(10)            Judgments. Judgment (subject to no further right of appeal) for the payment of money in an amount which, after giving effect to any available insurance), is in excess of the Threshold Amount shall be rendered by a court of competent jurisdiction against any Loan Party or any Subsidiary and such Loan Party or Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or deposit with the Administrative Agent cash collateral or other security satisfactory to the Lenders in the amount of the judgment, within 60 days from the date of entry thereof (which security may be comprised of cash collateral or other security deposited with or delivered to the Administrative Agent).

(11)            Documents Unenforceable. (i) Any of the Credit Facility Documents shall cease for any reason to be in full force and effect in any material respect (other than as a result of any actions or inactions on the part of any Lender or Agent) or any Loan Party or any Subsidiary shall purport in writing to disavow its obligations thereunder, shall declare in writing that it does not have any further obligation thereunder or shall contest in writing the validity or enforceability thereof, or (ii) any item of Security shall cease for any reason (other than pursuant to the terms thereof) to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

(12)            Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results, or could reasonably be expected to result, in an MAE.

(13)            Change in Control. A Change in Control shall occur.

Solely for the purpose of determining whether a Default has occurred under clause (8) or (9) of Section 12.1, any reference in any such clause to any Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause.

12.2	Effect.

(1)            General. Upon the occurrence and continuance of an Event of Default, except as provided in Sections 12.2(2) and 12.2(3), the Administrative Agent:

(a)	shall, at the request of the Required Revolving Lenders, by notice to the Borrower cancel all obligations of the Revolving Lenders in respect of the Revolving Facility Commitments (whereupon no further Accommodations may be made and any Notice given with respect to an Accommodation occurring on or after the date of such notice or request shall cease to have effect);

(b)	shall, at the request of the Required Lenders, by notice to the Borrower declare the Obligations to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)	may and, at the request of the Required Revolving Lenders, shall require the Borrower to Cash Collateralize Letters of Credit Obligations (in an amount equal to the outstanding Face Amount thereof).

(2)            Financial Covenant Defaults. After the occurrence and during the continuance of an Event of Default specified in Section 12.1(3), the Administrative Agent:

(a)	shall, at the request of the Required Revolving Lenders, by notice to the Borrower cancel all obligations of the Revolving Lenders in respect of the Commitments under the Revolving Facility (whereupon no further Accommodations may be made under the Revolving Facility and any Notice given with respect to an Accommodation under the Revolving Facility occurring on or after the date of such notice or request shall cease to have effect); and

(b)	shall, at the request of the Required Revolving Lenders, by notice to the Borrower declare the Obligations under the Revolving Facility to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that if such declaration is made, then an Event of Default shall be deemed to have occurred with respect to the Term Loans.

(3)            Insolvency Defaults. If any Event of Default specified in Section 12.1(8) or 12.1(9) shall occur, then all obligations of the Lenders in respect of the Commitments shall be automatically cancelled and the Obligations shall be forthwith due and payable, all as if the request and notice specified in each of Sections 12.2(1)(a) and 12.2(1)(b) had been received and given by the Administrative Agent.

(4)            Enforcement. Upon the occurrence of an Event of Default, the Administrative Agent may, and shall at the request of the Required Lenders, commence such legal action or proceedings as it may deem expedient, including exercising and enforcing its rights and remedies under any Security (subject to the terms of any Intercreditor Agreement), all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the property or assets of any Loan Party and Collateral held by any Loan Party, or any other action, notice of all of which the Borrower hereby expressly waives. The rights and remedies of the Agents, the Lenders and the other Secured Parties hereunder and under the other Credit Facility Documents are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Law; provided that nothing herein contained shall permit any Lender to take any steps which, pursuant to this Agreement, may only be undertaken by or with the consent of all Lenders or the Required Lenders. Nothing contained herein or in any Security now or hereafter held by the Collateral Agent, with respect to the Collateral or any part thereof, nor any act or omission of any Agent, any Lender or any other Secured Party with respect to such Security, shall in any way prejudice or affect the rights, remedies and powers of any Agent, any Lender or any other Secured Party with respect to any other such Security.

12.3	Right of Set-Off.

At any time following the occurrence and during the continuance of an Event of Default and delivery of written notice to the Borrower, each Lender is hereby authorized by the Borrower at any time and from time to time to the fullest extent permitted by Law to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower then due and payable hereunder and unpaid, and without limitation any Agent may debit any account of the Borrower for any such Obligations, whether owed to such Agent in its capacity as Agent or Lender or owed to other Lenders. Each Lender shall promptly notify the Borrower, the Agents and each other Lender after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section 12.3 are, as between themselves, subject to Section 14.1, and the rights of the Agents and the Lenders under this Section 12.3 are in addition to all other rights and remedies (including other rights of set-off) which the Agents or the Lenders may have.

12.4	Currency Conversion After Acceleration.

At any time following the Acceleration Date, each Lender shall be entitled to convert, with two Business Days’ prior notice to the Borrower, its unpaid and outstanding Loans denominated in a currency other than US dollars to ABR Loans denominated in US dollars. Any such conversion shall be calculated so that the resulting ABR Loans shall be the Equivalent Amount in US Dollars on the date of conversion of the amount of the Alternative Revolver Currency so converted. Any accrued and unpaid interest denominated in the Alternative Revolver Currency at the time of any such conversion shall be similarly converted to US Dollars, and such ABR Loans and accrued and unpaid interest thereon shall thereafter bear interest in accordance with Article 3.

12.5	Application and Sharing of Payments After Acceleration.

Except as otherwise agreed to by all of the Secured Parties in their sole discretion, all monies and property received by any of the Secured Parties on account of any of the Secured Obligations at any time following the occurrence and during the continuance of an Event of Default and all monies received by the Administrative Agent as a result of a realization upon the Security shall be paid to the Administrative Agent and applied and distributed to the Secured Parties in the order and manner set forth in Section 2.5(3).

Article 13
THE AGENTS AND THE LENDERS

13.1	Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the other Credit Facility Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby appoints and authorizes the Collateral Agent to take such action as collateral agent on its behalf and to exercise such powers under this Agreement and the other Credit Facility Documents as are delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or such other Credit Facility Documents, each Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully indemnified and protected in so acting or refraining from acting) upon the instructions of the Required Lenders and such instructions shall be binding upon all Lenders; provided that no Agent shall be required to take any action which exposes it to personal liability or which is contrary to this Agreement or such other Credit Facility Documents or applicable Law.

Each of the Agents is hereby authorized and directed by the Lenders to enter, in its capacity as Administrative Agent hereunder or Collateral Agent hereunder, as applicable, and on behalf of the Lenders into any Intercreditor Agreement contemplated by this Agreement. Without limiting the immediately prior sentence, each Lender hereby authorizes the Agents to enter into any Intercreditor Agreement on behalf of such Lender (each Lender hereby agreeing to be bound by the terms of such intercreditor agreement as if it were a party thereto, with the Agents and the other Secured Parties being intended third-party beneficiaries of the authorization and agreement of this sentence).

Each of the Agents is hereby authorized by the Lenders to enter into any intercreditor agreement (other than an Intercreditor Agreement) in connection with the incurrence by the Borrower or any Subsidiary of any Debt that is secured by the Collateral on a pari passu or junior basis with the Obligations, and if any such intercreditor agreement is posted to the Lenders five Business Days before being executed and the Required Lenders shall not have objected to such intercreditor agreement, the Required Lenders shall be deemed to have consented to such Intercreditor Agreement and the Agents’ execution thereof.

In connection with the incurrence by the Borrower or any Subsidiary of any Debt that is to be secured by the Collateral on a pari passu basis or junior basis with the Obligations, at the request of Borrower, each of the Agents agrees to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to an Intercreditor Agreement or any other intercreditor agreement contemplated by this Agreement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Agents (each such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral in respect of such Debt to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Credit Facility Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. In connection with any such amendment, restatement, waiver, supplement or other modification, the Loan Parties shall deliver such officers’ certificates and supporting documentation as any Agent may reasonably request. The Lenders hereby authorize the Agents to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Credit Facility Document shall be effective notwithstanding the provisions of Section 14.2.

Each Lender acknowledges that Royal Bank may act as both the Administrative Agent and the Collateral Agent, and hereby consents to Royal Bank doing so and the performance by Royal Bank of its duties and obligations as Collateral Agent under any Intercreditor Agreement. Each Lender further acknowledges that, in so acting as Collateral Agent, Royal Bank will be representing the interests of and acting as collateral agent for all of the Secured Parties, and agrees that it will not claim or assert that, by entering into such Intercreditor Agreement as Collateral Agent or performing its duties and obligations thereunder, Royal Bank is subject to a conflict of interest.

13.2	Certain ERISA Matters.

(a)	Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)	the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)	(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)	In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Facility Document or any documents related hereto or thereto).

13.3	Duties and Obligations.

The duties and obligations of each of the Agents hereunder shall be mechanical and administrative in nature, and no Agent shall have by reason of this Agreement or any other Credit Facility Document any fiduciary relationship or duty with or to any Lender.

No Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Credit Facility Document except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each of the Agents:

(a)	may treat any Lender as the payee of amounts attributable to such Lender’s Commitment unless and until such Agent receives written notice of the assignment thereof signed by such Lender and such Agent receives the written agreement of the assignee that such assignee is bound hereby as if it had been an original Lender party hereto, in each case in form satisfactory to such Agent and otherwise in accordance with Section 14.8;

(b)	may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts;

(c)	shall incur no liability under or in respect of this Agreement or any other Credit Facility Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, facsimile or similar means of recorded communication) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder or thereunder;

(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary; and

(e)	may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Person upon a certificate signed by or on behalf of such Person.

Further, each of the Agents:

(f)	makes no warranty or representation to any Lender and shall not be responsible to any Lender for the accuracy or completeness of the documents, information or financial data made available to the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Credit Facility Document;

(g)	shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Facility Document on the part of any Loan Party or any Subsidiary or any other Person or to inspect any assets (including books and records); or

(h)	shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Facility Document.

The Administrative Agent shall promptly distribute to the Lenders copies of all material received from the Borrower in compliance with the Borrower’s reporting obligations hereunder.

13.4	Agents and Affiliates.

With respect to its Commitment and Accommodations made and to be made by it, each of the Agents, which is also a Lender, shall have the same rights and powers under this Agreement and every other Credit Facility Document as any other Lender and may exercise the same as though it were not an agent; and the terms “Lender” and “Lenders” shall, unless otherwise expressly indicated, include such Agent in its capacity as Lender. Each Lender (including each Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its Affiliates, or any corporation or other entity owned or controlled by such Persons, and any Person which may do business with such Persons, all as if it were not a party hereto and without any duty to account therefor to any Lender; provided that nothing in this Section 13.4 shall affect in any manner whatsoever any covenant or other obligation on the part of the Borrower or any other Person to be observed or performed under this Agreement or any other Credit Facility Document.

13.5	Lender Credit Decision.

It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Affiliates. Accordingly, each Lender confirms to the Agents and each other Lender that it has not relied, and will not hereafter rely, on any Agent or any other Lender:

(a)	to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by or on behalf of the Borrower or any Affiliate under or in connection with this Agreement or any other Credit Facility Document or the transactions herein or therein contemplated (whether or not such information has been or is hereafter distributed to such Lender by such Agent or another Lender), or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any Affiliate.

Each Lender acknowledges that a copy of this Agreement has been made available to it for its review and that it is satisfied with the form and substance hereof.

13.6	Indemnifications.

Each Lender shall indemnify the Agents and Issuing Banks, each respective Affiliate thereof, and each respective director, officer, and employee of each such Agent, of each such Issuing Bank and of each such Affiliate (to the extent not indemnified by the Borrower), rateably with all other Lenders according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent, such Issuing Bank or any such Affiliate, director, officer or employee in any way relating to or arising out of this Agreement or any other Credit Facility Document or any action taken or omitted by such Agent, such Issuing Bank or any such Affiliate, director, officer or employee under this Agreement or any other Credit Facility Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the indemnitee. Without limiting the generality of the foregoing, each Lender agrees to reimburse each of the Agents and Issuing Banks and each such Affiliate, director, officer or employee promptly upon demand for its share (determined rateably as aforesaid) of any out-of-pocket expenses (including counsel fees) incurred by the indemnitee in connection with the preservation of any rights of such Agent or Issuing Bank or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Facility Document, to the extent that such Agent, such Issuing Bank or such Affiliate, director, officer or employee is not reimbursed for such expenses by the Borrower.

13.7	Successor Administrative Agent.

The Administrative Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Required Lenders. Upon any such resignation or removal, the Lenders, with the consent of the Borrower if no Event of Default exists, shall have the right to appoint a successor Administrative Agent, which shall be a Lender. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent shall on behalf of the Lenders forthwith designate a Lender (if such Lender shall have accepted such designation) the pro tem successor Administrative Agent, and such designated Lender shall act as Administrative Agent hereunder pending the appointment of its successor. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from any further duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 13 shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

13.8	Sub-Agent or Co-Agent of Administrative Agent.

At any time or times, in order to comply with any legal requirement in any province, state or other jurisdiction, or to facilitate the taking by the Administrative Agent of any action provided for in any Credit Facility Document, the Administrative Agent may appoint one or more trust companies, chartered banks or other Persons (any of whom may, but need not be, a Lender) to act either as co-agent or sub-agent, jointly with the Administrative Agent or as a separate agent or agents on behalf of the Lenders, with such powers and authorities as the Administrative Agent deems necessary for the effective operation of the provisions of any Credit Facility Document. In the discretion of the Administrative Agent, any instrument or agreement appointing any such co-agent or sub-agent may include provisions for the protection of such co-agent or sub-agent similar to but no broader than the provisions of this Article 13. Upon the appointment of any such co-agent or sub-agent by the Administrative Agent, all references in this Agreement and in all other Credit Facility Documents to the Administrative Agent shall thereafter be construed as references to such co-agent or sub-agent to the extent necessary in order to give effect to its powers, authorities and obligations.

13.9	Assignment of Documents to Successor Administrative Agent.

Upon the resignation or removal of the Administrative Agent pursuant to Section 13.7, the Administrative Agent shall assign and transfer to the successor Administrative Agent all of its right, title and interest, as administrative agent, in and to the Credit Facility Documents. The successor Administrative Agent shall ensure that all required notices, registrations and filings in connection with such assignment are given or made, as the case may be, and the Borrower shall reimburse the successor Administrative Agent for and in respect of all of its reasonable costs and expenses in connection therewith.

13.10	Successor Collateral Agent.

The Collateral Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Required Lenders. Upon any such resignation or removal, the Lenders, with the consent of the Borrower if no Event of Default exists, shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Collateral Agent, then the retiring Collateral Agent shall on behalf of the Lenders forthwith designate a Lender (if such Lender shall have accepted such designation) the pro tem successor Collateral Agent, and such designated Lender shall act as Collateral Agent hereunder pending the appointment of its successor. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from any further duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Article 13 shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

13.11	Sub-Agent or Co-Agent of Collateral Agent.

At any time or times, in order to comply with any legal requirement in any province, state or other jurisdiction, or to facilitate the taking by the Collateral Agent of any action provided for in any Credit Facility Document, the Collateral Agent may appoint one or more trust companies, chartered banks or other Persons (any of whom may, but need not be, a Lender) to act either as co-agent or sub-agent, jointly with the Collateral Agent or as a separate agent or agents on behalf of the Lenders, with such powers and authorities as the Collateral Agent deems necessary for the effective operation of the provisions of any Credit Facility Document. In the discretion of the Collateral Agent, any instrument or agreement appointing any such co-agent or sub-agent may include provisions for the protection of such co-agent or sub-agent similar to but no broader than the provisions of this Article 13. Upon the appointment of any such co-agent or sub-agent by the Collateral Agent, all references in this Agreement and in all other Credit Facility Documents to the Collateral Agent shall thereafter be construed as references to such co-agent or sub-agent to the extent necessary in order to give effect to its powers, authorities and obligations.

13.12	Assignment of Documents to Successor Collateral Agent.

Upon the resignation or removal of the Collateral Agent pursuant to Section 13.7, the Collateral Agent shall assign and transfer to the successor Collateral Agent all of its right, title and interest, as collateral agent, in and to the Credit Facility Documents. The successor Collateral Agent shall ensure that all required notices, registrations and filings in connection with such assignment are given or made, as the case may be, and the Borrower shall reimburse the successor Collateral Agent for and in respect of all of its reasonable costs and expenses in connection therewith.

13.13	Collective Action of the Lenders.

Each of the Lenders hereby acknowledges that to the extent permitted by applicable Law, any collateral security and the remedies provided under the Credit Facility Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the applicable Agent upon the decision of the Required Lenders (or such other number or percentage of the Lenders or other Secured Parties as shall be expressly provided for in the Credit Facility Documents). Accordingly, notwithstanding any of the provisions contained herein or in any other Credit Facility Document, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including any declaration of default hereunder or thereunder but that any such action shall be taken only by the applicable Agent with the prior written agreement of the Required Lenders (or such other number or percentage of the Lenders or other Secured Parties as shall be expressly provided for in the Credit Facility Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with each of the Agents to the extent requested by such Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the applicable Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, such Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

13.14	No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Facility Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

13.15	Hypothecary Representative.

Each Lender hereby irrevocably appoints and authorizes the Collateral Agent to act as hypothecary representative of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any security, including any hypothec or other Lien, and to exercise such powers and duties that are conferred upon the Collateral Agent, as hypothecary representative, under any Credit Facility Documents. Any Person who becomes a Secured Party shall, upon becoming a Secured Party, be deemed to have consented to and confirmed the Collateral Agent as the hypothecary representative of the Secured Parties and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Collateral Agent in such capacity. The substitution of the Collateral Agent pursuant to the provisions of Section 11 also constitutes the substitution of the Collateral Agent as hypothecary representative as aforesaid.

13.16	Withholding Taxes.

Without limiting the generality of Section 11.6, to the extent required by any applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 11.6, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other relevant Official Body as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or from any other sources against any amount due the Administrative Agent under this Section 13.16. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 13.16, include any Swingline Lender and any Issuing Bank. The agreements in this Section 13.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment and performance of the Obligations.

13.17	Erroneous Payments

(1)            If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole reasonable discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent, in same day funds (in the currency so received), the amount of any such Erroneous Payment (or portion thereof), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect. To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Payment Recipient under this clause (1) shall be conclusive, absent manifest error.

(2)            Without limiting immediately preceding clause (1), each Payment Recipient hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (the “Payment Notice”), or (y) that was not preceded or accompanied by a Payment Notice sent by the Administrative Agent (or any of its Affiliates), then, said Payment Recipient shall be on notice, in each case, that an error has been made with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect.

(3)            Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Credit Facility Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under any of the immediately preceding clauses (1) or (2) or under the indemnification provisions of this Agreement.

(4)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent (such unrecovered amount, an “Erroneous Payment Return Deficiency”),  the Borrower and each other Loan Party hereby agrees that (x) the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (including, without limitation, the right to sell and assign the Loans (or any portion thereof), which were subject to the Erroneous Payment Return Deficiency) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment For the avoidance of doubt, no assignment of an Erroneous Payment Return Deficiency will reduce the Commitments of any Payment Recipient and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to the assignment of an Erroneous Payment Return Deficiency, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Credit Facilities Documents with respect to each Erroneous Payment Return Deficiency.

(5)            Each party’s obligations, agreements and waivers under this Section 13.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Credit Facilities Document.

13.18	Administrative Agent May File Proofs of Claim

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any other Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.7, Section 5.7 and Article XI) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)	any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.7, Section 5.7 and Article XI.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

13.19	Cash Management Obligations; Hedging Obligations

Except as otherwise expressly set forth herein or in any Credit Facilities Guarantee or other Security Document, no Cash Manager or Lender Hedge Provider that obtains the benefits of Section 12.5, any Credit Facilities Guarantee or any Security by virtue of the provisions hereof or of any Credit Facilities Guarantee or other Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Security (including the release or impairment of any Security) other than in its capacity as a Lender or an Agent and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 13 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Manager or Lender Hedge Provider.

Article 14
MISCELLANEOUS

14.1	Sharing of Payments; Records.

(1)	[Reserved].

(2)	[Reserved].

(3)	Sharing. If:

(a)	prior to the Acceleration Date, any Lender shall receive any payment or reduction (whether voluntary, involuntary, through the exercise of any right of set-off pursuant to Section 12.3 or at law or equity, or otherwise) of the Obligations owed to it under a Credit Facility (other than Increased Costs paid to it) in excess of its Rateable Portion of such payment or reduction, except as otherwise permitted by this Agreement;

(b)	on or after the Acceleration Date, any Secured Party shall receive any payment or reduction (whether voluntary, involuntary, through the exercise of any right of set-off pursuant to Section 12.3 or at law or equity, or otherwise) of a proportion of the Secured Obligations owed to it in excess of its rateable proportionate share of all Secured Obligations (with all determinations of rateable proportionate shares being made on the basis of the Secured Obligations owed to a Secured Party relative to the Secured Obligations owed to all Secured Parties, in each case expressed as the Equivalent Amount of US Dollars); or

(c)	(without regard to outstanding Increased Costs) any Lender shall at the time of acceleration of the Obligations have outstanding Obligations which are less than its Rateable Portion of all outstanding Obligations;

then such Secured Party shall forthwith purchase from the other Secured Parties such undivided participations in the Secured Obligations owed to such other Secured Parties and make any other adjustments as shall be necessary or appropriate to cause such purchasing Secured Party to share the excess payment or reduction, or be owed such outstanding Secured Obligations, rateably with such other Secured Parties their respective Rateable Portions or rateable proportionate shares, as the case may be, in accordance with this Section 14.1; provided that if the purchasing Secured Party is not a party to this Agreement and is an Affiliate of a Lender and fails to comply with its obligations hereunder, then (to the extent permitted by applicable Law) the Lender which is an Affiliate of such purchasing Secured Party shall be required to comply with such unperformed obligations on behalf of such purchasing Secured Party.

In the case of paragraph (a) above, if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s rateable share (according to the proportion that the amount such other Lender’s required repayment bears to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Any Lender purchasing a participation from another Lender pursuant to this Section 14.1 may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

For purposes of clause (b)(i) of the definition of “Excluded Taxes,” a participation acquired pursuant to this Section 14.1 shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Commitment(s) or Loan(s) to which such participation relates.

(4)            Records. The Principal Outstanding and/or the US$ Equivalent Principal Outstanding under a Credit Facility, the unpaid interest accrued thereon, the interest rate or rates applicable to any unpaid principal amounts, the duration of such application, the date of acceptance or issue, Face Amount and maturity of all Letters of Credit and the Commitments shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive absent demonstrated error.

14.2	Amendments, Waivers and Releases.

(1)            Amendments – General. Except as otherwise expressly set forth in the Credit Facility Documents, neither this Agreement nor any other Credit Facility Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 14.2. Other than with respect to any amendment, modification or waiver contemplated in the remaining provisions of this Section 14.2, the Required Lenders may, or with the written consent of the Required Lenders or (where expressly provided herein) the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Loan Parties written amendments, supplements or modifications hereto and to the other Credit Facility Documents for the purpose of adding any provisions to this Agreement or the other Credit Facility Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders and/or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Facility Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided further that any such amendment, supplement, modification or waiver of a provision that relates solely to the Revolving Facility shall only require the written consent or waiver of the Required Revolving Lenders and not the consent of any other Lender.

(2)            Amendments – Individual Consent Rights. No waiver, amendment, supplement or modification of this Agreement or any other Credit Facility Document shall (i) reduce the principal amount of any Loan or extend the final scheduled maturity date of any Loan or reduce the interest rate, premiums or fees relating thereto (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8), or forgive any portion thereof, or extend the date for the payment, of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the Revolving Facility Maturity Date, or make any Loan, interest, fee or other amount payable in any currency other than expressly provided herein, or any provision hereof that requires treatment of Lenders under any Credit Facility on a pro rata basis or according to each Lender’s Rateable Portion, or relating to the sharing of payments by Lenders (including any amendment, modification or waiver to Sections 2.4(1), 2.5, 12.5 and 14.1), in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Article 6 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Facility Document to which it is a party (except as permitted pursuant to Section 10.2(3)), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Article 13 without the written consent of the Administrative Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision which affects the rights and duties of an Issuing Bank without the written consent of the applicable Issuing Bank to the extent such amendment, modification or waiver directly and adversely affects such Issuing Bank, or (v) change any Commitment under any Credit Facility to a Commitment under any other Credit Facility, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vi) release all or substantially all of the Guarantors under the Credit Facility Guarantees (except as expressly permitted by the Credit Facility Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (vii) extend any Maturity Date applicable to any Credit Facility, in each case without the written consent of each Lender directly and adversely affected thereby, or (viii) decrease the Initial Term Repayment Amount applicable to Initial Term Loans or extend any scheduled Initial Term Repayment Date applicable to Initial Term Loans, in each case without the written consent of each Initial Term Lender directly and adversely affected thereby, or (ix) reduce the percentages specified in the definitions of the terms Required Lenders and Required Revolving Lenders or amend, modify or waive any provision of this Section 14.2 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, (x) subordinate (in right of security) the Liens securing the Obligations to other secured Debt of the Loan Parties or subordinate (in right of payment) the Obligations to other Debt of the Loan Parties, in each case without the written consent of each Lender directly and adversely affected thereby, (xi) amend, modify or waive any provisions hereof relating to Swingline Advances without the written consent of the Swingline Lender, or (xii) (A) extend the final expiration date of any Lender’s Commitment under any Credit Facility or (B) increase the Commitment of any Lender under any Credit Facility, in each case, without the written consent of such Lender.

(3)            Financial Covenants. Notwithstanding anything to the contrary herein, any Financial Covenant (or any of the definitions included in any Financial Covenant solely for the purposes of determining compliance with such Financial Covenant) may only be amended or waived with the consent of the Required Revolving Lenders, and such amendment or waiver (including the waiver of any Event of Default arising from the breach thereof) shall not require the consent of any other Lender.

(4)            Conditions Precedent to Accommodations. Notwithstanding anything to the contrary herein, any condition precedent in Section 6.1 cannot be waived without the consent of all of the Lenders and the conditions precedent to any Advance under the Revolving Facility in Section 6.2 may only be amended or waived with the consent of all of the Revolving Lenders; provided that the conditions precedent in Section 6.2 may be waived by all Revolving Lenders in the event of an Accomodation of Revolving Facility Loans.

(5)            Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder and its Commitment shall be disregarded in the determination of whether the requisite threshold of Lenders have approved any waiver, amendment, supplement or modification, except for any such amendment, waiver or consent (x) described in Seciton 14.2(2)(i) or (xii) or (y) that treats such Defaulting Lender disproportionately from the other Lenders of the same Class (other than solely because of its status as a Defaulting Lender).

(6)            Binding of Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Obligations. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Facility Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(7)            Releases of Liens and Guarantees. The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, upon the termination of all Commitments and the Credit Facilities and the payment of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) Hedging Obligations, (y) cash collateralized Letters of Credit pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, and (z) Cash Management Obligations), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made not in violation of the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to an Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (other than in the case of a release of all or substantially all of the Collateral in which case the consent of each Lender must be obtained as required by Section 14.2(2)), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under its Credit Facilities Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (vii) solely with respect to any Additional Collateral, on the Additional Collateral Release Date with respect thereto. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Facility Documents. Additionally, the Lenders hereby irrevocably agree that any Guarantor shall be released from its Credit Facilities Guarantee upon consummation of any transaction not prohibited hereunder resulting in such Guarantor ceasing to constitute a Subsidiary or commencing to be an Excluded Subsidiary; provided that no Guarantor shall automatically be released solely as a result of such Guarantor ceasing to be a Wholly-Owned Subsidiary if (i) such Guarantor remains a majority owned Subsidiary of the Borrower and the disposition of Equity Interests of such Guarantor pursuant to which it ceased to be a Wholly-Owned Subsidiary was undertaken for the sole purpose of causing such Guarantor to cease to be a Guarantor or (ii) such Guarantor remains a majority owned Subsidiary, and the other owners of Equity Interests in such Guarantor are Affiliates of the Borrower. The Lenders hereby authorize the Agents to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

(8)            Additional Titles. Notwithstanding anything herein to the contrary, the Credit Facility Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.

(9)            Amendments – Incremental Facilities and Extensions; Other Amendments. Notwithstanding anything in this Agreement (including this Section 14.2) or any other Credit Facility Document to the contrary, (i) this Agreement and the other Credit Facility Documents may be amended to effect an incremental facility, refinancing facility, or extension facility pursuant to Sections 2.13, 2.14, 2.15 and 2.16 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Facility Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility, refinancing facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Debt permitted to be incurred under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of any Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole (as determined by the Borrower in good faith); provided, further, that no such agreement shall (A) amend, modify or otherwise directly and adversely affect the rights or duties of any Agent hereunder or under any other Credit Facility Document without the prior written consent of such Agent or (B) subordinate (in right of security) the Liens securing the Obligations to other secured Debt of the Loan Parties or subordinate (in right of payment) the Obligations to other Debt of the Loan Parties, in each case without the written consent of each Lender directly and adversely affected thereby; (iii) any provision of this Agreement or any other Credit Facility Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Issuing Banks in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (iv) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Facility Documents or to enter into additional Credit Facility Documents as the Administrative Agent deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Change or otherwise effectuate the terms of Section 3.4 in accordance with the terms thereof; and (v) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Agents and may be, together with any other Credit Facility Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Loan Parties, the Agents, each in its respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Agents and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Facility Documents.

(10)            Collateral Requirements. Notwithstanding anything in this Agreement or any Security Document to the contrary, the Agents may, in their respective sole discretion, grant extensions of time for the satisfaction of any of the requirements of this Agreement or any Security Documents in respect of any particular Collateral or any particular Subsidiary if each of them determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

14.3	Notices, etc.

(1)            Notices. Any and all notices or other communications required or permitted pursuant to this Agreement shall be in writing and (except as set forth in Section 14.3(7) with respect to electronic delivery) shall be personally delivered by courier or telecopied to the addressee at the address referred to below, in which case such notice or other communication shall conclusively be deemed to have been given to the addressee thereof on the day upon which it was delivered or received by telecopy if delivered or received prior to the relevant time on such day (or on the next Business Day if received after the relevant time or if received on a day that is not a Business Day). For this purpose, the “relevant time” shall be 1:00 pm (New York Time) in the case of a Notice, and 3:00 pm (local time) in all other cases. Notices delivered through electronic communications to the extent provided in Section 14.3(7) below, shall be effective as provided in Section 14.3(7). The addresses referred to above for the Borrower, the Administrative Agent and the Collateral Agent are as follows, and in respect of the Lenders as set forth in their respective Administrative Questionnaires.

With respect to the Borrower:

Maxar Technologies Inc.

1300 W. 120th Avenue

Westminster, CO 80234

Attention: General Counsel

E-Mail:   com and jim.lee@maxar.com

Copy to:

Maxar Technologies Inc.

1300 W. 120th Avenue

Westminster, CO 80234

Attention: Treasurer

E-Mail: jason.gursky@maxar.

Copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Sung Pak

E-Mail: spak@omm.com

With respect to the Administrative Agent:

Royal Bank of Canada, as Administraative Agent

155 Wellington Street W., 8th Flr

Toronto, ON M5V 3K7

Fax no: 416-842-4023

Email: rbcmagnt@rbccm.com

(2)            Change. Each party may change its address for service by written notice, given in the manner provided above, to the other parties and such change shall be effective upon the date the notice shall be deemed to be received.

(3)            Deliveries. All deliveries of financial statements and other documents to be made by the Borrower to the Lenders hereunder shall, unless made by electronic delivery pursuant to Section 14.3(7), be made by making delivery of such financial statements and documents to the Administrative Agent (in sufficient copies for each Lender) to the address in Section 14.3(1) or to such other address as the Administrative Agent may from time to time notify to the Borrower. All such deliveries shall be effective only upon actual receipt.

(4)            Notice Irrevocable. Each Notice shall be irrevocable and binding on the Borrower, except as provided in Section 1.20.

(5)            Reliance. The Administrative Agent may act upon the basis of telephonic notice believed by it in good faith to be from the Borrower prior to receipt of a Notice. In the event of conflict between the Administrative Agent’s record of the applicable terms of any Accommodation and such Notice, the Administrative Agent’s record shall prevail, absent demonstrated error.

(6)            Platform.

(a)	The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(b)	The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower or any of its Subsidiaries, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any Subsidiary thereof provides to the Agent pursuant to any Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section 14.3(6), including through the Platform.

(7)            Electronic Delivery. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender of Accommodations to be made if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes:

(a)	notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and

(b)	notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing Section 14.3(7)(a) of notification that such notice or communication is available and identifying the website address therefor.

14.4	No Waiver; Remedies.

No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right under any Credit Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Credit Facility Document preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by Law.

14.5	Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Agents and the Arrangers for all reasonable and documented or invoiced out-of-pocket costs and expenses (including, but not limited to (i) all printing, reproduction, document delivery, CUSIP, SyndTrak and similar communication costs incurred in connection with the syndication of the Credit Facilities and the execution of the Credit Facility Documents and (ii) attorney costs of counsel to the Agents and Arrangers (limited to (A) one external counsel for the Agents and Arrangers, taken as a whole, in respect of the Credit Facilities and (B) to the extent necessary, one law firm acting as special local outside counsel for the Administrative Agent and the Arrangers, taken as a whole, in respect of the Credit Facilities in each relevant material jurisdiction) associated with the syndication of the Loans and Commitments and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Credit Facility Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated) and (b) to pay or reimburse the Agents, Arrangers, the Issuing Banks and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Facility Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any bankruptcy or insolvency proceeding, and including all attorney costs of counsel to the Agents). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 14.5 shall survive the termination of the aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 14.5 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Credit Facility Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion

14.6	Judgment Currency.

(1)            Exchange Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to an Agent or a Lender in one currency (in this Section 14.6, the “Original Currency”) into another currency (in this Section 14.6, the “Judgment Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(2)            Obligation. The obligations of the Borrower in respect of any sum due in the Original Currency from it to an Agent or a Lender under any Credit Facility Document shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by such Agent or Lender, as applicable, of any sum adjudged to be so due in such Judgment Currency, such Agent or Lender, as applicable, may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the applicable Agent or Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender, as applicable, against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent, or Lender agrees to remit such excess to the Borrower.

14.7	Governing Law.

(1)            THIS AGREEMENT AND EACH OTHER CREDIT FACILITY DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(2)            EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY CREDIT FACILITY DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT FACILITY DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH GUARANTOR, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH GUARANTOR, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT FACILITY DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(3)            NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT FACILITY DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT FACILITY DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.

(4)            EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT FACILITY DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT FACILITY DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY

14.8	Successors and Assigns.

(1)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.2(3), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.8. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (7) of this Section 14.8) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders and each other Person entitled to indemnification under Section 11.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)            Subject to the conditions set forth in paragraph (3) below and Sections 3.2(4), 11.6(2) and 11.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in Letters of Credit) at the time owing to it) with the prior written consent of:

(a)	the Borrower (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if the assignee would be entitled, at the time of such assignment, to receive any greater payment under Article 11 than the assignor would have been entitled to receive absent the assignment or if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Official Body); provided that (i) no consent of the Borrower shall be required for (x) an assignment of Term Loans, Revolving Facility Commitments or Revolving Facility Loans to a Lender, an Affiliate of a Lender, or an Approved Fund or (y) an assignment of Loans or Commitments to any assignee if an Event of Default has occurred and is continuing and (ii) the Borrower shall be deemed to have consented to any assignment of Term Loans if the Borrower fails to either consent or decline to consent in response to any request for consent to such assignment within ten Business Days after receipt of such request; and

(b)	the Administrative Agent (not to be unreasonably withheld or delayed) and, in the case of Revolving Facility Commitments or Revolving Facility Loans only, the Swingline Lender (not to be unreasonably withheld or delayed) and each Issuing Bank (not to be unreasonably withheld or delayed) under the Revolving Facility; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made (i) to a natural Person, a Disqualified Lender, a Defaulting Lender, any of its Subsidiaries or a Person who, upon becoming a Lender hereunder, would be a Defaulting Lender or a Subsidiary thereof and (ii) with respect to the Revolving Facility Commitments, to the Borrower or any of its Subsidiaries or any Affiliated Lender. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time.

(3)            Assignments by Lenders shall be subject to the following additional conditions:

(a)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5 million in the case of Revolving Facility Commitments and $1 million in the case of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Affiliated or Approved Funds shall be treated as one assignment), if any;

(b)	partial assignment shall not be required to be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(c)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to such Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(d)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”);

(e)	any assignment to the Borrower or any of its Subsidiaries shall also be subject to the requirements of Section 14.8(12); and

(f)	any assignment by a Revolving Lender of Revolving Facility Loans must occur in connection with a corresponding assignment of a pro rata portion of such Revolving Facilities Lender’s Revolving Facility Commitment.

(4)            Subject to acceptance and recording thereof pursuant to paragraph (6) of this Section 14.8, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article 11). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.8 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (7) of this Section 14.8. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 14.8, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Facility Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(5)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and related interest amounts) and any payment made by the Issuing Banks under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks, the Administrative Agent and their respective Affiliates and, with respect to its own Loans and Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(6)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (3)(c) of this Section 14.8 and any written consent to such assignment required by paragraphs (2) and (3)(a) of this Section 14.8, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (6).

(7)            Any Lender may, without the consent of the Borrower or the Administrative Agent, the Swingline Lender or the Issuing Banks, sell participations to one or more banks or other entities (other than (x) a natural Person, (y) the Borrower and its Subsidiaries and (z) any Disqualified Lender; provided, however, that, notwithstanding clause (z) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Facility Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (vii) and (viii) of Section 14.2(2) that affects such Participant. Subject to paragraph (8) of this Section 14.8, the Borrower agrees that each Participant shall be entitled to the benefits of Article 11 to the same extent as if it were a Lender (subject to the limitations and requirements of such Article as though it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 14.8, it being understood that any tax documentation required by Section 11.6(7) shall be provided solely to the participating Lender); provided that such Participant agrees to be subject to Sections 11.4, 11.6(2), 11.6(8) and 11.7, as if it were an assignee under this Section 14.8. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.7 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3 as though it were a Lender; provided such Participant shall be subject to Section 14.1 as though it were a Lender.

(8)            A Participant shall not be entitled to receive any greater payment under Article 11 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Facility Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or otherwise comply with applicable Tax Law.

(9)            Any Lender may, without the consent of the Borrower, the Agents, the Swingline Lender or the Issuing Banks, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 14.8 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(10)            Subject to Section 14.10, each Lender may disclose to any Participant, secured creditor of such Lender or eligible assignee (each, a “Transferee”) and any prospective Transferee (so long as Transferee agrees to be bound by the provisions of Section 14.10) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and their Affiliates prior to becoming a party to this Agreement.

(11)            Notwithstanding anything to the contrary contained herein, (i) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower or any of its Subsidiaries and (ii) the Borrower and any of its Subsidiaries may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) “Dutch auction” procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Auction Agent or (y) in the case of Term Loans only, open market purchases; provided that:

(a)	no Default or Event of Default shall have occurred and be continuing at the time of such purchase or prepayment;

(b)	any Loans or Commitments acquired by the Borrower or any other Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;

(c)	no proceeds from any Revolving Facility Loan may be used, directly or indirectly, to fund such purchase or prepayment;

(d)	any “Dutch auction” shall be subject to customary provisions regarding the treatment of material non-public information with respect to the business of the Borrower and its Subsidiaries; and

(e)	the Borrower, any Subsidiary thereof or any Lender Affiliated with the Borrower shall not be required to make any representation that it is not in possession of any material non-public information with respect to the Borrower or its Subsidiaries or their respective securities that has not been disclosed to the Administrative Agent and Lenders that may be material to a Lender’s decision to participate in such purchase or assignment as long as the Borrower shall, prior to such assignment or purchase, identify itself as such and make a statement that such representation cannot be made; if no such representation is made, any relevant Assignment and Acceptance or purchase agreement shall include a waiver of any potential claims arising from the Borrower, any Subsidiary thereof or any Lender Affiliated with the Borrower being in possession of undisclosed information that may be material to a Lender’s decision to participate in such assignment or purchase.

14.9	Conflict.

In the event of a conflict between the provisions of this Agreement and the provisions of any other Credit Facility Document, the provisions of this Agreement shall prevail.

14.10	Confidentiality.

Information provided by the Borrower or on its behalf hereunder will not be disclosed by the Administrative Agent or any Lender or used by the Administrative Agent or such Lender for any purpose other than evaluation, monitoring and review pursuant to this Agreement; provided that such information may be disclosed:

(a)	as contemplated by Section 14.8(10), if such Participant or assignee is advised such information is confidential, agrees to be bound by the provisions of this Section 14.10;

(b)	to any director, officer or employee of the Administrative Agent or Lender or its Affiliates (for purposes related to this Agreement); provided that same is treated in the same manner as other confidential information held by the Administrative Agent or Lender;

(c)	to legal counsel, accountants and other consultants and professional advisors determined by the Administrative Agent or Lender to require such information for the purpose of assisting in or advising upon such evaluation, monitoring and review, if such Persons are advised that such information is confidential to the Borrower;

(d)	pursuant to the order of any Official Body, or otherwise as required by applicable Law, subpoena or other compulsory legal process or to the extent requested or required by any Official Body (in which case, to the extent practicable and not prohibited by applicable Law and other than with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising routine examinations or regulatory authority, such Person shall notify the Borrower promptly thereof prior to such disclosure);

(e)	upon the request or demand of any Official Body or other regulatory authority having jurisdiction over the Administrative Agent or Lenders, as applicable (in which case the Adminstrative Agent or Lenders, as applicable, agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure);

(f)	to the extent that such information is public;

(g)	to the extent that such information was previously known to the Administrative Agent or Lender through means other than the Borrower, or was acquired from a third party not known to the Administrative Agent or Lender to be under a duty of confidentiality to the Borrower or its relevant Affiliate;

(h)	to the extent independently developed (and not based on the information provided by the Borrower or on its behalf), discovered or arrived at by the Administrative Agent or any Lender or any of their Affiliates;

(i)	to any other party to this Agreement;

(j)	subject to an agreement containing containing provisions substantially the same as those in this Section 14.10, to any prospective or actual direct or indirect contractual counterparty in any swap, hedge or similar agreement;

(k)	to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any onformation relating to the Loan Parties received by it from such Lender);

(l)	in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or

(m)	with the written consent of the Borrower.

In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Accomodations.

The Finance Parties acknowledge that the Borrower and/or its Subsidiaries perform, or may from time to time perform, classified contracts funded by or for the benefit of the United States Federal Government and the Borrower and/or its Subsidiaries possess or may possess information and items controlled under United States export control Laws and regulations and other national security regulations. The Finance Parties agree that neither the Borrower nor any Subsidiary will be obliged to release, disclose or otherwise make available to any Finance Party (or any other Person) any classified information or other information or materials prohibited from release under the terms of a contract with the United States government or to release, disclose or otherwise make available to any Finance Party (or any other Person) any export-controlled information or items except upon proper authorization in accordance with United States laws and regulations, provided however that the parties acknowledge that the Finance Parties may, consistent with the Borrower’s and/or its Subsidiaries’ obligations under the Foreign Ownership, Control or Influence Requirements, receive information reflecting amounts owing, accrued and paid or other financial information relating to the Borrower and its Subsidiaries that may relate to classified contracts without affecting or accessing classified information or export-controlled information. The Finance Parties agree that, in connection with any exercise of a right or remedy under the Credit Facility Documents, the United States Federal Government may remove classified information, export-controlled information, or government-issued materials prior to the implementation of any such remedial action implicating such classified information, export-controlled information, or government-issued materials, or that the parties may take other steps to acquire authorization, licenses or other arrangements to receive such information in accordance with United States laws and regulations.

14.11	FOCI.

Upon notice from the Borrower, the Finance Parties shall take such steps in accordance with this Agreement as may reasonably be required to enable the Borrower or any Subsidiary thereof to comply with the Foreign Ownership, Control or Influence Requirements; provided, however, that nothing in this Section 14.11 shall be construed to require any Finance Party to enter into an agreement or accept any limitation on its rights to receive and review financial statements, or similar financial information concerning the Borrower or any Subsidiary thereof, or the Borrower’s compliance with the provisions of this Agreement except where the Finance Party’s access would violate the Foreign Ownership, Control or Influence Requirements. Nothing in this Agreement shall be deemed to require the Borrower or any Subsidiary to violate any obligations under the Foreign Ownership, Control or Influence Requirements.

14.12	Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14.13	Prior Understandings.

This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for herein.

14.14	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and may be delivered by a party by facsimile or similar means of recorded communication. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptance, amendments or other Accommodation Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.15	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Facility Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Facility Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and their respective Affiliates are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and their respective Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender, each Arranger and each of their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender or Arranger nor any of their respective Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each Arranger and each of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

14.17	Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

14.18	Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Instruments or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

MAXAR TECHNOLOGIES INC.

Per:	/s/ Daniel L. Jablonsky
Name: Daniel L. Jablonsky
Title: President and Chief Executive Officer

Per:	/s/ Biggs C. Porter
Name: Biggs C. Porter
Title: Executive Vice President and Chief Financial Officer

[Signature Page to the Second Amendment and Restated Credit Agreement]

ADMINISTRATIVE AGENT:

ROyal Bank of Canada

Per:	/s/ Susan Khokher
Name: Susan Khokher
Title: Manager, Agency

[Signature Page to the Second Amendment and Restated Credit Agreement]

COLLATERAL AGENT:

ROyal Bank of Canada

Per:	/s/ Susan Khokher
Name: Susan Khokher
Title: Manager, Agency

[Signature Page to the Second Amendment and Restated Credit Agreement]

LENDER:

ROYAL BANK OF CANADA

Per:	/s/ Tim VandeGriend
Name: Tim VandeGriend
Title: Authorized Signatory

[Signature Page to the Second Amendment and Restated Credit Agreement]

REVOLVING LENDER:

BANK OF AMERICA, N.A.

Per:	/s/ Mukesh Singh
Name: Mukesh Singh
Title: Director

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REVOLVING LENDER:

JPMORGAN CHASE BANK, N.A.

Per:	/s/ Jeffrey Bloomquist
Name: Jerrfrey Bloomquist
Title: Managing Director

[Signature Page to the Second Amendment and Restated Credit Agreement]

REVOLVING LENDER:

BARCLAYS BANKS PLC, AS LENDER

Per:	/s/ Sean Duggan
Name: Sean Duggan
Title: Director

[Signature Page to the Second Amendment and Restated Credit Agreement]

REVOLVING LENDER:

MORGAN STANLEY SENIOR FUNDING, INC.

Per:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to the Second Amendment and Restated Credit Agreement]

REVOLVING LENDER:

BANK OF MONTREAL

Per:	/s/ Joshua Hovermale
Name: Joshua Hovermale
Title: Managing Director

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REVOLVING LENDER:

GOLDMAN SACHS BANK USA

Per:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

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REVOLVING LENDER:

cITIZENS BANK, N.A.

Per:	/s/ Daniel J. Darnell, Jr.
Name: Daniel J. Darnell, Jr.
Title: Managing Director

[Signature Page to the Second Amendment and Restated Credit Agreement]

REVOLVING LENDER:

capital one, national association

Per:	/s/ William Panagis
Name: William Panagis
Title: Vice President

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REVOLVING LENDER:

ING BANK N.V.

Per:	/s/ Wim Steenbakkers
Name: Wim Steenbakkers
Title: Managing Director

Per:	/s/ Katarzyna Sek
Name: Katarzyna Sek
Title: Managing Director

[Signature Page to the Second Amendment and Restated Credit Agreement]